UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Rexford Industrial Realty, Inc. (Name of Registrant as Specified in Its Charter)
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Table of Contents

Letter to Stockholders	4
Notice of 2026 Annual Meeting of Stockholders	5
Proxy Highlights	6
Corporate Governance and Board Matters	12

Proposal No. 1 — Election of Directors	12

Summary of Director Nominee Qualifications and Experience	13
Director Nominees	14
Current Director Not Standing for Reelection	17
Board Diversity of Experience and Background	18
Board Evaluation and Selection	18
Corporate Governance	20
Director Compensation	27

Audit Committee Matters	30

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm	30

Principal Accountant Fees and Services	31
Audit Committee Pre-Approval Policy	31
Audit Committee Report	32

Executive Compensation Matters	33

Proposal No. 3 — Advisory Vote on the Compensation of the Named Executive Officers (“Say-On-Pay Vote”)	33

Executive Officers	34
Compensation Discussion and Analysis	38
Compensation Committee Report	59
Compensation Tables	60
CEO Pay Ratio	72
Pay Versus Performance	73
Equity Compensation Plan Information	77

Approval of the Fourth Amended and Restated 2013 Incentive Award Plan	78

Proposal No. 4 — Approval of the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan	78

Related Party and Other Transactions Involving our Officers and Directors	90

Stock Ownership	93
Principal Stockholders	93

Additional Information	95
Stockholder Proposals	95
Delivery of Proxy Materials to Households	96
Incorporation by Reference	96
Forward-Looking Statements	96
Other Matters	97

Q&A about the Annual Meeting	98

Appendices	103
Appendix A - Definitions and Reconciliation of Non-GAAP Financial Measures	103
Appendix B - Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan	108

2026 PROXY STATEMENT	3

Letter to Stockholders
April 8, 2026
Our current mandate is clear: enhance the quality and resilience of our cash flows, sharpen our capital allocation discipline and drive per share FFO and NAV growth.”
Dear Fellow Stockholder:
On behalf of Rexford Industrial’s Board of Directors and management team, we are pleased to share an update on the actions we are taking to advance our strategic priorities and drive long‑term stockholder value.
2025 was a transformative year for Rexford. We implemented our CEO succession plan, and the new leadership team moved decisively to reposition the Company and strengthen its foundation for durable, long‑term value creation. Our current mandate is clear: enhance the quality and resilience of our cash flows, sharpen our capital allocation discipline and drive per‑share FFO and NAV growth.
In November 2025, we outlined a reformed, return‑driven strategy centered on portfolio optimization and capital recycling to capture premium valuations, reduce development exposure and mitigate cash flow risk. In 2025, we completed $218 million of dispositions, and we are targeting over $400 million in 2026. We have made significant progress executing on our reformed strategy, redeploying capital into opportunities with the highest risk‑adjusted returns including share repurchases and high-yielding repositioning and select development projects.
We have also evolved our approach to operational rigor and efficiencies. We are delivering on our commitment to reduce G&A and better align executive compensation with feedback from our stockholders. G&A as a percentage of revenue is now projected to be in line with our peer average, and we are focused on further enhancing operational synergies over time. In addition, our recalibrated executive compensation metrics as well as the absolute levels of compensation are more directly in alignment with the returns we deliver to you, our stockholders.
Our confidence in Rexford is grounded not only in the actions we are taking today, but in the enduring strength of our value creation platform and the infill Southern California market. We own a high‑quality, well‑located portfolio supported by the deep operating expertise of our Rexford team and increasing barriers to supply. Southern California remains one of the nation’s most dynamic and economically diverse regions, underpinned by a highly skilled workforce and a resilient local consumption base that has consistently driven strong, diverse tenant demand. We believe Rexford is exceptionally well positioned to capture demand, unlocking opportunities to create value for our stockholders now and into the future.
As we look ahead, we are focused on positioning Rexford to generate outsized per-share FFO and NAV growth, enhancing our portfolio resilience and delivering stockholder value. I want to acknowledge our exceptional Rexford team for their dedication and execution, which continues to strengthen our platform and competitive advantage.
I invite you to attend our Annual Meeting of Stockholders on Tuesday, May 19, 2026 at 9:00 a.m. (Pacific Time), which will be held in a virtual-only meeting format via live audio webcast. The notice of meeting and Proxy Statement that follow describe the business we will consider at the meeting. We hope you can join the virtual Annual Meeting. Regardless of your attendance, your vote remains very important to us.
We appreciate the continued trust and support from our stockholders as we enter this next chapter at Rexford.
Sincerely yours,
LAURA CLARK
Chief Executive Officer

4	REXFORD INDUSTRIAL

Notice of 2026 Annual Meeting of Stockholders

Date and Time Tuesday, May 19, 2026 at 9:00 a.m. (Pacific Time)	Location https://edge.media-server.com/mmc/p/3c23tiq6	Who Can Vote Stockholders of record at the close of business on March 27, 2026
At the Annual Meeting, our stockholders will consider and vote on the following matters:
Voting Items

1	2	3	4
To elect seven directors, each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	To vote on an advisory resolution to approve the Company’s named executive officer compensation for the fiscal year ended December 31, 2025	To vote on the approval of the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan
(Page 12) Vote FOR	(Page 30) Vote FOR	(Page 33) Vote FOR	(Page 78) Vote FOR

Stockholders will also act on any other business properly introduced at the Annual Meeting or any postponement or adjournment of the Annual Meeting.
You must own shares of Rexford Industrial Realty, Inc. common stock as of the close of business on March 27, 2026, the record date for the Annual Meeting, or hold a valid proxy from a record holder as of the record date, to attend or vote at the Annual Meeting or at any continuation, postponement or adjournment of the Annual Meeting. Participants may begin logging into the virtual Annual Meeting at 8:00 a.m. Pacific Time on May 19, 2026.
By Order of the Board of Directors,
David E. Lanzer
General Counsel and Secretary
Los Angeles, California
April 8, 2026
How to Vote

Internet	Telephone	Mail	QR Code
www.voteproxy.com	1-800-776-9437	Mail, sign, date and mail the proxy card in the enclosed return envelope	Scan this QR code to vote with your mobile device

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2026. The Notice of Annual Meeting, Proxy Statement, 2025 Annual Report and other SEC filings are made available on or about April 8, 2026 at the investor relations page of our website at www.rexfordindustrial.com.

2026 PROXY STATEMENT	5

Proxy Highlights
Rexford Industrial Realty, Inc. (“we,” “our,” “us,” “Rexford” or the “Company”) is a leading Southern California-focused industrial real estate investment firm, focused on creating value by investing in and operating industrial property located in prime infill Southern California submarkets. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities.
2025 Company Updates
Implementation of CEO and Leadership Succession Plan
In November 2025, the Board of Directors (the “Board”) announced a CEO succession plan designed to ensure continuity of leadership in supporting our Company’s long-term strategy. As part of this transition, the Board appointed Laura Clark, the Company’s then-Chief Operating Officer, as the Company’s sole CEO, effective April 1, 2026, to succeed co-CEOs Michael S. Frankel and Howard Schwimmer (the “Former Co-CEOs”). Ms. Clark was also appointed as a member of the Board, effective November 17, 2025. The Former Co-CEOs will continue to serve as directors on the Board until the Annual Meeting of Stockholders on May 19, 2026.
Additionally, on February 24, 2026, the Board announced the promotion of John Nahas as Chief Operating Officer, which took effect in conjunction with Laura Clark’s appointment as CEO. Mr. Nahas joined the Company in January 2023 as Vice President, Strategic Planning and has served as Managing Director of Operations and Asset Management since July 2023.
Reformed Capital Allocation Highlights
In November 2025, the Company announced a reformed capital allocation strategy. Since that announcement, the Company has taken the following actions in connection with this strategy:
Disciplined Capital Allocation Framework
•Implemented a reformed capital allocation framework under which all capital deployment decisions are evaluated based on the Company’s current cost of capital and prevailing market conditions, with a focus on driving long‑term growth in FFO per share and net asset value per share.
•Investment opportunities are benchmarked against the risk‑adjusted returns available from share repurchases when the Company’s shares trade at a meaningful discount to intrinsic value.
•Established a newly created Investment and Capital Committee of the Board comprised of Mses. Clark and Kleiman and Messrs. Rose and Stockert, which meets regularly and is responsible for providing oversight of capital allocation decisions including acquisitions, dispositions, development, repositionings and debt transactions. The Investment and Capital Committee of the Board also approves significant capital allocation decisions, including acquisitions, dispositions and debt transactions between $250 million and $500 million, with transactions exceeding $500 million subject to full Board approval.
Balance Sheet Management
•The Company continues to target a leverage ratio of 4.0x to 4.5x on a net debt to EBITDA basis to maintain an investment‑grade balance sheet, support favorable borrowing terms and preserve financial flexibility.
Reduced Development Exposure
•Re‑underwrote the near‑term development pipeline and identified six projects totaling approximately 850,000 square feet that no longer met revised return thresholds and are not being pursued, and as a result are expected to be sold.
•Two of these projects were sold in February/March 2026, and the remaining four projects are currently under contract or subject to accepted offers, each subject to customary closing conditions, enhancing near‑term capital flexibility and preserving approximately $150 million of future capital spend that would have been required to complete the six projects.
Capital Recycling and Redeployment
•Completed $218 million of property dispositions in 2025 and established a targeted disposition program for 2026 for over $400 million to generate capital for future investment, of which $127 million of dispositions have been completed through March 31, 2026.
•Disposition proceeds have been allocated based on relative risk‑adjusted returns, with a focus on share repurchases, including $250 million of share repurchases in 2025 and an additional $200 million of share repurchases completed in 2026

6	REXFORD INDUSTRIAL

PROXY HIGHLIGHTS

through March 31, as well as selective repositioning and development investments that meet our risk-adjusted return thresholds, consistent with a per‑share value creation framework.
Updated Executive Compensation Program
In connection with the Company’s executive leadership transition and following extensive engagement with stockholders, the Compensation Committee implemented a comprehensive update to the Company’s executive compensation program. These changes reflect a deliberate recalibration of executive compensation levels, incentive design and governance practices to enhance stockholder alignment, reinforce pay‑for‑performance principles and contribute to meaningful reductions in general and administrative expense.
Reductions in Executive Compensation Levels and Go‑Forward General & Administrative Savings
As part of this updated compensation program, the Compensation Committee implemented the following actions to reduce executive compensation levels and support meaningful go‑forward General and Administrative (“G&A”) savings:
Material reduction in total Chief Executive Officer compensation.
Target compensation for the Chief Executive Officer (“CEO”) was recalibrated to align with the Company’s revised executive compensation peer group. At target, the new CEO compensation arrangement reflects an annual reduction of approximately $14.3 million, or approximately 63%, in total CEO compensation expense compared to the compensation levels applicable to the Former Co‑CEOs.
Significant reduction in aggregate named executive officer compensation on a go‑forward basis.
As a result of changes to leadership structure, compensation levels and incentive program design, the Company expects an approximately 50% reduction in aggregate named executive officer target compensation going forward, while continuing to emphasize performance‑based and equity‑based compensation structures designed to support long‑term value creation.
Contribution to overall go‑forward G&A savings.
Collectively, the executive compensation actions support the Company’s broader cost‑reduction initiatives and are expected to contribute to meaningful ongoing G&A expense savings. Based on the Company’s 2026 guidance, G&A expense is expected to decline to approximately 6% of revenue, in line with peer levels, with further efficiencies anticipated over time.
Executive Compensation Plan Enhancements Under New Leadership
Building on our executive leadership transition and informed by ongoing stockholder engagement and our continued evaluation of compensation and governance best-practices, we have made a number of enhancements to our compensation and governance practices for 2025 and 2026.
•Rebalanced the Executive Compensation Peer Group to better align the Company with comparable companies based on size.
•Calibrated target compensation for our current CEO at the median of the revised Executive Compensation Peer Group of $8.5 million, as compared to $11.4 million for each of our Former Co-CEOs ($22.8 million in aggregate), resulting in a meaningful reduction in G&A expense.
•Increased the allocation of the 2025 performance-vesting LTIP units to 60% in 2025 from 55%.
•Eliminated Core FFO per share growth as a metric from the 2025 performance-vesting LTIP Unit awards in favor of 100% relative total shareholder return (“TSR”), measured over a three-year performance period, to strengthen stockholder alignment.
•Broadened the relative TSR framework to include an industrial REIT index in addition to a broad REIT index, increasing rigor by requiring outperformance relative to both direct peers and the overall REIT sector, with above-median performance required to earn target payouts and 90th percentile performance required to earn maximum payouts.
•Reduced the upside potential of the absolute TSR modifier from 50% to 25%, while maintaining the downside potential of -25%, for the 2025 performance-vesting LTIP Units, further strengthening payout discipline.
•2025 service-vesting LTIP Units were granted with a one-year post-vesting holding period to support retention and long-term alignment.

2026 PROXY STATEMENT	7

PROXY HIGHLIGHTS

•Enhanced the annual cash incentive program to include same-property NOI growth and remove consolidated NOI growth, which the Committee believes provides a more transparent and comparable measure of core operating performance. Included discretionary metrics related to execution of the Company’s capital allocation strategy, balance sheet management and environmental, social and governance objectives.
•Eliminated individually negotiated employment agreements in favor of a standardized Executive Severance Plan, enhancing consistency and alignment with stockholder interests. The Executive Severance Plan was filed as an exhibit to a Current Report on Form 8-K filed with the SEC on February 26, 2026.
2025 Performance
During 2025, the Named Executive Officers (“NEOs”) led the Company to achieve solid operational, financial, and capital allocation results as presented below, while maintaining low-leverage balance sheet, all of which were considered by the Compensation Committee in setting compensation.
2025 FINANCIAL PERFORMANCE(1)(2)

$219.8M 2025 Net Income	2.6% Core FFO Per Diluted Share Growth for FY 2025	4.3% Same Property Portfolio Cash NOI Growth for FY 2025

2025 OPERATING PERFORMANCE

10.4M Square Feet of New and Renewal Leasing Activity	23.4% Net Effective Releasing Spreads	3.6% Average Embedded Rent Steps in Executed Leases

2025 STRATEGY EXECUTION

2.2M SF Stabilized 21 repositioning/development projects with $798M total investment	$39M Leased Annualized Cash NOI associated with leases executed in 2025 for repositioning/ development projects	$218M 7 Dispositions comprised of 590K square feet of buildings	$250M Share Repurchases (reflects recycling of $218M disposition proceeds)

LIQUIDITY AND BALANCE SHEET(1)

$1.4B Total Liquidity as of 12/31/25 ($1.245B Revolving Credit Facility & $166M Cash)	4.4x Net Debt to Adjusted EBITDAre as of 12/31/25	100% Fixed Rate Debt as of 12/31/25	BBB+/BBB+/Baa2 S&P/Fitch/Moody’s Credit Ratings

(1)See Appendix A for the definitions of “NOI,” “Same Property Portfolio Cash NOI,” “FFO,” “Core FFO,” “Core FFO per diluted share” and Net Debt to Adjusted EBITDA (all non-GAAP metrics) and reconciliations of net income to consolidated NOI and Same Property Portfolio Cash NOI, net income to FFO and Core FFO and net income to Adjusted EBITDAre.
(2)See Appendix A for the definition of “Same Property Portfolio”.

8	REXFORD INDUSTRIAL

PROXY HIGHLIGHTS

Environmental Stewardship, Social Responsibility, Inclusion and Talent Highlights

2025 ESG Goal Progress	Our 2025 ESG goals are aligned with the United Nations Sustainable Development Goals (SDGs).

100% of employees participated in Inclusion and Anti-Bias training	Achieved LEED Silver or higher for ground-up developments and LEED Certified or higher for repositionings with eligible scope, with total of 23 LEED certifications achieved	Achieved Platinum Green Lease Leader status

Employees volunteered 3,352 hours in community, exceeding 3,000 hours goal

Achieved 10.2 MW of new solar commitments, exceeding 10.0 MW goal	Achieved an average of 27 training hours per employee, exceeding 20 hour goal	Developing comprehensive asset-level decarbonization plans Diverted 70% of waste associated with LEED repositionings and developments

ESG Oversight and Governance
We prioritize the adoption and implementation of sound governance practices that align with our values and principles, build trust with our stakeholders and create a foundation for sustainable growth and value creation that benefits all.
Environmental, social and governance (“ESG”) factors present potential risks and opportunities to Rexford. Therefore, incorporating ESG into our decision-making process is necessary to position Rexford for long-term viability. The Board of Directors has final oversight over ESG topics at Rexford, including climate-related risks and opportunities. The Audit Committee provides direct oversight of climate-related and cybersecurity financial risks and the Nominating and Corporate Governance Committee provides direct oversight of ESG matters, including assessment of the Company’s ESG disclosures and human capital management.
Our ESG policies provide governance of our ESG programs and include:
    Code of Business Conduct and Ethics
    Environment and Climate Change Policy
    Anti-Bias and Inclusion Policy
    Human Rights Policy
    Shareholder Rights Policy
    Cybersecurity Policy
    Supplier Code of Conduct
    Green Development Guidelines
    Health and Safety Policy
    Stakeholder Engagement Policy
    Environmental Management System
    Risk Management Framework
    Supplier Due Diligence Policy

2026 PROXY STATEMENT	9

PROXY HIGHLIGHTS

Corporate Governance Highlights
This section highlights information about the Company and our Board of Directors that is contained in this Proxy Statement. This section does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

Board Structure and Independence	Stockholder Rights	Board Oversight
•Separate Independent Chairman and CEO
•6 of 7 directors up for re-election are independent; Audit, Compensation and Nominating and Corporate Governance Committees each entirely comprised of independent directors
•Executive sessions of independent directors held at every regular Board and committee meeting, with Chairman presiding over executive sessions of Board, Audit and Nominating and Corporate Governance Committees
•Diverse Board experience and backgrounds
•No familial relationships among Board members

•Annual election of directors
•Majority voting for directors
•Annual Say-on-Pay Advisory Vote
•Stockholders satisfying the SEC Rule 14a-8 stock ownership levels (currently $2,000 to $25,000, depending on holding period) can propose amendments to our bylaws
•No “poison pill” in effect

•Structured oversight of the Company’s corporate strategy and risk management
•Corporate responsibility (ESG) strategy and initiatives and ethics and compliance program oversight by Nominating and Corporate Governance Committee
•Climate change and cybersecurity oversight by Audit Committee
•Annual self-assessment of Board and Board committee performance
•Human capital management oversight by the Board

Accountability and Governance Practices	Executive Compensation
•Reached out to stockholders representing 89% of our common stock in 2025
•Met or spoke with stockholders representing over 86% of our common stock in 2025
•Stock ownership policy for directors and senior management
•Prohibition of hedging and pledging Company stock by officers and directors
•Robust Code of Business Conduct and Ethics for directors, officers and employees

•Annual incentives for NEOs largely based on corporate financial results
•Long term incentives for NEOs based on total shareholder return on a relative basis
•SEC and NYSE compliant clawback policy for officers
•Double trigger change in control vesting for prospective equity awards

10	REXFORD INDUSTRIAL

PROXY HIGHLIGHTS

Director Nominee Snapshot

2026 PROXY STATEMENT	11

Corporate Governance and Board Matters

PROPOSAL NO. 1
Election of Directors
The Board currently consists of nine directors. Michael Frankel and Howard Schwimmer will not stand for re-election to the Board and will retire from the Board at the end of their current term. As a result, and effective as of the Annual Meeting, the size of the Board will be reduced to seven directors. At the Annual Meeting, our stockholders will elect seven directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify.
•The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.
•In nominating candidates, the Board considers a diversified membership in the broadest sense.
•The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference.
Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards.
All nominees are presently directors of Rexford Industrial Realty, Inc. and each of the nominees has consented, if elected as a director, to serve until his or her term expires.

•Robert L. Antin* •Laura Clark (Chief Executive Officer) •Diana J. Ingram* •Angela L. Kleiman*	•Debra L. Morris* •Tyler H. Rose* (Chairman of the Board) •David P. Stockert*

*   Independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.
Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the seven nominees listed in this Proxy Statement.

12	REXFORD INDUSTRIAL

CORPORATE GOVERNANCE AND BOARD MATTERS

Summary of Director Nominee Qualifications and Experience
The matrix below represents some of the key qualifications, skills and experience that we have identified as particularly valuable to the effective oversight of the Company and execution of our strategy, including with respect to each individual director nominee. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the Nominating and Corporate Governance Committee as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates our Board is well positioned to provide strategic advice and effective oversight to our management.

SKILLS/ EXPERIENCE

CEO /Executive Management experience brings leadership qualifications and skills to help our Board advise, support and oversee our management team across a range of governance, strategic, operational and financial matters.

Business Operations experience gives directors a practical understanding of developing, implementing and assessing our operating plan and business strategy.

ESG experience strengthens our Board’s oversight of environmental, social, governance, enterprise risk and resilience matters to achieve strategic business imperatives and long-term value creation for stockholders within a sustainable business model.

Other Public Company Board Service & Governance experience supports our goals of strong Board and management accountability, transparency and protection of stockholder interests.
Technology experience provides an advantage in leveraging digital technology to drive competitive strategy, innovation, revenue growth and business performance.
Financial/Capital Allocation experience is important in evaluating our financial statements and capital structure.
Financial Expertise/Literacy experience is important because it assists our directors in understanding and overseeing our financial reporting and internal controls.
REITs / Real Estate Industry experience is beneficial in understanding our investment opportunities, business model and structure and the issues facing real estate investment trusts.
Human Capital Management/Compensation experience assists our Board in overseeing executive compensation, succession planning and retaining talent.

2026 PROXY STATEMENT	13

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Nominees
Below is the biographical information about the director nominees, including the specific experience, qualifications, attributes and skills that led to our Board of Directors and Nominating and Governance Committee to conclude that each should be nominated to serve as a director.

Robert L. Antin INDEPENDENT Founder and Former Chairman, Chief Executive Officer and President, VCA Inc.
Age: 76 Director since: IPO Board committees: Compensation (Chair)	Other public company directorships: B. Riley Financial (NASDAQ: RILY);

BACKGROUND
•Board member since completion of 2013 IPO.
•Founder of VCA Inc. (“VCA”), formerly a publicly traded national animal healthcare company purchased in 2017 by Mars Inc., providing veterinary services, diagnostic testing and various medical technology products and related services to the veterinary market. Served as a CEO and President at VCA since its inception in 1986, and served as the Chairman of the Board from inception through September 2017.
•President, Chief Executive Officer, a Director and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers from 1983-1985.
•Officer of American Medical International, Inc., an owner and operator of health care facilities from 1978-1983.
•Serves on the Board of B. Riley Financial and previously served on the Board of Heska Corporation from 2020-2023.
EDUCATION
•Bachelor’s degree from the State University of New York at Cortland.
•MBA with a certification in hospital and health administration from Cornell University.
SKILLS AND QUALIFICATIONS
Extensive experience as an executive at a public company which enables him to make significant contributions to the deliberations of the Board, especially in relation to operations, financings and strategic planning.

CEO/Executive Management	ESG	Financial/Capital Allocation	Human Capital Management/Compensation
Business Operations	Other Public Company Board Service & Governance	Financial Expertise/Literacy

Laura Clark Chief Executive Officer, Rexford Industrial Realty, Inc.
Age: 46 Director since: November 2025	Other public company directorships: None

BACKGROUND
•Serves as our Chief Executive Officer since April 2026, after serving as our Chief Operating Officer since November 2024 and as our Chief Financial Officer since September 2020.
•Served as Senior Vice President, Capital Markets at Regency Centers, (NASDAQ: REG) a publicly traded retail real estate investment trust and S&P 500 Index member from 2017-2020 and Vice President, Financial Services from 2012-2017, overseeing all operational analysis, budgeting and reporting for the West region portfolio.
•Prior roles include institutional sales and equity research at Green Street Advisors, Vice President, Capital Markets at Iron Tree Capital and Vice President at Inland Capital Markets Group.
•Brings to the Company 25 years of finance, accounting, real estate and operations experience.
EDUCATION
•Bachelor of Science degree in finance from DePaul University Chicago.
•Master of Business Administration degree from Ball State University.
•Holds the Chartered Financial Analyst (CFA) designation.
SKILLS AND QUALIFICATIONS
Extensive real estate, finance and operations expertise and significant knowledge of our Company and our operations.

CEO/Executive Management	ESG	Financial/Capital Allocation	REITs/Real Estate Industry
Business Operations	Technology	Financial Expertise/Literacy	Human Capital Management/Compensation

14	REXFORD INDUSTRIAL

CORPORATE GOVERNANCE AND BOARD MATTERS

Diana J. Ingram INDEPENDENT Former Consulting Director, Oracle Consulting
Age: 68 Director since: April 2018 Board committees: Nominating and Corporate Governance (Chair); Audit	Other public company directorships: None

BACKGROUND
•Senior business development, sales, and marketing leader with extensive background in information technology in the U.S., Latin American and global markets.
•Served as Consulting Director at Oracle Consulting from 2015-2022, focused on helping corporate clients accelerate their transition to cloud computing and enhance their IT security posture.
•Ran Ingram & Associates, an independent consulting firm based in Los Angeles from 2013-2015.
•Executive Vice President and Head of Operations for the U.S. start-up of networking software company IBT /Realtime from 2012 to 2013. Held several key positions at IBM from 2004 to 2012, including Director of Security and Privacy Services, U.S.; Vice President of Global Sales for Wireless E-Business Solutions; Vice President of Telecommunications – Media Sector, Latin America and Director of Enterprise Content Management Software Sales, Americas.
•Senior Vice President and General Manager of Operations, West Region at Kinko's Inc., now part of FedEx from 2002 to 2003.
•Serves on the boards of directors of ECMC Group, Inc. and Forest Lawn Memorial Parks. Previous board service includes Goodwill of Southern California, UCLA Foundation, International Women’s Forum, Southern California affiliate, Big Brothers Big Sisters, Los Angeles, the Los Angeles Urban League and the Coalition for Clean Air.
•Holds the Certified Information Systems Security Professional (CISSP) designation from the International Information System Security Certification Consortium (ISC)².
EDUCATION
•Bachelor of Arts degree from Stanford University.
•Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University.
SKILLS AND QUALIFICATIONS
Significant expertise in information technology and systems, service on other private boards and professional background and experience.

CEO/Executive Management	ESG	Financial Expertise/Literacy
Business Operations	Technology	REITs/Real Estate Industry

Angela L. Kleiman INDEPENDENT President and Chief Executive Officer, Essex Property Trust
Age: 56 Director since: December 2021 Board committees: Audit; Compensation	Other public company directorships: Essex Property Trust

BACKGROUND
•President and Chief Executive Officer of Essex Property Trust (NYSE: ESS) (“Essex”), a fully integrated real estate investment trust (REIT) and an S&P 500 company, since April 2023, after serving as Senior Executive Vice President and Chief Operating Officer since January 2021 and as Executive Vice President and Chief Financial Officer from 2015 to 2020 and managing the Essex Private Equity platform from 2009 to 2015.
•Prior to joining Essex, held roles in institutional investment management and investment banking including Senior Equity Analyst and Vice President of Investor Relations at Security Capital and Vice President within J.P. Morgan's Real Estate & Lodging Investment Banking Group.
•Began her career in real estate development management in 1991.
•Member of the National Association of Real Estate Investment Trusts (NAREIT) and the National Multifamily Housing Council.
EDUCATION
•Bachelor of Science degree from Northwestern University.
•Master of Business Administration degree from the Kellogg School of Management of Northwestern University.
SKILLS AND QUALIFICATIONS
Extensive real estate, finance and operations expertise and significant experience as an executive at a public real estate investment trust.

CEO/Executive Management	ESG	Financial Expertise/Literacy
Business Operations	Technology	REITs/Real Estate Industry
Other Public Company Board Service & Governance	Financial/Capital Allocation	Human Capital Management/Compensation

2026 PROXY STATEMENT	15

CORPORATE GOVERNANCE AND BOARD MATTERS

Debra L. Morris INDEPENDENT Former President, AccessHope, LLC
Age: 67 Director since: December 2020 Board committees: Compensation; Nominating and Corporate Governance	Other public company directorships: biote Corp. (Nasdaq: BTMD) Progyny, Inc. (Nasdaq: PGNY)

BACKGROUND
•Serves as Executive Advisor of AccessHope, LLC, a company changing the way leading-edge cancer expertise is delivered, since January 2026, after serving as President since November 2024, and Chief Financial Officer and Chief Operating Officer since May 2024.
•Executive Vice President, Chief Financial Officer of Apria, Inc., a leading provider of integrated home healthcare equipment and related services in the United States, from March 2013 through October 2022.
•Chief Financial Officer—Americas for SITEL Worldwide Corporation, a global leader in business processing outsourcing, from 2010 to 2013.
•Served as a Partner of Tatum LLC, a national executive services firm, from 2004 to 2010 and as a Director from 2008 to 2010 and provided interim and permanent Chief Financial Officer services for companies contracted with Tatum LLC.
•From 1999 to 2002, Chief Financial Officer of Caliber Collision Centers.
•Earlier career in progressively more responsible roles with CB Richard Ellis, including as Executive Vice President—Global Marketing and Integration and Executive Vice President—Global Chief Accounting Officer.
•Served on the board and chaired the Audit Committee of EverDriven Technologies, from May 2020 through February 2024.
•Currently serves on the board, the Audit Committee and the Compensation Committee of biote Corp., a provider of curriculum and clinical training program with state-of-the-art training facility and serves on the board and is a member of the Audit Committee of Progyny, Inc., a company that provides transformative fertility, family building and women's health benefits solution.
EDUCATION
•Bachelor of Science in Business Administration from Colby Sawyer College in New London, New Hampshire.
SKILLS AND QUALIFICATIONS
Extensive finance and accounting expertise and extensive leadership experience.

CEO/Executive Management	ESG	Financial Expertise/Literacy
Business Operations	Technology	REITs/Real Estate Industry
Other Public Company Board Service & Governance	Financial/Capital Allocation	Human Capital Management/Compensation

Tyler H. Rose INDEPENDENT CHAIRMAN OF THE BOARD Former President and Chief Financial Officer of IQHQ, Inc.
Age: 65 Director since: February 2015 Board committees: Audit (Chair); Nominating and Corporate Governance	Other public company directorships: None

BACKGROUND
•Served as President and Chief Financial Officer of IQHQ, Inc., a private life science real estate development company from January 2024 to June 2025.
•Served as President of Kilroy Realty Corporation (NYSE: KRC) from 2020 to 2023 after serving as Executive Vice President and Chief Financial Officer since 2009 and Senior Vice President and Treasurer from 1997 to 2009.
•Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997, and appointed Treasurer in 1996.
•Vice President, Corporate Finance of The Irvine Company from 1994 to 1995.
•Served in Real Estate Corporate Finance Group at J.P. Morgan & Co., from 1986-1992 and Vice President of the Australia Mergers and Acquisitions Group from 1992-1994.
•Early in career, served as a financial analyst for General Electric Company.
•Served on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley.
EDUCATION
•Bachelor of Arts degree in Economics from the University of California, Berkeley.
•Master of Business Administration degree from The University of Chicago Booth School of Business.
SKILLS AND QUALIFICATIONS
Extensive real estate, finance and accounting expertise and extensive experience as an executive at a public real estate investment trust.

CEO/Executive Management	ESG	Financial Expertise/Literacy	Human Capital Management/Compensation
Business Operations	Financial/Capital Allocation	REITs/Real Estate Industry

16	REXFORD INDUSTRIAL

CORPORATE GOVERNANCE AND BOARD MATTERS

David P. Stockert INDEPENDENT General Partner of Sweetwater Opportunity Funds
Age: 63 Director since: January 2026 Board committees: Audit	Other public company directorships: Mid-America Apartment Communities, Inc. (NYSE: MAA)

BACKGROUND
•Serves as general partner of Sweetwater Opportunity Funds, a series of Atlanta-based private real estate investment funds, since 2019.
•Served as Chief Executive Officer and President of Post Properties, Inc., a real estate investment trust, from 2002 until its merger with Mid-America Apartment Communities, Inc. in 2016, after joining in 2001 as President and Chief Operating Officer.
•Prior to joining Post Properties, Inc., Mr. Stockert held senior leadership positions at Duke Realty Corporation and Weeks Corporation, each an Industrial REIT.
•Currently serves on the board of Mid-America Apartment Communities, Inc. (NYSE: MAA) since 2016.
•Served on the board of Duke Realty Corporation from 2017 until its acquisition by Prologis, Inc. in 2022.
•Served as lead independent director of Duke Realty Corporation from 2019 to 2022. Early in his career, was an investment banker focused on real estate and practiced as a Certified Public Accountant at Ernst & Young LLP.
EDUCATION
•Bachelor of Science degree in Accounting from the University of Colorado at Boulder.
•Master of Business Administration from Columbia Business School.
SKILLS AND QUALIFICATIONS
Extensive real estate, finance and accounting expertise and extensive experience as an executive at a public real estate investment trust.

CEO/Executive Management	ESG	Financial Expertise/Literacy
Business Operations	Technology	REITs/Real Estate Industry
Other Public Company Board Service & Governance	Financial/Capital Allocation	Human Capital Management/Compensation

Current Directors Not Standing for Reelection
Michael Frankel and Howard Schwimmer will retire from the Board effective at the Annual Meeting. Messrs. Frankel and Schwimmer’s decision was not a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

2026 PROXY STATEMENT	17

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Diversity of Experience and Background
The drive to live and work with integrity is embedded in who we are as a company. Our culture of respect and excellence goes hand in hand with high standards of ethics, transparency and accountability. Our commitment to inclusion and talent begins with the Rexford Board. Our Board believes that diverse perspectives contribute to the effective decision-making that drives long-term value. Below presents a snapshot of the composition of our Board immediately following the Annual Meeting.

INDEPENDENCE	BOARD AVERAGE AGE	DIVERSITY		TENURE

		57%	29%	6 years	7 years
		FEMALE	DIVERSE	FULL BOARD AVERAGE TENURE	INDEPENDENT DIRECTORS AVERAGE TENURE
Board Evaluation and Selection
Nomination Process for Director Candidates
The Nominating and Corporate Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Nominating and Corporate Governance Committee is governed by a written charter, a copy of which is available on the Governance—Documents & Policies page of the Investor Relations section on our website at www.rexfordindustrial.com.
Assessment of Board Composition
The Nominating and Corporate Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills or characteristics would make the Board more effective. When a need arises to fill a vacancy or it is determined that a director possessing particular experiences, skills or characteristics would make the Board more effective, the Nominating and Corporate Governance Committee initiates a search. As a part of the search process, the Nominating and Corporate Governance Committee may consult with other directors and members of senior management and may hire a search firm to assist in identifying and evaluating potential candidates.
In accordance with the Corporate Governance Guidelines, the Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Identification and Consideration of New Nominees

Review Desired Skills/Experience	Director Nominee Search	Evaluation of Candidates	Recommendations to Board
The Nominating and Corporate Governance Committee will evaluate needs of the Board and Company and consider any necessary updates to Board composition and planning.	Potential candidates are recommended by: •Directors •Senior Management •Search Firms •Stockholders	The Nominating and Corporate Governance Committee will evaluate potential qualified candidates and conduct interviews.	The Nominating and Corporate Governance Committee will analyze background, independence and other qualifications of candidates and recommend potential nominees to the Board.

Selection by Board
The Board will evaluate and select director nominees based on the recommendations by the Nominating and Corporate Governance Committee, including additional interviews if appropriate.

When considering a candidate, the Nominating and Corporate Governance Committee reviews the candidate’s experiences, skills and characteristics. The Nominating and Corporate Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.
Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that has, as a whole, diversity of experience. Where appropriate, we will conduct a criminal and background check on a candidate. In addition, at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert,” as this term has been defined by the U.S. Securities and Exchange Commission (“SEC”) in Item 407(d)(5)(ii) of Regulation S-K.
All potential candidates are interviewed by the Chairman of the Board and Nominating and Corporate Governance Committee Chairwoman, and, to the extent practicable, the other members of the Nominating and Corporate Governance Committee, and may be interviewed by other directors and members of senior management as desired. In addition, the General Counsel and Secretary conducts a review of the director questionnaire submitted by the candidate. The Nominating and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election as directors. The selection process for candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Stockholder Nominations
Stockholders may recommend candidates to our Board. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board and how the candidate satisfies the Board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a Proxy Statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of the stockholder’s holding of our common stock. All communications are to be directed to the Chairwoman of the Nominating and Corporate Governance Committee, c/o Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, Attention: General Counsel and Secretary. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the Proxy Statement for the prior year’s annual meeting will likely not be considered timely for consideration by the Nominating and Corporate Governance Committee for that annual meeting.
Corporate Governance
Board Structure and Composition
We have structured our corporate governance in a manner we believe closely aligns our interests with those of the long-term interests of our Company and our stockholders. Notable features of our corporate governance structure include the following:
    Our Board is not classified, with each of our directors subject to re-election annually;
    We have an independent Chairman with a well-defined role and robust responsibilities;
    The size of the Board will be reduced to seven directors as of the date of the Annual Meeting, with six, or 85.7%, of our directors satisfying the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act; of the nine persons who currently serve on our Board, our Board has determined that six, or 66.7%, of our directors satisfy such independence standards;
    Five of our independent directors qualify as “audit committee financial experts” as defined by the SEC;
    We have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law (the “MGCL”); and
    We do not have a stockholder rights plan.
Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions presided over by the Chairman of the Board without the presence of our corporate officers or non-independent directors.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure
Our Board is currently chaired by Mr. Rose, our independent Chairman.
There are no material legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s voting securities, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Board Independence
NYSE rules require companies whose securities are traded on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company’s board of directors to make director independence determinations in all other circumstances. The Company has also decided that no more than three management executives who are employed by the Company or who were employed by the Company in the previous three years may serve on the Board at the same time.
In accordance with the NYSE rules, the Board undertakes an annual review to determine which of its directors are independent. The review generally takes place in the first quarter of each year; however, directors are required to notify the Company of any changes that occur throughout the year that may impact their independence.
Based on the Board’s review, the Board has determined that six, or 66.7%, of our current nine directors are independent. The size of the Board will be reduced to seven directors as of the date of the annual stockholder meeting, with six, or 85.7%, of our directors being independent.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings and Attendance

2025 Board Meetings 9 2025 Committee Meetings (Total) 9 2025 Director Attendance 96.6%
The Board held four regularly scheduled meetings and five special meetings and eight independent director executive session meetings in 2025 to review significant developments, engage in strategic and succession planning and act on matters requiring Board approval. Each incumbent director attended 100 percent of the regularly scheduled Board meetings and the meetings of committees on which he or she served, during the period that he or she served in 2025. The Board also acted by unanimous written consent on 11 occasions.

Executive Sessions of Non-Management Directors
Our non-management, independent directors typically meet without management present each time the full Board convenes for a meeting, or, to the extent present, each time a Board committee convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. Our independent Chairman, Mr. Rose, presides over executive sessions of the Board.
Board Attendance at Annual Meeting of Stockholders
While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend the Annual Meeting. Six of our eight directors attended our 2025 Annual Meeting of Stockholders.
Board Committees
Our Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees, and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish other committees to facilitate the management of our company, including an Investment and Capital Committee formed in April 2026, as discussed under “2025 Company Updates—Reformed Capital Allocation Highlights.”

Audit Committee Members Tyler H. Rose (Chair) Diana J. Ingram Angela Kleiman David P. Stockert Attendance: 100% Meetings in 2025: 4 Acted by Unanimous Written Consent: 2 Report: Page 32
We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:
•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
•the performance of our internal audit function; and
•our overall risk profile.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee is also responsible for the Audit Committee report included in this Proxy Statement.
Our Board has determined that each of our Audit Committee members is “financially literate” as that term is defined by NYSE corporate governance listing standards.
We have further determined that each of Mr. Rose, Ms. Kleiman and Mr. Stockert qualify as an “audit committee financial expert” and Ms. Ingram qualifies as “financially literate” as those terms are defined by applicable SEC regulations and NYSE corporate governance listing standards.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Committee Members Robert L. Antin (Chair) Debra L. Morris Angela Kleiman Attendance: 100% Meetings in 2025: 3 Acted by Unanimous Written Consent: 7 Report: Page 59
We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:
•reviewing and approving, at least annually, the performance goals and objectives relevant to our Former Co-CEOs’ compensation, evaluating our Former Co-CEOs’ performance in light of such goals and objectives and determining and approving the remuneration of our Former Co-CEOs based on such evaluation;
•reviewing and approving the compensation of all of our other officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•assisting management in complying with our Proxy Statement and annual report disclosure requirements;
•producing a report on executive compensation to be included in our annual Proxy Statement (if required); and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee.
The Compensation Committee has the authority to retain legal and other advisors, to the extent it deems necessary or appropriate, and, during 2025, retained Ferguson Partners Consulting (“FPC”) as independent compensation consultants to provide the Compensation Committee with advice and guidance on the design and implementation of the Company’s executive compensation programs. Additional information concerning FPC and the services provided is set forth under “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee Members Diana J. Ingram (Chair) Debra L. Morris Tyler H. Rose Attendance: 100% Meetings in 2025: 2 Acted by Unanimous Written Consent: 3
We have adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:
•identifying and recommending to the full Board qualified candidates for election as directors to fill vacancies on the Board or at any annual meeting of stockholders;
•developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
•reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•recommending to the Board nominees for each committee of the Board of Directors;
•facilitating the annual assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and NYSE corporate governance listing standards;
•overseeing the Board’s evaluation of the performance of management; and
•oversight of the Board’s evaluation of the ESG Committee, which oversight role was established pursuant to Board action.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Stockholder Engagement
Robust stockholder engagement is valued at Rexford and we are committed to continuous engagement. We believe strong corporate governance includes proactive outreach and engagement to seek stockholder insights and to address inquiries. We maintain active and continuous dialogue with stockholders to ensure we consider a diversity of perspectives on topics including strategy, business performance, risk, human capital management, compensation practices and a broad range of environmental, social and governance (“ESG”) related discussions.

WHO WE ENGAGED WITH	HOW WE ENGAGED	FEEDBACK
Stockholders representing 86% of our outstanding shares participated in meetings
•In-person and virtual one-on-one meetings with U.S. and international investors
•Investor and industry conferences
•Property tours
•ESG focused meetings
•Sell-side analysts meetings
•Quarterly earnings conference calls

We consider and share our stockholder feedback, including corporate governance-related matters and other topics, with our Board and its Committees as we seek to enhance our governance, sustainability practices and public disclosures.

Communications with the Board
Stockholders and other interested parties may write to the entire Board or any of its members at Rexford Industrial Realty, Inc., c/o David Lanzer, General Counsel and Secretary, 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o David Lanzer, General Counsel and Secretary, at dlanzer@rexfordindustrial.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.
The General Counsel and Secretary will perform a review in the normal discharge of his duties to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman or any other director and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.
Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant the General Counsel and Secretary discretion to decide what correspondence will be shared with our management and any personal employee communications may be shared with our human resources department if deemed appropriate. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation, as well as a proposed response, to the appropriate director(s). We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel and Secretary (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director(s), as appropriate.
Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Board Risk Oversight
Strategic and Risk Oversight

BOARD
The Board is primarily responsible for overseeing the Company’s risk management processes. A portion of this responsibility has been delegated by the Board to each of the committees of the Board with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight. The focus of each of the committees with respect to risk management is highlighted below.

AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

•Has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures
•Risk oversight includes climate related risk and cybersecurity
•Monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function
•Is responsible for reviewing related party transactions as described below under “Review and Approval of Transaction with Related Persons”

•Assesses and monitors, with input from our management, whether any of our compensation policies and programs has the potential to encourage excessive risk-taking
•Reviews our policies related to payment of salaries and wages, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation

•Oversees Board processes
•Oversees governance-related risks
•Monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct
•Assesses disclosure of ESG and climate change matters
•Oversees the Company’s culture, policies and strategies related to human capital management, including with respect to anti-bias and inclusion and pay equity

MANAGEMENT
Management identifies material risks, implements appropriate risk management strategies and integrates risk management into our Company processes and strategies. Management ensures that material risks are communicated to senior executives and the Board.

Both our Board and management have key responsibilities in strategic oversight and managing risk throughout the Company, as described below. Oversight of risks inherent in their respective areas of oversight are delegated to the various Board committees, with reporting of key strategies and risks to our Board at each quarterly Board meeting. Our Board believes that this structure is conducive to its risk oversight process.

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CORPORATE GOVERNANCE AND BOARD MATTERS

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. The Audit Committee provides direct oversight of financial risk exposures, including management’s actions related to the Company’s exposure to climate related risk.
Human Capital Oversight
Our Board provides oversight of human capital management, receiving and discussing human resources updates during each quarterly Board meeting. The Nominating and Corporate Governance Committee provides direct oversight the Company’s culture, policies and strategies related to human capital management, including with respect to anti-bias and inclusion and other development initiatives, pay equity and employee engagement, excluding the compensation matters that are the express responsibility of the Board’s Compensation Committee pursuant to its charter.
Environmental Stewardship and ESG Oversight
Our Board oversees ESG, receiving and discussing ESG updates during each quarterly Board meeting. Additionally, in 2020 we established an ESG Committee that reports to our CEO. The ESG Committee includes employees from our Asset Management, Property Management, Development and Construction, Human Resources, Investments, Leasing, Technology, Legal, Accounting, Customer Solutions and Sustainability teams. This committee’s role is to define and lead the Company’s ESG strategy and execution, assist and inform senior management, the Nominating and Corporate Governance Committee, and quarterly the Board on ESG reporting matters and our ESG program. The Audit Committee provides direct oversight of climate-related financial risks and the Nominating and Corporate Governance Committee remains actively engaged on ESG matters throughout the year and provides direct oversight of the Company’s culture, policies and strategies related to human capital management, including with respect to anti-bias and inclusion and other development initiatives, pay equity and employee engagement, excluding the compensation matters that are the express responsibility of the Board’s Compensation Committee pursuant to its charter.
Cybersecurity Oversight
Board oversight of cybersecurity is enhanced through ongoing engagement by our independent director with information security experience who serves as the chairperson of our Nominating and Corporate Governance Committee. This director is a member of our Audit Committee and provides director level oversight of information security and receives quarterly information security reports. The full Board receives information security updates at least annually from senior leadership. As part of its overall financial risk assessment, our Audit Committee reviews the Company’s cybersecurity, data privacy and other information technology risks, strategies to protect the Company’s business systems and information and responds to incidents.

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Other Governance Principles
Governance Documents
Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with our Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available on the Governance—Documents & Policies page of the Investor Relations section on our website at www.rexfordindustrial.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, or by email at investorrelations@rexfordindustrial.com. (The Company’s website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)
Code of Business Conduct and Ethics
Our Board formally approved a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or potential conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the code.
Any waiver of the Code of Business Conduct and Ethics for our directors, executive officers and other principal financial officers must be approved by the Board or the appropriate committee thereof, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.
Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. A copy of this policy has been filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Director Compensation
The Compensation Committee with its independent compensation consultant conducts a review of our non-employee director compensation program on an annual basis, using the same peer group of similarly sized REITS/peers that are used for executive compensation comparisons. Any recommended changes to the program are then presented to the Board for their consideration and approval.
Our Board has approved a compensation program for our non-employee directors, which was in effect for calendar year 2025 (the “Director Compensation Program”). Our Former Co-CEOs and current CEO Ms. Clark did not receive any additional compensation for serving as directors. The Director Compensation Program consists of annual cash retainers and annual equity awards. The material terms of the Director Compensation Program are described below.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Elements of 2025 Non-Employee Director Compensation
Under the Director Compensation Program, for 2025, non-employee directors received:

BOARD SERVICE ANNUAL PAYMENTS CASH/EQUITY	ADDITIONAL ANNUAL CASH RETAINERS
	$75,000	Chairman of the Board
	$25,000	Lead Independent Director
	$30,000	Audit Committee Chair
	$20,000	Audit Committee Member
	$22,500	Compensation Committee Chair
	$10,000	Compensation Committee Member
	$22,500	Nominating and Governance Committee Chair
	$10,000	Nominating and Governance Committee Member
Annual cash retainers for 2025 were paid quarterly in arrears. Each non-employee director serving on the Board as of the date of any annual meeting of stockholders who is re-elected for another year of service at such annual meeting is granted a restricted stock award on the date of the applicable annual meeting. Annual restricted stock awards made to non-employee directors in connection with our 2025 annual meeting had an approximate grant-date value of $170,000. If a non-employee director is initially elected or appointed to serve on the Board between annual stockholder meetings, he or she is granted (on the date of such initial election or appointment) a prorated portion of the annual restricted stock award. Each annual or prorated initial restricted stock award vests in full on the earlier of (1) the date of the annual meeting next following the grant date (regardless of whether the director is re-elected at such meeting, so long as the director serves through such meeting) and (2) the first anniversary of the grant date, subject to continued service through such meeting or such first anniversary, as applicable.

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2025 Director Compensation Table
The following table provides details regarding the 2025 compensation of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Robert L. Antin	122,500	169,967	292,467
Diana J. Ingram	142,500	169,967	312,467
Angela L. Kleiman	130,000	169,967	299,967
Debra L. Morris	140,000	169,967	309,967
Tyler H. Rose	193,915	169,967	363,882
Richard Ziman(4)	74,519	—	74,519
(1)The Former Co-CEOs, and Laura Clark, our current CEO, who was appointed to the Board of Directors effective November 17, 2025, are not included in this table as they are employees of our Company and do not receive compensation for their services as directors. All compensation paid to Messrs. Schwimmer and Frankel and Ms. Clark for the services they provide to us is reflected in the Summary Compensation Table in this Proxy Statement.
(2)Amounts reflect, as applicable, annual cash retainers and committee member and chair fees, in each case, which were paid in respect of 2025 services. For all directors, fourth quarter 2025 fees were paid in January 2026.
(3)Represents 4,773 shares of restricted common stock granted to each of Messrs. Antin and Rose and Mses. Ingram, Kleiman and Morris on June 3, 2025. Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2025, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Amounts ultimately realized in respect of these awards may be greater or less than the amounts shown in the table and may equal zero in the event that the awards do not vest. We provide detailed information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 14 to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 11, 2026. As of December 31, 2025, Messrs. Antin and Rose and Mses. Ingram, Kleiman and Morris each held 4,773 shares of our restricted common stock.
(4)Mr. Ziman retired from the Board effective June 3, 2025.
Director Stock Ownership Guidelines

Our non-employee directors are required to hold a number of shares of Company stock having a market value equal to or greater than five times their annual cash retainer (not including any additional committee retainers, and/or lead independent director or chairman of the board retainers). Our current non-employee directors have until December 31, 2026 to achieve these stock ownership requirements or, in the case of a new non-employee director, five years from his or her initial election to the Board. As of April 8, 2026, all our non-employee directors satisfied the stock ownership guidelines or had time remaining under the five-year period since first becoming a director to acquire the applicable level of ownership.
DIRECTOR STOCK OWNERSHIP GUIDELINES 5x Annual cash retainer

2026 PROXY STATEMENT	29

Audit Committee Matters

PROPOSAL NO. 2
Ratification of Independent Registered Public Accounting Firm
The Audit Committee appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2026. KPMG has served as our independent registered public accounting firm since 2024. In order to ensure continuing auditor independence, the Audit Committee and KPMG rotate the lead audit engagement partner every five years.
Annual Evaluation and Selection of Independent Auditors
The Audit Committee reviews the performance of the independent registered public accounting firm annually. In making the determination to re-appoint KPMG for 2026, the Audit Committee considered, among other factors, the independence and performance of KPMG, the appropriateness of KPMG’s fees and the quality and candor of KPMG’s communications with the Audit Committee and management.
We expect that representatives of KPMG will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
Although stockholder ratification is not required, the appointment of KPMG is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If KPMG’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate KPMG’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Our Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

30	REXFORD INDUSTRIAL

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services
KPMG’s fees for the fiscal years ended December 31, 2025 and 2024 were as follows:

	Fiscal Year Ended December 31
	2025	2024
Audit Fees	$948,000	$1,060,000
Audit-Related Fees	53,000	38,000
Total Fees	$1,001,000	$1,098,000
A description of the types of services provided in each category is as follows:
Audit Fees—Includes fees for professional services provided in connection with the annual audit of our financial statements and internal control over financial reporting, review of our quarterly financial statements, and SEC registration statements and securities offerings.
Audit-Related Fees—Includes fees for attestation reports and access to the accounting research database.
All of the services performed by KPMG were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

2026 PROXY STATEMENT	31

AUDIT COMMITTEE MATTERS

Audit Committee Report
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), on behalf of the Board of Directors of the Company (the “Board”), consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.
The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, KPMG, the Company’s December 31, 2025 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission.
The foregoing report has been furnished by the Audit Committee as of April 8, 2026.
Tyler H. Rose, Audit Committee Chairman
Diana J. Ingram
Angela L. Kleiman
David P. Stockert

32	REXFORD INDUSTRIAL

Executive Compensation Matters

PROPOSAL NO. 3
Advisory Vote on the Compensation of the Named Executive Officers (“Say-On-Pay Vote”)
As required by Section 14A of the Exchange Act, we are providing our stockholders with a vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. The stockholder vote on named executive officer compensation, commonly known as a “say-on-pay” vote, is an advisory recommendation only, and it is not binding on the Company or our Board or Compensation Committee.
At our 2022 annual meeting of stockholders, the Company’s stockholders recommended, on an advisory basis, that the “say-on-pay” vote occur every year. In light of the foregoing recommendation, the Company has determined to continue to hold a “say-on-pay” advisory vote every year. Unless the Board modifies its determination on the frequency of future “say-on-pay” advisory votes, our next advisory “say-on-pay” vote (following the non-binding “say-on-pay” advisory vote at this Annual Meeting) is expected to occur at our 2027 annual meeting of stockholders.
As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to enable us to attract, motivate and retain individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create long-term stockholder value. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through the vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers.
Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Rexford Industrial Realty, Inc. approve, on an advisory basis, the compensation of Rexford Industrial Realty’s named executive officers for the year ended December 31, 2025, as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Rexford Industrial Realty’s Proxy Statement.”

Our Board of Directors unanimously recommends that stockholders vote “FOR” the advisory resolution approving the compensation of the named executive officers for the fiscal year ended December 31, 2025, as more fully disclosed in this Proxy Statement.

2026 PROXY STATEMENT	33

EXECUTIVE COMPENSATION MATTERS

Executive Officers
The Company’s executive leadership structure reflects the leadership transition announced in November 2025. During fiscal year 2025, the Company was led by its then-Co‑Chief Executive Officers, together with its Chief Operating Officer, Chief Financial Officer and General Counsel.
Pursuant to the Company’s previously announced leadership succession plan, effective April 1, 2026, Laura Clark was appointed Chief Executive Officer, succeeding the Former Co-CEOs, and John Nahas was appointed Chief Operating Officer, succeeding Ms. Clark. The Former Co-CEOs will continue to serve as members of the Board through the Company’s 2026 Annual Meeting. The Company’s Chief Financial Officer and General Counsel continue in their respective roles.
The tables below present the Company’s executive officers during fiscal year 2025 and following the April 1, 2026 leadership transition.
Executive Officer Overview
The following table reflects leadership roles before and after the executive leadership transition effective April 1, 2026.

Name	Role During Fiscal Year 2025	Role Effective April 1, 2026	Age
Howard Schwimmer	Co-Chief Executive Officer and Director	Former Co‑Chief Executive Officer; Director through May 2026 Annual Meeting	65
Michael S. Frankel	Co-Chief Executive Officer and Director	Former Co‑Chief Executive Officer; Director through May 2026 Annual Meeting	63
Laura Clark	Chief Operating Officer and Director(1)	Chief Executive Officer and Director	46
Michael Fitzmaurice	Chief Financial Officer	Chief Financial Officer	47
David Lanzer	General Counsel and Secretary	General Counsel and Secretary	53
John Nahas(2)	Managing Director of Operations and Asset Management (not an NEO)	Chief Operating Officer	43
(1)Ms. Clark was appointed to the Board effective November 17, 2025.
(2)Compensation disclosed in this Proxy Statement relates to the 2025 performance year. Mr. Nahas was not a named executive officer during fiscal year 2025 and therefore is not included in the 2025 compensation tables. Mr. Nahas became an executive officer upon assuming the role of Chief Operating Officer effective April 1, 2026.
The following section sets forth certain background information regarding individuals serving as executive officers of the Company listed in the table above.

34	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS

Howard Schwimmer Former Co-Chief Executive Officer Age: 65
BACKGROUND
•Served as our Co-Chief Executive Officer through March 31, 2026, and will continue to serve as a Board member until the conclusion of the Annual Meeting on May 19, 2026.
•Served as Co-Founder and Senior Managing Partner of Rexford predecessor business since December 2001 and President of one of the management companies acquired as part of Rexford formation transactions.
•Served at various times as manager, executive vice president and broker of record for DAUM Commercial Real Estate from 1983-2001.
•Over forty-year professional career dedicated entirely and exclusively to Southern California infill industrial real estate, including its acquisition, value-add improvement, management, sales, leasing and disposition.
•Extensive experience forming private and public real estate investment companies, managing real estate brokerage offices, serving on private, public and charitable boards and acquiring, repositioning, developing, leasing, selling and adding value to over 50 million square feet of industrial properties in Southern California.
•Serves on the USC Lusk Center Real Estate Leadership Council, is a former Board Chair of USC Hillel, and is the former Chair of the Los Angeles Jewish Federation, Real Estate Principals Organization.
•Licensed California real estate broker.
EDUCATION
•Bachelor’s degree from the University of Southern California majoring in business with an emphasis in real estate finance and development.

Michael S. Frankel Former Co-Chief Executive Officer Age: 63
BACKGROUND
•Served as our Co-Chief Executive Officer through March 31, 2026, and will continue to serve as a Board member until the conclusion of the Annual Meeting on May 19, 2026.
•Served as Chief Financial Officer of one of the management companies acquired as part of our formation transactions and as Managing Partner of Rexford Industrial LLC and Rexford Sponsor LLC.
•Career includes 21 years co-managing our predecessor and current businesses, which have exclusively focused on investing in infill Southern California industrial real estate.
•Prior to Rexford:
◦Served with LEK Consulting, providing strategic advisory services to several of the world’s leading investment institutions.
◦Responsible for investments at the private equity firm “C3,” a subsidiary of the Comcast Corporation (NASD: CMCSA).
◦Vice President at Melchers & Co., a European-based firm, responsible for Melchers’ U.S.-Asia operations, principally based in Beijing.
•Substantial international experience working in China, Southeast Asia and France, and speaks Mandarin and French.
•Licensed real estate broker in the state of California and a member of the Urban Land Institute.
•Serves on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley.
EDUCATION
•Bachelor of Arts degree in political economy from the University of California at Berkeley.
•Master of Business Administration from the Harvard Business School.

2026 PROXY STATEMENT	35

EXECUTIVE COMPENSATION MATTERS

Laura Clark Chief Executive Officer Age: 46
BACKGROUND
•Serves as our Chief Executive Officer since April 2026, after serving as our Chief Operating Officer since November 2024 and as our Chief Financial Officer since September 2020. Serves as a member of the Board since November 2025.
•Served as Senior Vice President, Capital Markets at Regency Centers, (NASDAQ: REG) a publicly traded retail real estate investment trust and S&P 500 Index member from 2017-2020 and Vice President, Financial Services from 2012-2017, overseeing all operational analysis, budgeting and reporting for the West region portfolio.
•Prior roles include institutional sales and equity research at Green Street Advisors, Vice President, Capital Markets at Iron Tree Capital and Vice President at Inland Capital Markets Group.
•Brings to the Company 25 years of finance, accounting, real estate and operations experience. Serves on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley.
EDUCATION
•Bachelor of Science degree in finance from DePaul University Chicago.
•Master of Business Administration degree from Ball State University.
•Holds the Chartered Financial Analyst (CFA) designation.

Michael Fitzmaurice Chief Financial Officer Age: 47
BACKGROUND
•Serves as our Chief Financial Officer since November 2024.
•Served as Executive Vice President and Chief Financial Officer at RPT Realty, a publicly traded REIT acquired by Kimco Realty Corporation in January 2024, from 2018 to 2024.
•Served as Senior Vice President of Finance at Retail Properties of America, Inc., (NYSE: RPAI) a publicly traded retail shopping center REIT from 2017 to 2018, after serving as Vice President of Capital Markets & Investor Relations in 2017 and Vice President of Finance from 2012 to 2017.
•Spent 13 years at S&P 500 companies General Growth Properties and Equity Office Properties with growing responsibility in various finance, capital markets, investment and accounting roles.
•Brings to the Company 26 years of real estate, finance, accounting, investments and operations experience.
EDUCATION
•Bachelor of Science degree in finance from the University of Illinois at Chicago.

36	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS

David E. Lanzer General Counsel and Secretary Age: 53
BACKGROUND
•Serves as our General Counsel and Secretary since March 2016.
•Served as First Vice President and Senior Counsel of Prologis, Inc. (NYSE: PLD), the world’s largest industrial real estate investment trust from 2010-2016.
•Served as Vice President and Deputy General Counsel and a Market Officer at Lauth Group, Inc., a privately held, national development and construction firm that has developed industrial, office, retail and healthcare projects across the United States from 2002-2009.
•Began legal career as an attorney with the Indianapolis law firm of Wooden & McLaughlin LLP.
•Brings to the Company 28 years of real estate and legal experience.
EDUCATION
•Bachelor of Arts, with distinction, in Political Science at Purdue University, West Lafayette.
•Doctor of Jurisprudence at Indiana University, Bloomington.

John Nahas Chief Operating Officer Age: 43
BACKGROUND
•Serves as our Chief Operating Officer since April 2026, after serving as Managing Director of Operations and Asset Management since July 2023 and as Vice President, Strategic Planning since January 2023.
•Served as President of CenterCal Properties LLC, a commercial real estate company, from November 2020 to December 2022.
•Served as Vice President of Investments at Regency Centers, a publicly traded retail REIT and S&P 500 Index member, and earlier in his tenure held positions of increasing responsibility across transactions, asset management and development.
EDUCATION
•Bachelor of Arts from the University of Texas.
•Master of Real Estate Development from the University of Southern California.

2026 PROXY STATEMENT	37

EXECUTIVE COMPENSATION MATTERS

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for fiscal year 2025. The compensation described in this CD&A is the subject of the stockholder advisory vote on executive compensation (“Say‑on‑Pay”).
During 2025, the Company was led by its then-Co‑Chief Executive Officers, who served in that capacity through March 31, 2026. The Company’s then-Chief Operating Officer, Chief Financial Officer and General Counsel served in their respective roles throughout 2025.
As discussed below, the Company announced certain leadership and compensation‑related changes that became effective beginning April 1, 2026, in connection with the Company’s leadership succession plan. These changes are described in this CD&A to provide stockholders with a complete understanding of the evolution of the Company’s executive compensation program and the Compensation Committee’s actions, even though the related compensation arrangements apply prospectively.
Unless otherwise indicated, the compensation information presented in this CD&A relates to compensation earned or awarded for the 2025 performance year. John Nahas was not a named executive officer during fiscal year 2025 and therefore is not included in the 2025 compensation tables below. Mr. Nahas became an executive officer upon assuming the role of Chief Operating Officer effective April 1, 2026.

(“Current NEOs”)			(“Former Co-CEOs”)

Laura Clark Role During Fiscal Year 2025: Chief Operating Officer Role Effective April 1, 2026: Chief Executive Officer	Michael Fitzmaurice Role During Fiscal Year 2025: Chief Financial Officer Role Effective April 1, 2026: Chief Financial Officer	David Lanzer Role During Fiscal Year 2025: General Counsel and Secretary Role Effective April 1, 2026: General Counsel and Secretary	Howard Schwimmer Role During Fiscal Year 2025: Co-Chief Executive Officer Role Effective April 1, 2026: Former Co-Chief Executive Officer	Michael S. Frankel Role During Fiscal Year 2025: Co-Chief Executive Officer Role Effective April 1, 2026: Former Co-Chief Executive Officer

38	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Executive Leadership Transition
In November 2025, the Board of Directors announced a CEO succession plan designed to ensure continuity of leadership in supporting our Company’s long-term strategy. As part of this transition, the Board appointed Laura Clark, the Company’s then-Chief Operating Officer, to succeed the Former Co-CEOs in their executive officer roles as the Company’s sole CEO, effective April 1, 2026.

November 2025	March 31, 2026	April 1, 2026	Annual Meeting May 2026

Succession Plan Announced	CEO Transition Date	CEO and COO Appointment Date	Board Transition Date

Approval of the appointment of Laura Clark as CEO and to the Board and the departures of the then-Co-CEOs	Michael Frankel and Howard Schwimmer depart as Co-CEOs	Laura Clark appointed as CEO and John Nahas appointed as Chief Operating Officer	Michael Frankel and Howard Schwimmer depart from the Board

Ms. Clark’s appointment as CEO is the outcome of a long-term succession planning process overseen by the Board. Ms. Clark joined the Company as Chief Financial Officer in 2020 and was promoted to Chief Operating Officer in 2024.
Additionally, on February 24, 2026, the Board announced the promotion of John Nahas as Chief Operating Officer, which took effect in conjunction with Laura Clark’s appointment as CEO. Mr. Nahas joined the Company in January 2023 as Vice President, Strategic Planning and has served as Managing Director of Operations and Asset Management since July 2023.
In connection with their departures, Messrs. Frankel and Schwimmer have each entered into transition and separation agreements outlining compensation and responsibilities during and following the transition period, which were included as an exhibit in a Current Report on Form 8-K filed with the SEC on November 18, 2025 and are discussed in more detail below.
Evolution of Our Compensation Program and Responsiveness to Stockholders
At the Company’s 2025 annual meeting of stockholders, stockholders were provided the opportunity to cast an advisory vote approving the compensation of our NEOs (“Say-on-Pay”). Stockholder support for our executive compensation program increased meaningfully, with 86% approval of the 2025 Say‑on‑Pay proposal. The Compensation Committee considered this feedback, together with direct engagement from our stockholders, in evaluating both 2025 program design decisions and additional enhancements implemented for 2026.

2025 Say-on-Pay Highlights

•Our say-on-pay support increased meaningfully between 2024 and 2025 from 62% approval to 86% approval
•Even while we garner strong support from our stockholders, we continue to be committed to continued engagement and further improvements to our compensation program to ensure strong alignment with stockholder interests
•In 2025, we reached out to stockholders representing 89% of our common stock and met or spoke with stockholders representing over 86% of our common stock; the Chairman of our Compensation Committee participated in several meetings with our stockholders

2026 PROXY STATEMENT	39

EXECUTIVE COMPENSATION MATTERS

Executive Compensation Plan Enhancements Under New Leadership
Building on our executive leadership transition and informed by ongoing stockholder engagement and our continued evaluation of compensation and governance best-practices, we have made a number of enhancements to our compensation and governance practices for 2025 and 2026.
•Rebalanced the Executive Compensation Peer Group to better align the Company with the median of comparable companies based on size.
•Calibrated target compensation for our current CEO at the median of the revised Executive Compensation Peer Group of $8.5 million, as compared to $11.4 million for each our Former Co-CEOs ($22.8 million in the aggregate), resulting in a meaningful reduction in General and Administrative expense.
•Increased the allocation of the 2025 performance-vesting LTIP units to 60% in 2025.
•Eliminated Core FFO per diluted share growth as a metric from the 2025 performance-vesting LTIP Unit awards in favor of 100% relative TSR, measured over a three-year performance period, to strengthen stockholder alignment.
•Broadened the relative TSR framework to include an industrial REIT index in addition to a broad REIT index, increasing rigor by requiring outperformance relative to both direct peers and the overall REIT sector, with above-median performance required to earn target payouts and 90th percentile performance required to earn maximum payouts.
•Reduced the upside potential of the absolute TSR modifier from 50% to 25%, while maintaining the downside potential of -25% for the 2025 performance-vesting LTIP Units, further strengthening payout discipline.
•2025 service-vesting LTIP Units were granted with a one-year post-vesting holding period to support retention and long-term alignment.
•Enhanced the annual cash incentive program to include same-property NOI growth, which the Committee believes provides a more transparent and comparable measure of core operating performance than consolidated GAAP NOI growth.
•Eliminated individually negotiated employment agreements in favor of a standardized Executive Severance Plan, enhancing consistency and alignment with stockholder interests. The Executive Severance Plan was filed as an exhibit to a Current Report on Form 8-K filed with the SEC on February 26, 2026.
New CEO Compensation Arrangement
In designing Ms. Clark’s compensation arrangement for her new role as CEO, the Compensation Committee sought to deliver a market-competitive package that appropriately incentivizes strong financial performance and long-term value creation in alignment with our stockholders. The Compensation Committee received advice regarding Ms. Clark’s go-forward compensation arrangement from its independent compensation consultant, FPC, prior to approving this arrangement.
A summary of Ms. Clark’s compensation arrangement as CEO is summarized below and described in more detail elsewhere in this proxy statement.
•Base salary of $850,000 to position her competitively relative to market data.
•Eligible to receive an annual cash incentive opportunity ranging from 100% of base salary to 250% of base salary, with a target opportunity equal to 175% of base salary.
•Awarded 2025 LTIP Units valued at $6,162,500, delivered 60% in performance-vesting LTIP Units and 40% in service-vesting LTIP Units.
•Established total target compensation at the median of the Executive Compensation Peer Group.
•No promotion or other special one-time awards were granted in connection with her promotion to CEO.
•No individual employment agreement.
•Participation in the Executive Severance Plan, which provides for cash severance equal to two times (three times in connection with a change of control) the sum of salary plus average annual cash bonus earned for the three prior fiscal years upon a qualifying termination.

40	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Former Co-CEOs Compensation & Calculation of Severance
Summary of Compensation
The following summarizes the 2025 compensation and separation arrangements for the Former Co‑CEOs, Messrs. Schwimmer and Frankel.
•Base Salary. Base salary at the annualized rate of $1,000,000 was paid through March 31, 2026, in accordance with the terms of their transition arrangements.
•2025 Annual Cash Incentive Awards. Each Former Co-CEO earned a $2,266,473 cash bonus for 2025 determined under the 2025 annual cash incentive program in a manner consistent with the Current NEOs, which was paid 100% in LTIP Units.
•Long-Term Incentive Awards. No annual LTIP Units were granted to the Former Co-CEOs for service in 2025 or 2026 (other than as described in the preceding bullet with respect to the 2025 annual cash incentive awards).
•Severance Payments. The severance value for each Former Co‑CEO was generally consistent with the severance as contemplated in the employment agreements and reflected an aggregate value equal to three times annual base salary ($1.0 million), average annual cash incentive compensation ($2.75 million) and the value of time‑based equity awards ($3.78 million), for a total value of $22,590,000 per executive. Contingent upon execution and non‑revocation of a release of claims and continued compliance with restrictive covenants, these severance payments were delivered in the form of restricted stock awards, rather than cash, based on the Compensation Committee’s determination that paying in shares represented the most effective and responsible approach for both the Company and its stockholders.
For more information on the Transition and Separation Agreements, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for 2025 Table” below.

2026 PROXY STATEMENT	41

EXECUTIVE COMPENSATION MATTERS

Cost Savings Under New CEO Compensation Arrangement
The following compares the new CEO compensation arrangement with the Former Co‑CEOs’ compensation in aggregate and reflects the significant cost savings and enhanced alignment with stockholder interests associated with the new structure.

New CEO compensation arrangement at target reflects a $2.9 million decrease on an individual basis and a $14.3 million annual decrease in total CEO compensation expense.

$8.5M
$3.7M
$2.5M
$1.5M
$0.9M
Laura Clark
(CEO)
$22.8M
$9.2M
$7.6M
$4.0M
$2.0M
Howard Schwimmer &
Michael Frankel
(Former Co-CEOs Aggregate)

42	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Our Compensation Best Practices
Based on the following elements of compensation, we believe that our current executive compensation program represents a balanced, stockholder-friendly structure, appropriately focused on pay-for-performance:

WHAT WE DO	WHAT WE DON’T DO
    Align compensation design and practices with stockholder long-term interests and pay and performance
    Provide significant portion of total pay as variable pay linked to performance
    Use an independent compensation consultant
    Review our peer group annually
    Double-trigger change-in-control provisions for all prospective equity awards
    Minimum stock ownership guidelines
    SEC and NYSE compliant compensation clawback policy for NEOs
    Regular engagement with investors
    Limit LTI payouts if TSR is less than 10%
    Require service-vested LTIP units to be held for at least one year following vesting

    Maintain compensation programs that encourage excessive risk taking
    Allow hedging or pledging of company stock
    Provide excise tax (or other tax) gross-ups
    Pay any significant or excessive perquisites
    Provide guaranteed or uncapped payouts

Our Compensation Decision Making Framework
Compensation Program Objectives
Our compensation program is designed to reward superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals. The objectives of the Company’s executive compensation program are as follows:

MARKET COMPETITIVENESS AND RETENTION		PAY FOR PERFORMANCE		STOCKHOLDER ALIGNMENT
•Motivate, attract and retain qualified executives who drive the Company’s mission, performance and culture
•Provide market-based and competitive levels of compensation that reflect individual performance, overall role and responsibility and company performance
+
•Balance cash and equity compensation, with a significant portion at-risk and tied to the achievement of performance-based objectives
•Design our annual cash incentive awards based on clearly defined metrics aligned with our annual operating plan, with challenging targets intended to differentiate payout outcomes based on the degree of achievement
•Design our long-term equity awards to vest based on relative and absolute total shareholder return performance, reinforcing long-term value creation
+
•Align the interests of the NEOs with the long-term interests of our stockholder by paying a significant portion of compensation to our executive officers in equity with long-term vesting, subject to post-vesting holding requirements on time-based awards

2026 PROXY STATEMENT	43

EXECUTIVE COMPENSATION MATTERS

Compensation Review Process
Role of the Compensation Committee
Our Compensation Committee strives to maintain an executive compensation program that achieves the above objectives and meets regularly to make decisions related to our executive compensation program based on input from various sources, including our independent compensation consultant. In evaluating our executive compensation program, the Compensation Committee considers:
•Peer group compensation practices, based on a group of companies that is reviewed on an annual basis, to provide reference points in making compensation decisions.
•Stockholder feedback and the results of our annual Say-on-Pay vote.
•Input from our independent compensation consultant, who provides our Compensation Committee with objective information on compensation trends and practices, including current best governance practices.
•Input from our CEO, other than with respect to the CEO’s own compensation.
Role of the Independent Compensation Consultant
In 2025, the Compensation Committee engaged the continued services of outside independent compensation consultant, FPC. FPC was engaged to provide information on peer group compensation data, including pay levels and incentive compensation programs, plan governance and other and executive compensation-related market practices.
The Compensation Committee has considered the independence of FPC, consistent with the requirements of NYSE, and has determined that FPC is independent. Further, pursuant to SEC rules, the Company conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining FPC.
Executive Compensation Peer Group
The Compensation Committee annually reviews the peer group for compensation benchmarking comparisons and makes updates as it deems appropriate to align with the established criteria and the Company’s strategy. We use the peer group to gather competitive market data on executive pay levels, executive compensation program design, and evolving trends in pay practices as reference points in assessing the competitiveness of our compensation program.
As part of our ongoing commitment to maintaining a representative and appropriately calibrated peer group, the Compensation Committee refined our peer set for 2025 resulting in a group of 12 companies that resulted in the Company approximating the median in terms of size.
In conducting its peer group review, the Company applied the following selection criteria:
•Asset comparability – REITs only.
•Companies we compete with for executive talent.
•REITs with similar total capitalization and/or implied equity market capitalization (approximate range of 0.5x to 2.5x).
Based on the above, the following changes were made to the Executive Compensation Peer Group:
•Removed Alexandria Real Estate Equities, Inc. and AvalonBay Communities, Inc., which reflected our two largest peers.
•Removed Kennedy-Wilson Holdings, Inc., which is not a REIT.
•Removed Medical Properties Trust, Inc. and SL Green Realty Corp., which have less comparable business models.
•Added Healthpeak Properties, Inc. and W.P. Carey Inc., which are both REITs and reflect peers more closely aligned in size and profile.

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EXECUTIVE COMPENSATION MATTERS
The following reflects the list of companies in our Executive Compensation Peer Group and the relevant size parameters that were reviewed at the time the peer group was approved (i.e., October 2025). At such time, the Company approximated the median based on size.
Implied Equity Market Cap
(in millions)
Market Cap
(in millions)
(1)Per S&P Capital IQ; as of October 24, 2025. Implied equity market cap is calculated as follows: (common shares outstanding + convertible operating partnership units outstanding) multiplied by closing stock price on October 24, 2025. Total capitalization is calculated as follows: implied equity market cap plus debt, plus the book value of any preferred stock issued by the company or subsidiaries.

2026 PROXY STATEMENT	45

EXECUTIVE COMPENSATION MATTERS

Elements of Our Compensation
The Company’s primary components of compensation for its executive officers continued in 2025 to be base salary, annual cash incentive awards and annual grants of long-term equity-based incentive compensation. We have no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy.
The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of long-term stockholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.
Base Salary
Consistent with the Company’s philosophy of tying pay to performance, base pay represents the smallest component of each of our NEO’s compensation opportunity. Although the Compensation Committee does not set base salary levels equal to any specific percentile of base salaries paid to comparable officers in our Executive Compensation Peer Group, the NEOs are paid an amount in the form of base pay with prior performance as a benchmark combined with expectations for future performance within a competitive range of base salaries paid to comparable officers in the Executive Compensation Peer Group and sufficient to attract skilled executive talent and maintain a stable management team.

Named Executive Officer	2025 Base Salaries
Current NEOs
Laura Clark	$700,000
Michael Fitzmaurice	$600,000
David E. Lanzer	$565,000
Former Co-CEOs
Howard Schwimmer	$1,000,000
Michael S. Frankel	$1,000,000

2026 Salary Updates
•Ms. Clark’s 2026 salary was increased to $850,000 in connection with her promotion to CEO (which is 15% less than each of our Former Co-CEOs and $1,150,000 less than their combined base salaries)
•No salary increases for the other Current NEOs

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EXECUTIVE COMPENSATION MATTERS
Annual Incentive Compensation
Annual cash incentive awards were designed to incentivize management to attain Company performance goals for the year in a manner that further aligns the interests of our NEOs with those of our stockholders.
The Compensation Committee determined to establish an annual cash incentive program (the “2025 STI Program”) under which (i) 80% of each NEO’s annual cash incentive opportunity was based upon achieving certain formulaic Company performance criteria during the year (the “Quantitative Performance Criteria”) and (ii) 20% of such NEO’s annual cash incentive opportunity was based on qualitative criteria determined by the Compensation Committee (the “Qualitative Performance Criteria”). The Compensation Committee believes that this structuring of the 2025 STI Program served to appropriately address the unique challenges of managing the Company while protecting the long-term interests of the Company and its long-term stockholders through appropriate retention of our NEOs.
2025 Annual Cash Incentive Opportunities
Under the 2025 STI Program, each of our Former Co-CEOs and Current NEOs were eligible for an annual cash incentive opportunity that was expressed as a percentage of base salary as follows:

Named Executive Officer	Threshold	Target	Maximum
Current NEOs
Laura Clark	100%	150%	200%
Michael Fitzmaurice	100%	150%	200%
David E. Lanzer	100%	125%	200%
Former Co-CEOs
Howard Schwimmer	100%	200%	275%
Michael S. Frankel	100%	200%	275%

2026 PROXY STATEMENT	47

EXECUTIVE COMPENSATION MATTERS

2025 Annual Cash Incentive Metrics and Actual Awards
The Compensation Committee approved the 2025 corporate scorecard using our Board- approved annual budget, guidance to the street, information on performance relative to our peers and considering the market environment for our business. In determining actual 2025 payouts under the 2025 STI Program for each of the Former Co-CEOs and Current NEOs, the Compensation Committee assessed Company performance in 2025 against the Quantitative Performance Criteria and Qualitative Performance Criteria, as follows:

Goals Established/Achieved
Performance Criteria / Reason Selected	Weighting	Threshold	Target	Maximum
Quantitative: Core FFO per Diluted Share
•Encourages focus on profitability as measured by the most frequently used REIT earnings metric on a per share basis and mitigates the risk of non-profitable acquisitions or other low-quality growth.
•For purposes of the 2025 STI Program, the calculation of Core FFO per diluted share was adjusted to add back estimated NOI attributable to 2025 disposition activity, representing the NOI that would have been generated had the applicable assets not been sold. This approach was approved by the Compensation Committee at the time performance goals were set, given the inherent uncertainty regarding the timing of such transactions relative to earnings guidance and goal‑setting.

Quantitative: Consolidated Portfolio NOI Growth
•Reflects the near-term results of the Company’s internal and external growth initiatives and operating efficiencies that support long-term performance and value creation for stockholders.
•For purposes of the 2025 STI Program, the calculation of Consolidated Portfolio NOI Growth was adjusted to add back estimated NOI attributable to 2025 disposition activity, representing the NOI that would have been generated had the applicable assets not been sold. This approach was approved by the Compensation Committee at the time performance goals were set, given the inherent uncertainty regarding the timing of such transactions relative to earnings guidance and goal‑setting.

Quantitative: ESG Performance
•Encourages focus and progress toward our 2025 ESG goals published within the annual ESG report and promotes transparency on our ESG strategy that is rooted in advancing sustainability and value-creation initiatives to our tenants, partners and long-term stockholders.
		3 of 9	6 of 9	9 of 9
Achieved 9 of 9 2025 ESG goals within the published annual ESG report, as follows:
•10MW in additional solar commitments.
•Divert 70% of waste from LEED developments and repositioning.
•LEED Silver or higher for all ground-up developments.
•LEED Certified or higher for repositionings with eligible scope.
•Comprehensive asset-level decarbonization plans developed by end of 2025.
•Gold or higher Green Lease Leader.
•3,000 hours of employee volunteer time.
•Average of 20 training hours per employee.
•100% of employees participated in Inclusion and Anti-Bias training.

(1)Represents Core FFO per diluted share for incentive purposes, reflecting the add-back of an estimated $0.02 per diluted share net impact attributable to 2025 disposition activity. Prior to this adjustment, and as disclosed in the Company’s public filings, Core FFO per diluted share for 2025 was $2.40. See Appendix A for the definition of “Core FFO” and reconciliation of net income (computed under GAAP) to Core FFO.

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EXECUTIVE COMPENSATION MATTERS
(2)Represents Consolidated Portfolio NOI growth for incentive purposes, reflecting the add-back of estimated NOI attributable to 2025 disposition activity. Prior to this adjustment, and as disclosed in the Company’s public filings, Consolidated Portfolio NOI growth for 2025 prior to this adjustment was 5.7%. See Appendix A for definition of consolidated “NOI” and a reconciliation of net income (computed under GAAP) to NOI.

Performance Criteria / Reason Selected	Weighting	Results
Qualitative		Overall
•Motivates management to execute on strategic objectives and key priorities, including balance sheet activities, management of leverage, favorable positioning of the Company for future growth, and management through market volatility, among other variables as deemed appropriate.
•The Compensation Committee believes that including a qualitative component is important to reward and motivate performance factors that may not be fully quantifiable and to take into account priorities that may arise throughout the year.
•Despite market challenges, the team surpassed the 2025 Core FFO per diluted share target.
Capital Allocation
•Reformed our capital allocation framework and priorities, positioning Rexford to improve cash flow quality, boost per-share FFO and NAV growth, and maximize stockholder returns.
•Opportunistically sold $218 million of properties and redeployed proceeds into share repurchases, contributing $0.02 to Core FFO per diluted share in 2025.
Operating Leverage
•Executed a strategic workforce reduction in January and reorganized the Investments/Asset Management teams in August, alongside cutting corporate expenses, resulting in over $10.0 million in total savings.

•Lowered G&A as a percentage of revenue by 90 basis points, to 7.9% from 8.8% in 2024.
•Adjusted both short- and long-term incentive go-forward executive compensation metrics and reduced the overall level of future executive pay.
Balance Sheet
•Maintained a low-leverage balance sheet, ending the year with a net debt to adjusted EBITDAre ratio of 4.4x(1).
•Refinanced all significant debt maturities through 2026.
•Held our fixed rate debt percentage at 100%.
Stockholder Engagement
•Successfully managed stockholder engagement alongside the Board and external advisors, prioritizing constructive, strategy‑aligned dialogue consistent with our long‑term objectives.
•Concluded engagement with appropriate adjustments to the capital allocation framework, strategic priorities, and leadership structure to strengthen long-term stockholder value creation.
•Received full endorsement from key investors regarding the changes implemented.
•Effectively communicated the updated capital allocation framework and priorities to investors through a strategic press release and targeted outreach.

(1)See Appendix A for the definition of Net Debt to Adjusted EBITDAre (a non-GAAP metric) and a reconciliation of net income to Adjusted EBITDAre.

2026 PROXY STATEMENT	49

EXECUTIVE COMPENSATION MATTERS

Based on the Company’s quantitative and qualitative achievements described above, the annual cash incentive awards for the Former Co-CEOs and Current NEOs under the 2025 STI Program for 2025 performance were paid out below maximum (between the target and maximum), as shown in the table below:

Named Executive Officer	Annual Cash Incentive Earned as Percentage of Base Salary	2025 Annual Cash Incentive Awards	Portion of Annual Cash Incentive Award Delivered in Cash	Portion of Annual Cash Incentive Award Delivered in LTIP Units	Total STI LTIP Units Granted
Current NEOs
Laura Clark	171%	$1,200,151	$1,200,151	$—	—
Michael Fitzmaurice	171%	$1,028,701	$1,028,701	$—	—
David E. Lanzer	168%	$950,472	$950,472	$—	—
Former Co-CEOs
Howard Schwimmer	227%	$2,266,473	$—	$2,266,473	61,058
Michael S. Frankel	227%	$2,266,473	$—	$2,266,473	61,058

2025 STI Program Payout No NEO received a maximum annual cash incentive payout for 2025

Annual cash incentive awards to the Current NEOs were paid in cash. The Former Co-CEOs had elected to receive their 2025 annual cash incentive awards in LTIP Units in Rexford Industrial Realty, L.P., our operating partnership (“LTIP Units”). Accordingly, in early 2026, at the same time the annual cash incentive awards were paid to our NEOs, generally, Messrs. Schwimmer and Frankel were each granted 61,058 LTIP Units (the “STI LTIP Units”), with the number of STI LTIP Units granted determined by dividing the cash value of each executive’s respective annual cash incentive awards by the closing price of our common stock on the date of grant. Because the STI LTIP Units represented payment of earned 2025 cash incentive awards, the STI LTIP Units were fully vested at grant.

2026 Annual Incentive Compensation Updates
•For 2026, our annual incentive scorecard will be based on: Core FFO per diluted share (weighted 40%), same-property NOI growth (weighted 30%) and qualitative measures (weighted 30%) including the execution of the Company’s capital allocation and balance sheet strategy as well as ESG objectives.
•The 2026 Annual Incentive Compensation program includes the following key changes:
◦Increased the Core FFO per Diluted Share weighting from 35% to 40%
◦Eliminated the Consolidated Portfolio NOI Growth and ESG components from formulaic performance criteria
◦Added Same Property Portfolio NOI Growth – consistent with companies included in our Executive Compensation Peer Group and preferred by our stockholders

Long-Term Compensation
Equity incentive awards are designed to provide valuable retention incentives that are aligned with the interests of our long-term stockholders and to reward our executives to the extent that long-term operational and stock price performance achievements are met. In December 2025, our Compensation Committee granted awards to the Current NEOs in the form of service-vesting LTIP units in Rexford Industrial Realty, L.P., our operating partnership (the
“Service-Vesting LTIP Units”) and performance-vesting LTIP units in our operating partnership (the “Performance-Vesting LTIP Units”), which may ultimately be exchanged on a one-for-one basis into shares of our common stock (if earned). The Former Co-CEOs, Messrs. Schwimmer and Frankel, did not receive equity incentive awards for 2025 in light of the planned leadership transition and their respective departures from the role of Co‑CEOs, effective March 31, 2026. Accordingly, the following discussion of long‑term compensation is limited to the Current NEOs.

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EXECUTIVE COMPENSATION MATTERS
For 2025, the Compensation Committee granted long-term equity incentive awards using the following mix of equity vehicles:

Vehicle	Weighting	Key Features
Performance-Vesting LTIP Units	60%
•Represents the majority of our equity vehicle pay mix
•Base units vest solely based on relative total stockholder return (TSR) performance versus the Nareit Industrial REIT Index (50%) and the Dow Jones U.S. Equity REIT Index (50%)
•Requires 90th percentile relative performance to achieve the maximum payout and 55th percentile performance to achieve the target payout
•Earned base units subject to final adjustment based on absolute TSR that adjusts the final payout up or down by up to 25% to ensure alignment with stockholder value creation
•Negative adjustment applied if absolute TSR is less than 10%
•Earned units cliff vest following the end of a three-year performance period, subject to accelerated vesting in certain contexts, as discussed below under the heading “—Potential Payments Upon Termination or Change in Control”

Service-Vesting LTIP Units	40%
•Vest ratably over a three-year period, subject to accelerated vesting in certain contexts, as discussed below under the heading “—Potential Payments Upon Termination or Change in Control”
•Vested units subject to an additional one-year post-vest holding period where units may not be sold or transferred

The following table presents the approved values of the long‑term equity incentive award values approved for the Current NEOs.

Named Executive Officer	Approved Value of 2025 Service- Vesting LTIP Units	Approved Value of Target 2025 Performance- Vesting LTIP Units	Total Target Value of 2025 LTIP Units
Laura Clark	$2,465,000	$3,697,500	$6,162,500	(1)
Michael Fitzmaurice	$800,000	$1,200,000	$2,000,000
David E. Lanzer	$614,000	$921,000	$1,535,000
(1)The total target value of 2025 LTIP units for Ms. Clark reflects her promotion to CEO, effective April 1, 2026, and is intended to align her long‑term incentive opportunity with her expanded responsibilities. The total target value excludes the March 2025 installment of Ms. Clark’s 2024 LTIP Units with a grant date value of $255,000, as previously disclosed.
2025 Service-Vesting LTIP Units
Service-Vesting LTIP Units provide important retention benefits in addition to direct alignment with our long-term stockholders, subjecting them to the same impact of stock price fluctuations over the long term. In December 2025, the Compensation Committee approved grants of Service-Vesting LTIP Units to Ms. Clark and Messrs. Fitzmaurice and Lanzer. The table below sets forth the grant date value and the total number of Service-Vesting LTIP Units awarded to Ms. Clark and Messrs. Fitzmaurice and Lanzer in December 2025.

Named Executive Officer	Total Service- Vesting LTIP Units	Grant Date Value ($)(1)
Laura Clark	59,873	2,169,183
Michael Fitzmaurice	19,431	703,980
David E. Lanzer	14,913	540,294
(1)Represents the grant date fair value computed in accordance with FASB ASC 718.
The Service-Vesting LTIP Units vest with respect to one-third of the Service-Vesting LTIP Units underlying each award on December 19 of each year over a three-year period, beginning on December 19, 2026, subject to continued employment through the applicable vesting date. Additionally, the 2025 Service-Vesting LTIP Unit grants will be subject to an additional one-year post vest holding period, enhancing our NEOs’ alignment with our stockholders and strengthening retention during the leadership transition period.

2026 PROXY STATEMENT	51

EXECUTIVE COMPENSATION MATTERS

Distributions are paid on all Service-Vesting LTIP Units, whether vested or unvested, as and when dividends are declared on our common stock.
2025 Performance-Vesting LTIP Units
On December 19, 2025, the Compensation Committee approved Performance-Vesting LTIP Unit awards to Ms. Clark and Messrs. Fitzmaurice and Lanzer which vest, subject to continued employment and the achievement of the performance goals described below, in each case over a three-year performance period. The Performance-Vesting LTIP Units, exclusive of any distribution equivalent units thereon (described further below), are allocated equally between two primary relative TSR measures: (i) performance relative to the Dow Jones U.S. Equity REIT Index (the “Dow Jones Relative TSR Base Units”) and (ii) performance relative to the Nareit Industrial REIT Index (the “Nareit Relative TSR Base Units”). Vesting outcomes under each measure are further subject to adjustment based on an absolute TSR modifier.
Primary Performance Metrics:

		Threshold	Target	Maximum
Primary Performance Metric	Weighting	50% of Target	100% of Target	225% of Target
Relative TSR vs. Dow Jones U.S. Equity REIT Index
Relative TSR vs. Nareit Industrial REIT Index
If performance falls between the levels specified in the table above, the applicable portion of the Performance-Vesting LTIP Unit awards to be earned will be determined by straight-line interpolation between the specified levels.
Absolute TSR Modifier

	3-Year Absolute TSR Performance	Additive Modifier Impact
Maximum	≥ 20%	+25%
Target	10%	0%
Threshold	< 0%	-25%
To further align these awards with significant value creation for our stockholders, any earned awards under the primary performance metrics are further subject to adjustment based on absolute TSR performance over the performance period. The payout percentage is reduced by up to 25 percentage points to the extent that absolute TSR falls between 0% (25% reduction) and 10% (no reduction) over the performance period. The payout will be increased by up to 25 percentage points if absolute TSR falls between 10% (no increase) and 20% (25% increase). Payouts for performance falling between these percentages will be determined by straight-line interpolation between the specified levels.
The table below sets forth the total number of Performance-Vesting LTIP Units awarded to Ms. Clark and Messrs. Fitzmaurice and Lanzer (which equals the sum of the Dow Jones Relative TSR Base Units, the Nareit Relative TSR Base Units, the maximum number of units that may be earned under the absolute TSR modifier and distribution equivalents on the Performance-Vesting LTIP Units that will vest, if at all, following the end of the performance period based upon achievement of the relevant performance measures).

Named Executive Officer	Dow Jones Relative TSR Base Units	Nareit Relative TSR Base Units	Maximum Absolute TSR Modifier LTIP Units	Distribution Equivalent LTIP Units	Total Performance- Vesting LTIP Units
Laura Clark	101,036	101,037	22,452	33,770	258,295
Michael Fitzmaurice	32,790	32,791	7,287	10,960	83,828
David E. Lanzer	25,166	25,167	5,592	8,412	64,337

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EXECUTIVE COMPENSATION MATTERS
Listed below are the grant date values and the number of Performance-Vesting LTIP Units each of Ms. Clark and Messrs. Fitzmaurice and Lanzer will be eligible to receive under the Performance-Vesting LTIP Unit awards upon achieving threshold, target and maximum goals for the Dow Jones Relative TSR Base Units and the Nareit Relative TSR Base Units, with the maximum award reflective of the absolute TSR modifier earned at maximum (but excluding any distribution equivalent units):

Named Executive Officer	Threshold Award (# Units)	Target Award (# Units)	Maximum Award (# Units)	Grant Date Value ($)(1)
Laura Clark	44,905	89,810	224,525	4,991,190
Michael Fitzmaurice	14,574	29,147	72,868	1,619,854
David E. Lanzer	11,185	22,370	55,925	1,243,212
(1)Represents the grant date fair value based on probable outcome of the performance conditions, computed in accordance with FASB ASC 718.
Any Performance-Vesting LTIP Units that are ultimately earned will vest in full at the end of the three-year performance period on December 18, 2028, contingent upon continued employment with the Company through the end of the performance period (with certain exceptions in the event of a change in control of the Company and/or certain qualifying terminations of employment, each as discussed below under the heading “—Potential Payments Upon Termination or Change in Control”).
To the extent that common stock dividends are declared with an ex-dividend date that occurs during the applicable Performance-Vesting LTIP Unit performance period, unvested Performance-Vesting LTIP Units will entitle their holders to a cash payment equal to 10% of such dividends. In addition, a number of distribution equivalent units having a value equal to total common stock dividends with ex-dividend dates that occur during the performance period with respect to Performance-Vesting LTIP Units that are earned and become vested (less the distributions made with respect to such Performance-Vesting LTIP Units during the performance period as described in the immediately preceding sentence) will vest following the completion of the applicable performance period, up to the maximum number of distribution equivalent units that are included in the Performance-Vesting LTIP Units. For purposes of calculating the number of distribution equivalent units, the dividend amount will be adjusted (i) (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in common stock on the applicable ex-dividend date and (ii) to reflect the value of any notional dividends on the notional shares resulting from such hypothetical reinvestment of distributions with an ex-dividend date occurring on or after the hypothetical issuance of such notional shares and on or prior to the last day of the performance period.
Performance To Date for Prior Grants
The table below summarizes the status of each of the Company’s Performance-Vesting LTIP Unit awards granted between 2022 and 2024.

Grant Year (Performance Period)	2023	2024	2025	2026	2027	Status	% Overall Payout(1)

2022 Grant(2) (Dec 2022 - Dec 2025)	3-Year Performance Period Complete					Final Result: Absolute TSR and Relative TSR achieved below Threshold and Core FFO Per-Share growth achieved above High	91.1% of Target
2023 Grant(3) (Nov 2023 - Dec 2026)		2 Years Complete		1 Year Remaining		Interim Result: Absolute TSR and Relative TSR tracking below Threshold and Core FFO Per-Share growth tracking above Threshold	23.3% of Target
2024 Grant(3) (Dec 2024 - Dec 2027)			1 Year Complete	2 Years Remaining		Interim Result: Relative TSR tracking above Target and Core FFO Per-Share growth and Absolute TSR (modifier) tracking below Threshold	38.7% of Target

2026 PROXY STATEMENT	53

EXECUTIVE COMPENSATION MATTERS

(1)The 2022 and 2023 performance awards pay out between 0% and 300% of target. The 2024 performance award pays out between 0% and 275% of target.
(2)The three-year performance period for the 2022 performance grant concluded on December 31, 2025. See “Final Results—2022 Performance-Vesting LTIP Unit Awards” below for additional detail on the level of achievement with respect to the performance conditions for the 2022 performance grant.
(3)For the 2023 performance grant, the interim percentage payout is measured based on the Company’s absolute TSR and relative TSR performance from December 21, 2023 through December 31, 2025, and the Company’s actual Core FFO per diluted share growth for the two-year period ended December 31, 2025. For the 2024 performance grant, the interim percentage payout is measured based on the Company’s relative TSR performance for the period from November 16, 2024 through December 31, 2025 and the Company’s actual Core FFO per diluted share growth for the one-year period ended December 31, 2025, with absolute TSR performance for the period from November 16, 2024 through December 31, 2025 applied as a modifier separately to each metric. The performance periods for both awards remain open, and if actual absolute TSR, relative TSR and/or Core FFO per diluted share growth results differ from those reflected in the interim measurements, the resulting payout percentages may be higher or lower than the interim payout percentages reported above.

Final Results—2022 Performance-Vesting LTIP Unit Awards
The table below sets forth the final results of the Performance-Vesting LTIP Unit awards granted in 2022.

Performance Metrics	Metric Weighting	Threshold	Target	High	Maximum	Final Payout as % of Target(1)

Absolute TSR						0%	Weighted Average of 91.1% of Target

Relative TSR vs. Peer Group						0%

Core FFO Per-Share growth						273%
Total	100%
(1)The 2022 performance award pays out between 0% and 300% of target.
Other Benefits
Retirement Plans
The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Messrs. Schwimmer, Fitzmaurice and Lanzer each received an employer matching contribution to the 401(k) plan of $5,000 related to 2025 employee contributions.
Employee Benefits and Perquisites
Our full-time employees, including our NEOs, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription and other health and related benefits. We may also implement additional benefit and other perquisite programs as our Compensation Committee determines appropriate, though we do not expect any such additional benefits and perquisites to constitute a material component of our NEOs’ compensation package.
Severance and Change in Control Benefits
The Company’s business is competitive and the Compensation Committee believes that it is extremely important for the Company to offer reasonable protections to its most senior executives in connection with transactions and involuntary

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EXECUTIVE COMPENSATION MATTERS
termination. Prior to the adoption of the Executive Severance Plan in February 2026, severance and change in control arrangements were generally included in individual employment agreements with each of the named executive officers.
As described in the Company’s Current Report on Form 8‑K filed with the SEC on February 26, 2026, effective February 24, 2026, Ms. Clark and Messrs. Fitzmaurice and Lanzer waived and relinquished all rights under their respective employment agreements, and such employment agreements terminated on that date, in connection with adoption of the Executive Severance Plan and their designation as executive officers covered by that plan. For a summary of the current severance and change in control arrangements applicable to our Current NEOs under the Executive Severance Plan, see “Supplemental—Summary of Potential Payments Upon Termination or Change in Control as of March 27, 2026 for Current NEOs” below.
The employment agreements covering our NEOs during 2025 generally provided for severance payments and benefits if the executive terminated his or her employment for “good reason” or was terminated by the Company without “cause,” as those terms were defined in each agreement. In addition, the Former Co-CEOs were eligible to receive severance if our Company elected not to renew the term of their respective employment agreements, provided that they were willing to continue employment on similar terms. The employment agreements with Messrs. Schwimmer, Frankel, Lanzer and Ms. Clark also provided for acceleration of time-based equity awards upon a change in control (as defined in our Incentive Award Plan) in order to ensure that these NEOs realized the value of their time-based equity incentive awards in the event of a successful sale transaction. Accelerated vesting with respect to performance-vesting awards is governed by the terms of those awards, as described below under the heading “Potential Payments Upon Termination or Change in Control.” As described below under “—Elimination of Single-Trigger Accelerated Vesting,” all awards to Mr. Lanzer and Ms. Clark granted after the adoption of the Executive Severance Plan will be subject to double trigger vesting.
By offering severance and change in control provisions, our Compensation Committee believes we are able to reinforce and encourage the continued attention and dedication of our NEOs to their assigned duties without distraction in the face of an actual or threatened transaction and ensure that our NEOs are motivated to negotiate the best acquisition consideration for our stockholders. For a description of the material terms of these NEO employment agreements as in effect on December 31, 2025, as well as the treatment of outstanding equity awards in connection with a change in control or qualifying termination, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2025 Table” and “—Potential Payments Upon Termination or Change in Control” below.

2026 PROXY STATEMENT	55

EXECUTIVE COMPENSATION MATTERS

Compensation Policies and Procedures
Compensation Risk Assessment
Consistent with SEC disclosure requirements, our Compensation Committee, with input from our management, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In considering our employee compensation policies and practices, the Compensation Committee reviews our policies related to payment of salaries and wages, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
In reaching our conclusion, we considered the following aspects of our executive compensation plans and policies among others:
•We evaluate performance based upon the achievement of a variety of business objectives and goals;
•We use a balanced equity compensation mix comprised of performance-based and time-based full value equity awards that lessens the likelihood that executives will take unreasonable risks to keep their equity awards “in-the-money,” as may be the case with equity compensation programs that rely solely on leveraged market-based equity compensation vehicles such as stock options;
•We provide a significant portion of incentive compensation in the form of long-term incentive awards. The amounts that ultimately may be earned are tied to how we perform over a multi-year period, which focuses management on sustaining our long-term performance;
•We structure payouts under our performance-based awards based on achieving a minimum level of performance, so that some compensation is awarded at levels below full target achievement rather than an “all-or-nothing” approach;
•We provide a significant portion of each executive’s annual compensation in the form of equity-based compensation, and executives are required to maintain sizable holdings of equity in the Company under the terms of our equity ownership guidelines, which aligns an appropriate portion of their personal wealth to our long-term performance; and
•We adopted a “clawback” policy described below, as required by Rule 10D-1 under the Exchange Act and the corresponding NYSE listing standards, in order to recover erroneously awarded incentive-based compensation in the event of a financial restatement.
Accordingly, although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our executive compensation programs are appropriately structured and do not pose a material risk to the Company.
Minimum Ownership Guidelines
The Board expects the NEOs to own a meaningful equity interest in the Company to more closely align the interests of these executive officers with those of stockholders. Accordingly, the Board adopted the Executive Officer Stock Ownership Policy, which established equity ownership guidelines for the Co-CEOs, the COO, the CFO and the General Counsel and Secretary. The executives are required to hold common equity with a value equivalent to a multiple of their salary as listed below:

Former Co-CEOs	COO, CFO & General Counsel and Secretary
6x	3x
Base Salary	Base Salary

The ownership guidelines are expected to be achieved within five years of a person first becoming subject to the equity ownership guidelines. Vested and unvested restricted common stock and LTIP Units count toward the equity ownership guidelines (in addition to shares of common stock and units in our operating partnership), excluding unearned Performance-Vesting LTIP Units. As of April 8, 2026, each named executive officer serving as of such date satisfied the stock ownership guidelines or were within the established period to acquire the applicable level of ownership.

56	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Clawback Policy
In 2021, the Board adopted a Compensation Recovery Policy (the “Prior Policy”), often referred to as a clawback policy, which provides that in the event that Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under U.S. securities laws as a direct result of an executive officer’s fraudulent or willful misconduct, the Board may, in its sole discretion, seek to recover from an executive officer the amount of incentive compensation received in excess of the amount that would have been paid to such executive officer had the financial results been properly reported, with such differential amount reduced by the amount of any taxes the executive officer actually paid with respect to such incentive compensation. Incentive compensation is generally comprised of any performance-based cash award or cash incentive payment or performance-based equity-based award granted, earned, vested and/or received by such executive officers from the Company on or after February 8, 2021, and during the 36 months immediately preceding the date on which the Company determines it is required to prepare a restatement.
In light of rules subsequently issued by the SEC regarding clawback policies, we reviewed our Compensation Recovery Policy in 2023 following the NYSE’s adoption of its relevant clawback listing standards, and adopted the Company’s Policy for Recovery of Erroneously Awarded Compensation effective October 2, 2023 (the “Clawback Policy”). The Clawback Policy superseded and replaced the Prior Policy; except that any incentive compensation received prior to October 2, 2023 will continue to be subject to the Prior Policy. The Clawback Policy complies with the requirements of Rule 10D-1 under the Exchange Act and the corresponding NYSE listing standards and provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation actually received over the amount that otherwise would have been received had it been determined based on the restated financial measure. Additionally, the Clawback Policy permits discretionary recovery from current or former officers whom the Company determines engaged in fraudulent or willful misconduct related to an accounting restatement of compensation earned based on performance goals that do not relate to a financial measure and/or solely time-vesting compensation (including time-based equity) that was received during such three-year period.
Equity Award Timing Policies and Practices
The Company does not currently grant (and does not currently have any outstanding) stock options, SARs or any similar awards with “option-like” features and therefore has not adopted a policy regarding the timing of any such awards in connection with the disclosure of material non-public information of the Company. However, as a general matter, the Company does not grant equity awards in anticipation of the release of material non-public information and we do not time the release of material non-public information for the purpose of affecting the value of executive compensation.
Anti-Hedging Policy
Our Insider Trading Policy, which applies to our officers, directors, other employees and their family members prohibits any director, officer or other employee of the Company and his or her family members from trading in puts, calls or other derivative securities based on the Company’s securities. In addition, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the share holdings. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers, other employees and their family members are prohibited from engaging in any such transactions with respect to the common stock owned.

2026 PROXY STATEMENT	57

EXECUTIVE COMPENSATION MATTERS

Anti-Pledging Policy
Our Insider Trading Policy, which applies to our officers, directors, other employees and their family members prohibits any director, officer or other employee of the Company and his or her family members from pledging or using as collateral, the Company’s securities in order to secure personal loans, lines of credit or other obligations, including holding Company securities in a margin account. Exceptions to this policy are granted where (i) the securities pledged are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, (ii) such individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of the Company’s securities during a time when such sale would be prohibited and (iii) the securities pledged are not utilized as part of any hedging transaction prohibited by the Company’s anti-hedging policy described above.
Tax and Accounting Considerations
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.
Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, transaction bonus payments, severance payments, certain fringe benefits and payments and acceleration of vesting under long-term incentive plans. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Note that none of our NEOs (or other executives or employees) are entitled to any tax gross-up or similar payments with respect to any excise taxes that may be imposed in accordance with the foregoing.
Accounting Standards
ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock, Service-Vesting LTIP Units and Performance-Vesting LTIP Units under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Committee Interlocks and Insider Participation
Each of Mr. Antin and Mses. Kleiman and Morris served as a member of the Compensation Committee during fiscal year 2025. Since the completion of our IPO, there have been no insider participations or Compensation Committee interlocks of the Compensation Committee, and no member of our compensation committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. At all times since the completion of our IPO, the Compensation Committee has been comprised solely of independent, non-employee directors.

58	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Compensation Committee Report
The Compensation Committee of the Board of Directors of Rexford Industrial Realty, Inc., a Maryland corporation, has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report of the Compensation Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the Compensation Committee as of April 8, 2026.
Robert L. Antin, Compensation Committee Chairman
Angela Kleiman
Debra L. Morris

2026 PROXY STATEMENT	59

EXECUTIVE COMPENSATION MATTERS

Compensation Tables
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Howard Schwimmer Former Co-CEO	2025	1,000,000	24,856,439	(3)(4)(5)	—	36,248	25,892,687
	2024	1,000,000	12,125,557		—	17,548	13,143,105
	2023	1,000,000	10,905,222		1,925,000	20,323	13,850,545
Michael S. Frankel Former Co-CEO	2025	1,000,000	24,856,439	(3)(4)(5)	—	16,748	25,873,187
	2024	1,000,000	12,125,557		—	17,548	13,143,105
	2023	1,000,000	10,905,222		1,925,000	20,323	13,850,545
Laura Clark Chief Executive Officer	2025	700,000	7,380,284	(3)	1,200,151	216,748	9,497,183
	2024	700,000	3,557,694		1,400,000	15,548	5,673,242
	2023	650,000	3,402,461		1,300,000	18,323	5,370,784
Michael Fitzmaurice Chief Financial Officer	2025	600,000	2,323,834	(3)	1,028,701	217,856	4,170,391
	2024	75,000	549,976		—	36,819	661,795
David E. Lanzer General Counsel and Secretary	2025	565,000	1,783,506	(3)	950,472	21,748	3,320,726
	2024	565,000	1,713,509		1,130,000	17,548	3,426,057
	2023	525,000	1,842,437		1,050,000	20,323	3,437,760
(1)Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect annual cash incentive awards earned for performance in 2025, 2024 and 2023 under the applicable annual cash incentive programs in place for those years. For 2025, Messrs. Schwimmer and Frankel elected to receive 100% of their annual cash incentive award in LTIP Units.
(2)Amounts shown in the “All Other Compensation” column for 2025 reflect medical insurance premiums paid by or reimbursed to each NEO by the Company for the direct or indirect benefit of the NEO that are not generally available to all other employees of the Company and the Company’s matching contributions under its 401(k) Plan of $5,000 to Messrs. Schwimmer, Fitzmaurice and Lanzer. The amount shown for Mr. Schwimmer also includes $14,500 for concierge health reimbursement. The amount shown for Ms. Clark also includes a one-time reimbursement of $200,000 for emergency temporary housing expenses incurred as a result of the January 2025 Southern California wildfires, which displaced Ms. Clark from her primary residence; the reimbursement was approved by the Compensation Committee to support business continuity. The amount shown for Mr. Fitzmaurice also includes the reimbursement of $196,108 of lodging and travel expenses incurred in 2025, relating to relocation expenses pursuant to his employment agreement.
(3)Amounts shown in the “Stock Awards” column for 2025 include the full grant-date fair value of Service-Vesting LTIP Units, Performance-Vesting LTIP Units and restricted stock awards computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We provide detailed information regarding the assumptions used to calculate the value of Service-Vesting LTIP Units, Performance-Vesting LTIP Units and restricted stock awards made to executive officers in Note 14 to our consolidated financial statements contained in our Annual Report on Form 10-K filed February 11, 2026. There can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the individual). The Performance-Vesting LTIP Units are treated as market condition awards as defined under ASC Topic 718, and as a result, they did not have a maximum value on the grant date that differed from the grant date fair values presented in the table. Instead, the maximum value is factored into the calculation of the grant date fair value using a Monte-Carlo simulation pricing model.
(4)The restricted stock awards granted to Messrs. Schwimmer and Frankel were issued in lieu of cash severance in the event of termination without cause, and as such are included in the “Stock Awards” column rather than “All Other Compensation”.
(5)Amounts shown in the “Stock Awards” column for 2025 include, for Messrs. Schwimmer and Frankel, the grant date fair value of the portion of each such NEO’s annual cash incentive award (equal to 100% of each such NEO’s annual cash incentive award) that was settled in fully-vested LTIP Units, which was $2,266,473 for each of Messrs. Schwimmer and Frankel. The grant date fair value of Messrs. Schwimmer and Frankel’s fully-vested LTIP Units was computed in accordance with ASC Topic 718. In early 2026, at the same time that annual cash incentive awards were paid to our NEOs generally, Messrs. Schwimmer and Frankel were each granted 61,058 fully-vested LTIP Units.

60	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Grants Of Plan-Based Awards For 2025
The following table sets forth information regarding grants of plan-based awards made to our NEOs during 2025.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard Schwimmer	11/17/2025	—	—	—	—	—	—	560,406	(4)	22,589,966
	—	1,000,000	2,000,000	2,750,000	—	—	—	—		—
Michael S. Frankel	11/17/2025	—	—	—	—	—	—	560,406	(4)	22,589,966
	—	1,000,000	2,000,000	2,750,000	—	—	—	—		—
Laura Clark	3/6/2025	—	—	—	—	—	—	6,134	(5)	219,911
	12/19/2025	—	—	—	—	—	—	59,873	(5)	2,169,183
	12/19/2025	—	—	—	44,905	89,810	224,525	—		4,991,190
	—	700,000	1,050,000	1,400,000	—	—	—	—		—
Michael Fitzmaurice	12/19/2025	—	—	—	—	—	—	19,431	(5)	703,980
	12/19/2025	—	—	—	14,574	29,147	72,868	—		1,619,854
	—	600,000	900,000	1,200,000	—	—	—	—		—
David E. Lanzer	12/19/2025	—	—	—	—	—	—	14,913	(5)	540,294
	12/19/2025	—	—	—	11,185	22,370	55,925	—		1,243,212
	—	565,000	706,250	1,130,000	—	—	—	—		—
(1)Represents threshold, target and maximum annual cash incentive award opportunities for performance in 2025. Messrs. Schwimmer and Frankel’s 2025 annual cash incentive awards were delivered in LTIP Units. For more information on the annual cash incentive award paid see “Compensation Discussion and Analysis—Elements of Our Compensation—Annual Incentive Compensation”.
(2)Represents awards of Performance-Vesting LTIP Units in our operating partnership. The amounts in the threshold, target and maximum columns correspond to the number of base Performance-Vesting LTIP Units that would be earned upon achievement of the applicable threshold, target and maximum goals for the relative TSR metrics, with the maximum award reflecting the absolute TSR modifier earned at its maximum level. These amounts exclude distribution equivalent units which are eligible to vest upon the conclusion of the applicable performance period based on the number of Performance-Vesting LTIP Units actually earned. For more information on these performance unit awards, see “Compensation Discussion and Analysis—Elements of Our Compensation—Long-Term Compensation”.
(3)Amounts for 2025 reflect the full grant-date fair value of Service-Vesting LTIP Units, Performance-Vesting LTIP Units and restricted stock awards granted in 2025, in each case, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide detailed information regarding the assumptions used to calculate the value of Service-Vesting LTIP Units, Performance-Vesting LTIP Units and restricted stock awards granted to executive officers in Note 14 to our consolidated financial statements contained in our Annual Report on Form 10-K filed February 11, 2026. With respect to any such awards that are subject to vesting, there can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the individual).
(4)Represents a time-based award of restricted common stock in the Company. For more information on these awards of restricted common stock, see “Compensation Discussion and Analysis—Former Co-CEOs Compensation & Calculation of Severance” and “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for 2025 Table”.
(5)Represents awards of Service-Vesting LTIP Units in our operating partnership. As disclosed in our proxy statement filed in 2025, in March 2025, Ms. Clark received a grant of Service-Vesting LTIP Units with a grant date approved value of $255,000 in connection with her promotion to Chief Operating Officer. For more information on the Service-Vesting LTIP Unit awards granted in December 2025, see “Compensation Discussion and Analysis—Elements of Our Compensation—Long-Term Compensation”.

2026 PROXY STATEMENT	61

EXECUTIVE COMPENSATION MATTERS

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for 2025 Table
Transition and Separation Agreements
In connection with their planned departure from executive officer roles effective on March 31, 2026 (the “Transition Date”), Messrs. Frankel and Schwimmer each entered into a transition and separation agreement (together, the “Transition and Separation Agreements”) with the Company, pursuant to which they each remained eligible to receive their base salary through the Transition Date, an annual cash incentive award for 2025, as determined by the Compensation Committee, and a cash payment of $62,500 for their continued service as non-employee members of the Board following the Transition Date through the Annual Meeting. In addition, subject to their execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, Messrs. Frankel and Schwimmer will each be entitled to receive the following payments and benefits: (i) a lump sum cash payment equal to a pro rata portion (to reflect their service though the Transition Date) of their target bonus for 2026; (ii) continued health insurance coverage at active employee rates for up to 18 months; (iii) accelerated vesting of outstanding time-based equity awards; and (iv) treatment of their termination of employment on the Transition Date as a “Qualified Termination” (as defined in the applicable award agreements) for purposes of outstanding performance-based equity awards, such that those performance-based awards will remain eligible to vest in accordance with their terms. Lastly, to support the transition of their responsibilities through the Transition Date and in lieu of certain severance payments that Messrs. Frankel and Schwimmer would have been eligible to receive in the event of a termination without cause, the Transition and Separation Agreements provided that Messrs. Frankel and Schwimmer would each be granted an award of restricted stock with a fair market value of $22,590,000 within five business days of their execution of the Transition and Separation Agreements (the “Restricted Stock Award”), which grants occurred on November 17, 2025 (each having a grant date fair value of $22,589,966). Each Restricted Stock Award will vest on the date on which the release becomes effective, subject to Messrs. Frankel and Schwimmer’s (x) continued service with the Company through the Transition Date (or, if earlier, through the date the Company terminates their employment without cause), (y) compliance with the terms of the Transition and Separation Agreement and (z) execution and non-revocation of the release.
The employment agreements previously in effect with Messrs. Schwimmer and Frankel were superseded by the Transition and Separation Agreements with respect to the subject matter covered by the Transition and Separation Agreements (but remained in effect to the extent the employment agreements covered matters not addressed in the Transition and Separation Agreements). In addition, the confidentiality and non-solicitation obligations of Messrs. Schwimmer and Frankel from the employment agreements were incorporated into the Transition and Separation Agreements. Specifically, their employment agreements contain customary confidentiality provisions and a non-solicitation restriction that prohibits them from soliciting, directly or indirectly, any employee, consultant, or any member of the Company or its subsidiaries or affiliates while employed with the Company and for a period of 12 months following termination of employment.
Employment Agreements
We have entered into employment agreements with Ms. Clark and Messrs. Fitzmaurice and Lanzer which provide for base salaries and annual cash incentive award targets, as reflected above and, with respect to Mr. Fitzmaurice, the reimbursement of up to $225,000 of relocation expenses. The employment agreements also provide for certain severance and change-in-control payments and benefits, as described below under “Potential Payments upon Termination or Change in Control.” Effective February 24, 2026, the employment agreements for Ms. Clark and Messrs. Fitzmaurice and Lanzer terminated in connection with the Company’s adoption of the Executive Severance Plan and their designation as executive officers covered by that plan. For a summary of current severance and change in control arrangements applicable to our Current NEOs, see “Supplemental—Summary of Potential Payments Upon Termination or Change in Control as of March 27, 2026 for Current NEOs” below.

62	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Outstanding Equity Awards At December 31, 2025
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2025.

Name	Grant Date(1)	Number of Shares or Stock Units that Have Not Vested (#)		Market Value of Shares of Stock or Units that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Units That Have Not Vested ($)(3)
Howard Schwimmer	12/21/2023	22,665	(4)	877,589	—		—
	12/21/2023	—		—	83,107	(5)	3,217,903
	11/16/2024	59,985	(4)	2,322,619	—		—
	11/16/2024	—		—	151,213	(6)	5,854,967
	11/17/2025	560,406	(7)	21,698,920	—		—
Michael S. Frankel	12/21/2023	22,665	(4)	877,589	—		—
	12/21/2023	—		—	83,107	(5)	3,217,903
	11/16/2024	59,985	(4)	2,322,619	—		—
	11/16/2024	—		—	151,213	(6)	5,854,967
	11/17/2025	560,406	(7)	21,698,920	—		—
Laura Clark	12/21/2023	7,645	(8)	296,014	—		—
	12/21/2023	—		—	28,063	(5)	1,086,599
	11/16/2024	20,232	(9)	783,383	—		—
	11/16/2024	—		—	61,206	(6)	2,369,896
	3/6/2025	4,089	(9)	158,326	—		—
	12/19/2025	59,873	(10)	2,318,283	—		—
	12/19/2025	—		—	22,452	(11)	869,341
Michael Fitzmaurice	11/18/2024	8,586	(12)	332,450	—		—
	12/19/2025	19,431	(10)	752,368	—		—
	12/19/2025	—		—	7,287	(11)	282,153
David E. Lanzer	12/21/2023	4,137	(8)	160,185	—		—
	12/21/2023	—		—	15,202	(5)	588,621
	11/16/2024	10,949	(9)	423,945	—		—
	11/16/2024	—		—	27,656	(6)	1,070,840
	12/19/2025	14,913	(10)	577,431	—		—
	12/19/2025	—		—	5,593	(11)	216,561
(1)In addition to the vesting schedules described below, each equity award may be subject to accelerated vesting in certain circumstances, as described in “Potential Payments upon Termination or Change in Control” below.
(2)The market value of restricted stock or Service-Vesting LTIP Units that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2025 ($38.72) by the number of unvested shares of restricted stock or unvested Service-Vesting LTIP Units, as applicable, outstanding under the applicable award.
(3)The market value of unearned Performance-Vesting LTIP Units is calculated by multiplying the fair market value of a share of our common stock on December 31, 2025 ($38.72) by the number of unearned units disclosed in accordance with SEC rules in footnotes 5, 6 and 11.
(4)The unvested portions of these Service-Vesting LTIP Unit awards vest upon effectiveness of the release of claims pursuant to the Transition and Separation Agreement, subject to not being terminated for cause, compliance with the Transition and Separation Agreement, and execution and non‑revocation of the release.
(5)Represents the number of Performance-Vesting LTIP Units, excluding distribution equivalent units, that would become earned and vested at the end of the performance period, assuming that the Company’s absolute and relative TSR performance is achieved at the threshold level for the three-year performance period from December 21, 2023 through December 20, 2026, and Core FFO Per-Share growth is achieved at the high level for the three-year performance period from January 1, 2024 through December 31, 2026.
(6)Represents the number of Performance-Vesting LTIP Units, excluding distribution equivalent units, that would become earned and vested at the end of the performance period, assuming that the Company’s relative TSR performance for three‑year period from November 16, 2024 through November 15, 2027 is achieved at the maximum level and Core FFO Per‑Share growth for the three‑year period from January 1, 2025 through December 31, 2027 is achieved at the target level, with the absolute TSR modifier earned at the threshold level and applied to each such metric.

2026 PROXY STATEMENT	63

EXECUTIVE COMPENSATION MATTERS

(7)This restricted stock award was granted pursuant to the Transition and Separation Agreement, and vests upon effectiveness of the release of claims, subject to continued service through March 31, 2026 (or earlier termination without cause), compliance with the Transition and Separation Agreement, and execution and non‑revocation of the release.
(8)One-third of each Service-Vesting LTIP Unit award vests on each of the first, second and third anniversaries of the date of grant, subject to the executive’s continued employment with us through the applicable vesting date. The unvested portions of these awards are scheduled to vest in one remaining installment on December 21, 2026.
(9)One-third of each Service-Vesting LTIP Unit award vests on each of the first, second and third anniversaries of the date of grant, subject to the executive’s continued employment with us through the applicable vesting date. The unvested portions of these awards are scheduled to vest in two remaining installments on November 16, 2026 and November 16, 2027. With respect to award granted to Ms. Clark on March 5, 2025, one‑third vested on November 16, 2025, and the remaining portions vest on November 16, 2026 and November 16, 2027.
(10)One-third of each Service-Vesting LTIP Unit award vests on each of the first, second and third anniversaries of the date of grant, subject to the executive’s continued employment with us through the applicable vesting date. The unvested portions of these awards are scheduled to vest in three remaining installments on December 19, 2026, December 19, 2027 and December 19, 2028.
(11)Represents the number of Performance-Vesting LTIP Units, excluding distribution equivalent units, that would become earned and vested at the end of the performance period, assuming that the Company’s TSR performance relative to the constituents of the Dow Jones U.S. Equity REIT Index and the Nareit Industrial REIT Index for the three‑year performance period from December 19, 2025 through December 18, 2028 is each achieved at the threshold level for each metric, with the absolute TSR modifier also earned at the threshold level and applied to each such metric.
(12)This restricted stock award vests as to one-third of the number of shares subject to the award on each of the first, second and third anniversaries on the date of grant, subject to Mr. Fitzmaurice’s continued service with us through the applicable vesting date. The unvested portions of these awards are scheduled to vest in two remaining installments on November 18, 2026 and November 18, 2027.
Option Exercises And Stock Vested During 2025
The following table summarizes vesting of restricted stock awards and LTIP Units applicable to our NEOs during the year ended December 31, 2025. None of our NEOs held any options during 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Howard Schwimmer	225,513	8,944,630
Michael S. Frankel	225,513	8,944,630
Laura Clark	53,404	2,136,892
Michael Fitzmaurice	4,294	175,238
David E. Lanzer	27,767	1,110,042
(1)This column represents the aggregate number of shares and LTIP Units acquired on vesting of existing equity awards. It includes Performance‑Vesting LTIP Unit awards granted on November 8, 2022 that were earned based on performance over the applicable three-year performance periods ending in 2025 and certified by the Compensation Committee on February 16, 2026.
(2)Amounts represent the market value as of the vesting date of the awards, based on the closing price for our common stock on the date of vesting of restricted stock, Service-Vesting LTIP Units or Performance-Vesting LTIP Units.

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Potential Payments Upon Termination Or Change In Control
Transition and Separation Agreements
As described above in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Transition and Separation Agreements,” subject to their execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, Messrs. Frankel and Schwimmer will each be entitled to receive the following payments and benefits: (i) a lump sum cash payment equal to a pro rata portion (to reflect their service through the Transition Date) of their target bonus for 2026; (ii) continued health insurance coverage at active employee rates for up to 18 months; (iii) accelerated vesting of outstanding time-based equity awards; and (iv) treatment of their termination of employment on the Transition Date as a “Qualified Termination” (as defined in the applicable award agreements) for purposes of outstanding performance-based equity awards, such that those performance-based awards will remain eligible to vest in accordance with their terms if applicable performance goals are attained. Additionally, Messrs. Frankel and Schwimmer will each be entitled to a cash payment of $62,500 for continued service as a non-employee member of the Board following the Transition Date through the Annual Meeting. Further, in lieu of certain severance payments that Messrs. Frankel and Schwimmer would have been eligible to receive in the event of a termination without cause, Messrs. Frankel and Schwimmer were each granted an award of restricted stock with a grant date fair value of $22,589,966 on November 17, 2025, with such restricted stock award amounts approximating the cash severance that would have been owed by the Company for a termination without cause. The restricted stock awards will vest on the date on which the applicable release becomes effective following the executive’s termination of employment, based in each case on the applicable executive’s (x) continued service with the Company through March 31, 2026 (or, if earlier, through the date the Company had terminated the executive’s employment without cause, had that occurred), (y) compliance with the terms of the Transition and Separation Agreement and (z) execution and non-revocation of the aforementioned release.
Employment Agreements
As noted above, the employment agreements for Messrs. Lanzer and Fitzmaurice and Ms. Clark terminated on February 24, 2026 (the “Employment Agreements Termination Date”) in connection with the Company’s adoption of the Executive Severance Plan and their respective designations as executive officers covered by the Executive Severance Plan. The description that follows is of the employment agreements that were in effect on December 31, 2025. Pursuant to the terms of the employment agreements for Messrs. Lanzer and Fitzmaurice and Ms. Clark which were in effect on December 31, 2025, if the executive’s employment had been terminated by our Company prior to the Employment Agreements Termination Date without “cause” or by the executive for “good reason” (each, as defined in the applicable employment agreement) then, in addition to any accrued amounts, each of Messrs. Lanzer and Fitzmaurice and Ms. Clark, as applicable, would have been entitled to receive the following, subject to the execution and non-revocation of an effective general release of claims in favor of the Company:
•a lump-sum payment in an amount equal to one times the sum of (i) the executive’s annual base salary then in effect, and (ii) the average annual cash incentive award earned by the executive for the three prior fiscal, provided that upon a termination by the Company without “cause” or by the executive for “good reason” that occurs within eighteen months following the consummation of a change of control of our Company (as defined in the Incentive Award Plan), this component of severance will be determined using a multiple of one and one-half (rather than one);
•a pro rata portion of the executive’s annual cash incentive award for the partial fiscal year in which the termination date occurs, determined based on actual performance, payable in a lump sum on the date on which annual cash incentive awards are paid to our Company’s senior executives generally for such year;
•accelerated vesting of all outstanding equity awards that vest based solely on the passage of time held by the executive as of the termination date; and
•company-paid continuation healthcare coverage for up to 18 months after the termination date.

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Under the terminated employment agreements in effect as of December 31, 2025, upon a termination of employment by reason of death or disability prior to the Employment Agreements Termination Date, each of Messrs. Lanzer and Fitzmaurice and Ms. Clark or their respective estates, as applicable, would have been entitled to accelerated vesting of all outstanding equity awards that vest based solely on the passage of time held by such executive as of the termination date and a pro rata portion of the executive’s annual cash incentive award for the partial fiscal year in which the termination date occurs, determined based on actual performance, payable in a lump sum on the date on which annual cash incentive awards are paid to the Company’s senior executives generally for such year, and company-paid continuation healthcare coverage for up to 18 months after the termination date, in addition to any accrued amounts. In addition, upon a “change in control” of our Company (as defined in the Incentive Award Plan), Mr. Lanzer and Ms. Clark would have been entitled upon the change in control to accelerated vesting of all equity awards that were outstanding as of December 31, 2025 which vest based solely on the passage of time. As described below under “Elimination of Single-Trigger Accelerated Vesting,” all awards to Mr. Lanzer and Ms. Clark granted after the adoption of the Executive Severance Plan will not be subject to single trigger accelerated vesting upon a change in control (absent an involuntary termination of employment). Consistent with the “double trigger” accelerated vesting policy adopted by the Company in 2021 as described below, the vesting of outstanding equity awards that vest based solely on the passage of time held by Mr. Fitzmaurice will not accelerate upon a change in control unless his employment is terminated by our Company without “cause” or by him for “good reason” (each, as defined in his employment agreement) following the change in control, in which case, vesting of Mr. Fitzmaurice’s time-vesting awards will accelerate upon such termination. In addition, attainment of performance goals applicable to outstanding performance-vesting equity awards held by Mr. Fitzmaurice will be measured, and such awards earned, based on actual attainment of applicable performance goals as of the date of a change in control in accordance with the terms of the applicable award agreement, and these awards remain outstanding and eligible to vest at the end of the applicable performance period, subject to his continued employment with the Company. However, if Mr. Fitzmaurice's employment is terminated by our Company without “cause” or by him for “good reason” within eighteen (18) months following the consummation of a change in control and prior to the end of the applicable performance period, the performance-vested portion of such award (measured as of the date of the change in control in accordance with the preceding sentence) shall become fully vested upon such termination, subject to his timely execution of an effective general release.
The employment agreements contained customary confidentiality provisions and a non-solicitation provision that prohibits them from soliciting, directly or indirectly, any employee, consultant, or any member of the Company or its subsidiaries or affiliates while employed with the Company and for a period of 18 months following their termination.
In addition, each of the employment agreements with our named executive officers provided that, to the extent that any change in control payment or benefit to the applicable executive would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction. No current or former employee is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).
Service-Vesting LTIP Units and Performance-Vesting LTIP Units
The descriptions of the terms of the award agreements that follows contemplates a termination of employment or change in control, as applicable, as if it occurred on December 31, 2025. Because the employment agreements for Messrs. Lanzer and Fitzmaurice and Ms. Clark terminated effective February 24, 2026 in connection with the Company’s adoption of the Executive Severance Plan, some of the descriptions below with respect to vesting may no longer be applicable as of the date of this Proxy Statement. For the current treatment of potential payments and equity vesting applicable to our Current NEOs for periods following the Employment Agreements Termination Date, see “Supplemental—Summary of Potential Payments Upon Termination or Change in Control as of March 27, 2026 for Current NEOs” below.
Termination of Employment. If a named executive officer’s employment is terminated by the Company other than for “cause,” by the executive for “good reason,” or due to the executive’s death or “disability” (each as defined in the applicable award agreement) in any case, then:
•his or her Service-Vesting LTIP Units will vest in full; and
•his or her Performance-Vesting LTIP Units will remain outstanding and eligible to vest based on the achievement of the performance goals during the performance period.
Change in Control. In the event of a change in control, all Service-Vesting LTIP Units held by Messrs. Schwimmer, Frankel, Lanzer and Ms. Clark will vest in full.

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With respect to the Performance-Vesting LTIP Units granted in 2023, if a change in control occurs before the end of a performance period, then:
•If a change in control occurs, a number of Performance-Vesting LTIP Units equal to the sum of (i) (x) the number of Absolute TSR Base Units that vest based on the achievement of pro-rated absolute TSR performance goals (determined by reference to the shortened performance period as of the date of the change in control) plus (y) the number of Relative TSR Base Units that vest based on achievement of the relative TSR performance goals (determined by reference to the shortened performance period through the date of the change in control, without pro-ration) (such number of base units, the “Year 2/3 CIC base units”), (ii) the target number of Core FFO Per-Share Base Units, plus (iii) the distribution equivalent units (calculated with respect to the Year 2/3 CIC base units), will vest immediately prior to the change in control, subject to the NEO’s continued employment until immediately prior to the change in control (or an earlier qualifying termination as discussed above).
With respect to the Performance-Vesting LTIP Units granted in 2024, if a change in control occurs before the end of a performance period, then:
•If the change in control occurs, a number of Performance-Vesting LTIP Units equal to the sum of (i) the number of Relative TSR Base Units that vest based on achievement of the relative TSR performance goals (subject to the absolute TSR modifier), (determined by reference to the shortened performance period through the date of the change in control, without pro-ration), plus (ii) the target number of Core FFO Per-Share Base Units (subject to the absolute TSR modifier) (such sum of (i) and (ii), the “Year 2/3 CIC base units”), plus (iii) the distribution equivalent units (calculated with respect to the Year 2/3 CIC base units), will vest immediately prior to the change in control, subject to the NEO’s continued employment until immediately prior to the change in control (or an earlier qualifying termination as discussed above).
With respect to the Performance-Vesting LTIP Units granted in 2025 to Ms. Clark and Mr. Lanzer, if a change in control occurs before the end of a performance period, then:
•If the change in control occurs on or prior to the first anniversary of the grant date of the Performance-Vesting LTIP Units, the number of Performance-Vesting LTIP Units that vest will equal the sum of (i) the number of Dow Jones Relative TSR Base Units which vest based on achievement of the Dow Jones Relative TSR performance goals (subject to the absolute TSR modifier) (determined by reference to the shortened performance period through the date of the change in control), plus (ii) the number of Nareit Relative TSR Base Units which vest based on achievement of the Nareit Relative TSR performance goals (subject to the absolute TSR modifier) (determined by reference to the shortened performance period through the date of the change in control), with such sum pro-rated to reflect the shortened performance period through the change in control date, (such sum of (i) and (ii), the “Year 1 CIC base units”), plus (iii) the distribution equivalent units (calculated with respect to the Year 1 CIC base units). Any Performance-Vesting LTIP Units that vest as described in this paragraph will vest immediately prior to the change in control, subject to the NEO’s continued employment until immediately prior to the change in control (except in the case of an earlier qualifying termination, as discussed above).
•If a change in control occurs following the first anniversary of the grant date of the Performance-Vesting LTIP Units, a number of Performance-Vesting LTIP Units equal to the sum of (i) the number of Dow Jones Relative TSR Base Units that vest based on achievement of the Dow Jones Relative TSR performance goals (subject to the absolute TSR modifier), determined by reference to the shortened performance period through the date of the change in control, without pro-ration, plus (ii) the number of Nareit Relative TSR Base Units that vest based on achievement of the Nareit Relative TSR performance goals (subject to the absolute TSR modifier), determined by reference to the shortened performance period through the date of the change in control, without pro-ration (such sum of (i) and (ii), the “Year 2/3 CIC base units”), plus (iii) the distribution equivalent units (calculated with respect to the Year 2/3 CIC base units), will vest immediately prior to the change in control, subject to the NEO’s continued employment until immediately prior to the change in control (or an earlier qualifying termination as discussed above).
If a change in control occurs, the Performance-Vesting LTIP Units granted to Mr. Fitzmaurice in 2025 will be measured against the performance measures as of the date of the change in control, similar to the Performance-Vesting LTIP Units granted to Ms. Clark and Mr. Lanzer in 2025; however such LTIP Units will not automatically vest upon a change in control, but instead will remain outstanding and eligible to vest (and will in fact vest) on the last day of the full performance period (i.e., the day preceding the third (3rd) anniversary of the grant date), subject to Mr. Fitzmaurice’s continued employment with the Company through such date. Notwithstanding the foregoing, upon a qualifying termination within eighteen (18) months following the consummation of a change in control, subject to his timely execution and non-revocation of a release, such earned units will vest upon such termination.

2026 PROXY STATEMENT	67

EXECUTIVE COMPENSATION MATTERS

Elimination of Single-Trigger Accelerated Vesting
In 2021, the Company adopted a “double trigger” accelerated vesting policy providing that no incentive equity awards issued to future Company officers, executives or other employees will be eligible to receive automatic “single trigger” accelerated vesting upon the occurrence of a change in control of the Company (absent buyer refusal to assume any such incentive equity awards). Instead, all incentive equity awards granted to future-hired officers, executives or other employees will only be eligible to vest on an accelerated basis in connection with a qualifying termination of employment (whether or not in connection with a change in control) and solely to the extent determined by the Compensation Committee. This “double trigger” policy does not modify the terms and conditions applicable to any existing equity awards (including with the then current NEOs), however, in connection with the adoption of the Executive Severance Plan, the “double trigger” policy will apply to future incentive equity awards issued to officers, executives or other employees who were employed by us prior to adoption of the “double trigger” policy (including Mr. Lanzer and Ms. Clark).

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Summary of Potential Payments Upon Termination or Change in Control as of December 31, 2025
The following table summarizes the payments that would be made to Messrs. Schwimmer and Frankel, Ms. Clark, Mr. Fitzmaurice and Mr. Lanzer upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2025. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees. For purposes of the table, a “qualifying termination” refers to a termination by Ms. Clark and Messrs. Fitzmaurice and Lanzer for “good reason” or by the Company without “cause” or, with respect to Messrs. Schwimmer and Frankel, a termination by the Company without “cause”. In November 2025, the employment agreements of Messrs. Schwimmer and Frankel were terminated and superseded by Transition and Separation Agreements to the extent the employment agreements and the Transition and Separation Agreements covered the same subject matter; payments for Messrs. Schwimmer and Frankel reflected in the table are determined pursuant to those agreements. The amounts reflected in the table for Ms. Clark and Messrs. Fitzmaurice and Lanzer are based on the employment agreements in effect as of December 31, 2025 and do not reflect the Executive Severance Plan, which became effective on February 24, 2026. For a summary of the current treatment of potential payments applicable to Ms. Clark and Messrs. Fitzmaurice and Lanzer, see “Supplemental—Summary of Potential Payments Upon Termination or Change in Control as of March 27, 2026 for Current NEOs” below.

Name	Benefit	Death/ Disability ($)		Qualifying Termination (no Change in Control) ($)		Change in Control (no Termination) ($)(1)		Qualifying Termination in Connection with a Change in Control ($)(1)
Howard Schwimmer	Cash Severance	2,266,473		—	(2)	—		—	(2)
	Continued Health Benefits	—		53,532		—		53,532
	Equity Acceleration	35,251,346	(3)	35,251,346	(3)	29,323,198	(4)	29,323,198	(4)
	Total	37,517,819		35,304,878		29,323,198		29,376,730
Michael S. Frankel	Cash Severance	2,266,473		—	(2)	—		—	(2)
	Continued Health Benefits	—		53,532		—		53,532
	Equity Acceleration	35,251,346	(3)	35,251,346	(3)	29,323,198	(4)	29,323,198	(4)
	Total	37,517,819		35,304,878		29,323,198		29,376,730
Laura Clark	Cash Severance	1,200,151		3,183,484		—		4,175,151
	Continued Health Benefits	53,532		53,532		—		53,532
	Equity Acceleration	8,505,506	(3)	8,505,506	(3)	5,274,671	(4)	5,274,671	(4)
	Total	9,759,189		11,742,522		5,274,671		9,503,354
Michael Fitzmaurice	Cash Severance	1,028,701		2,528,701		—		3,278,701
	Continued Health Benefits	53,532		53,532		—		53,532
	Equity Acceleration	1,409,408	(3)	1,409,408	(3)	—		1,084,818	(4)
	Total	2,491,641		3,991,641		—		4,417,051
David E. Lanzer	Cash Severance	950,472		2,558,805		—		3,362,972
	Continued Health Benefits	53,532		53,532		—		53,532
	Equity Acceleration	3,304,132	(3)	3,304,132	(3)	1,970,732	(4)	1,970,732	(4)
	Total	4,308,136		5,916,469		1,970,732		5,387,236
(1)In accordance with the employment agreement terms, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the NEO that are more favorable than the net after-tax payments and benefits payable to the NEO in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No NEO (or other employee) is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).
(2)No cash severance is payable in connection with a Qualifying Termination because the applicable provisions of the Former Co‑CEOs’ employment agreements were terminated and superseded by the Transition and Separation Agreements and restricted stock awards were

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granted to Messrs. Frankel and Schwimmer in lieu of the cash severance benefits that would otherwise have been payable upon a termination of employment without cause.
(3)Represents, for each NEO, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock and all outstanding Service-Vesting LTIP Units held by the NEO as of December 31, 2025 and (ii) the number of Performance-Vesting LTIP Units that would become earned and vested at the end of the performance period, assuming absolute and relative TSR performance continue at the same rate as we experienced from the first day of the applicable performance period through December 31, 2025, Core FFO per diluted share growth continues at the same rate as we experienced for the year ended December 31, 2025, and including the assumed number of distribution equivalent units that will be allocated in connection with those units. All shares and units reflected in this footnote are valued using the closing price of a share of our common stock on December 31, 2025 ($38.72).
(4)Represents, for each NEO, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock and all outstanding Service-Vesting LTIP Units held by the NEO as of December 31, 2025 and (ii) the accelerated vesting of the NEO’s Performance-Vesting LTIP Unit awards as described in the narrative above with respect to a change in control, assuming the change in control occurred on December 31, 2025. The number of Performance-Vesting LTIP Units reflected under clause (ii) is based on the Company’s actual TSR performance from the first day of the applicable performance period through December 31, 2025 and the target number of Core FFO Per-Share Base Units. All shares and units reflected in this footnote are valued using the closing price of a share of our common stock on December 31, 2025 ($38.72).
Supplemental—Summary of Potential Payments Upon Termination or Change in Control as of March 27, 2026 for Current NEOs
As noted above, effective February 24, 2026, the Company adopted the Executive Severance Plan, which provides for the payment of severance and other benefits to its named executive officers in the event of certain qualifying terminations of employment in connection with a “change in control” (as defined in the Executive Severance Plan) and, in certain circumstances, qualifying terminations of employment that occur outside the change in control context. The description that follows summarizes the Executive Severance Plan as in effect on March 27, 2026 for our Current NEOs.
In the event of a qualifying termination (a termination of employment without “cause” or for “good reason,” each as defined in the Executive Severance Plan) that occurs outside of the change in control window described below, a named executive officer will be entitled to receive the following:
•a lump-sum payment in an amount equal to one times (or, solely in the case of the Company’s CEO, two times) the sum of (i) the executive’s annual base salary then in effect and (ii) the average annual cash bonus earned by the executive for the three prior fiscal years;
•a pro rata portion of the executive’s annual cash bonus for the partial fiscal year in which the termination date occurs, payable in a lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such year;
•accelerated vesting of all outstanding equity awards held by the executive as of the termination date that vest solely based on the passage of time; and
•company-paid continuation healthcare coverage for up to 18 calendar months after the termination date.
If a named executive officer incurs a termination of employment by reason of such employee’s death or disability, the named executive officer (or his or her estate, as applicable) will be entitled to receive the pro rata bonus described above, accelerated vesting of all outstanding time-based equity awards and company-paid health care continuation for up to 18 calendar months.
In the event of a qualifying termination that occurs during the period commencing three months prior to the consummation of a change in control and ending on the second anniversary of the consummation of a change in control, a named executive officer will be entitled to receive the following:
•a lump-sum payment in an amount equal to two times (or, solely in the case of the Company’s CEO, three times) the sum of (i) the executive’s annual base salary then in effect and (ii) the average annual cash bonus earned by the executive for the three prior fiscal years;
•a pro rata portion of the executive’s annual cash bonus for the partial fiscal year in which the termination date occurs, payable in a lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such year;
•accelerated vesting of all outstanding equity awards held by the executive as of the termination date that vest solely based on the passage of time; and
•company-paid continuation healthcare coverage for up to 18 calendar months after the termination date.
Except as described above, outstanding equity awards held by a covered employee as of the date of termination of employment will be treated in accordance with the terms and conditions of the applicable Company equity plan and award

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agreement, provided that in the event of a change in control, to the extent that LTIP Units under any Performance-Vesting LTIP Unit Agreement vest, the number of Performance-Vesting LTIP Units that vest will be determined based on the “CIC Performance Vesting Standard,” meaning the greater of (i) the number of Performance-Vesting LTIP Units that would vest based on actual achievement of the applicable performance conditions through the change in control or (ii) the target number of Performance-Vesting LTIP Units.
In addition, as discussed above under “—Elimination of Single-Trigger Accelerated Vesting,” prospective time-based equity awards granted to Ms. Clark and Mr. Lanzer following adoption of the Executive Severance Plan will not automatically vest upon a change in control, but instead will only be eligible to vest on an accelerated basis in connection with a qualifying termination of employment, whether or not in connection with a change in control.
The following table summarizes the estimated potential payments and benefits that would be payable to our Current NEOs, including Ms. Clark and Messrs. Lanzer and Fitzmaurice, upon the occurrence of certain qualifying terminations of employment or a change in control, in each case assuming such event occurred on March 27, 2026, the record date for the Annual Meeting. The table reflects the terms of the Executive Severance Plan in effect on that date and is provided as supplemental information. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued during employment that are available to all salaried employees.

Name	Benefit	Death/ Disability ($)		Qualifying Termination (no Change in Control) ($)		Change in Control (no Termination) ($)(1)		Qualifying Termination in Connection with a Change in Control ($)(1)
Laura Clark	Cash Severance	350,479	(2)	4,650,580	(2)	—		6,800,630	(2)
	Continued Health Benefits	60,016		60,016		—		60,016
	Equity Acceleration	5,675,386	(3)	5,675,386	(3)	8,422,610	(4)	8,422,610	(4)
	Total	6,085,881		10,385,982		8,422,610		15,283,256
Michael Fitzmaurice	Cash Severance	212,055	(2)	1,754,955	(2)	—		3,297,855	(2)
	Continued Health Benefits	60,016		60,016		—		60,016
	Equity Acceleration	1,182,636	(3)	1,182,636	(3)	—		1,866,193	(4)
	Total	1,454,707		2,997,607		—		5,224,064
David E. Lanzer	Cash Severance	166,404	(2)	1,774,895	(2)	—		3,383,385	(2)
	Continued Health Benefits	60,016		60,016		—		60,016
	Equity Acceleration	2,112,077	(3)	2,112,077	(3)	2,923,190	(4)	2,923,190	(4)
	Total	2,338,497		3,946,988		2,923,190		6,366,591
(1)In accordance with the Executive Severance Plan, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the NEO that are more favorable than the net after-tax payments and benefits payable to the NEO in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No NEO (or other employee) is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).
(2)For each NEO, cash severance was calculated by multiplying the applicable multiple by the sum of (i) salary in effect on March 27, 2026, and (ii) the average annual cash bonus earned for the three prior fiscal years, plus the target annual cash bonus for 2026 prorated for time served through March 27, 2026. The applicable multiple is two times for the CEO (or three times in connection with a change in control) and one time for each other NEO (or two times in connection with a change in control), as described above.
(3)Represents, for each NEO, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock and all outstanding Service-Vesting LTIP Units held by the NEO as of March 27, 2026 and (ii) the number of Performance-Vesting LTIP Units that would become earned and vested at the end of the performance period, assuming absolute and relative TSR performance continue at the same rate as we experienced from the first day of the applicable performance period through March 27, 2026, Core FFO per diluted share growth continues at the same rate as we experienced for the year ended December 31, 2025, and including the assumed number of distribution equivalent units that will be allocated in connection with those units. All shares and units reflected in this footnote are valued using the closing price of a share of our common stock on March 27, 2026 ($32.49).
(4)Represents, for each NEO, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock and all outstanding Service-Vesting LTIP Units held by the NEO as of March 27, 2026 and (ii) the accelerated vesting of the NEO’s Performance-Vesting LTIP Unit awards, as provided in the applicable award agreement and determined under the CIC Performance Vesting Standard in connection with a change in control, assuming the change in control occurred on March 27, 2026. All shares and units reflected in this footnote are valued using the closing price of a share of our common stock on March 27, 2026 ($32.49).

2026 PROXY STATEMENT	71

EXECUTIVE COMPENSATION MATTERS

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation for Howard Schwimmer and Michael Frankel, who served as our Co-CEOs during fiscal year 2025, to the median of the annual total compensation of all of our employees, excluding Messrs. Schwimmer and Frankel (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.
For 2025, our last completed fiscal year:
•the annual total compensation of Messrs. Schwimmer and Frankel, as reported in the Summary Compensation Table above, was $25,892,687 and $25,873,187, respectively.
•the annual total compensation of the employee who represents our median compensated employee (other than Messrs. Schwimmer and Frankel) was $153,533.
Based on this information, for 2025, the annual total compensation of each of Messrs. Schwimmer and Frankel was approximately 169 times the median of the annual total compensation of all of our employees (other than Messrs. Schwimmer and Frankel). The pay ratio for 2025 is significantly higher than in previous years due to the inclusion of the one-time restricted stock awards granted to Messrs. Schwimmer and Frankel pursuant to the Transition and Separation Agreements.
Determining the Median Employee
Employee Population
We used December 31, 2025 as the reference date for identifying our median employee, which aligns the calculation date with other Company reporting and disclosures. As of such date, our employee population consisted of 256 total employees (excluding Messrs. Schwimmer and Frankel), all of whom were located in the United States. For purposes of the pay ratio calculation, our employee population consists of all full- and part-time employees at all locations, including all temporary employees employed as of the measurement date.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we used total annual compensation (including base salary and annual cash incentive/bonus and equity payments, as applicable), calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. In identifying the median employee, we annualized the compensation of all full-time employees, including the use of an employee’s target bonus and equity payments if an employee commenced employment with the Company after the applicable bonus and equity payment dates for 2025, as we have done in the prior pay ratio calculations. We did not make any cost-of-living adjustments.
Compensation Measure and Annual Total Compensation of Median Employee
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, using the same methodology applied to the compensation of Messrs. Schwimmer and Frankel as reported in the Summary Compensation Table above. However, as described above, we annualized the compensation of all full-time employees not employed for the full year or whose employment with the Company began after the applicable annual cash incentive award/bonus and equity payment dates for 2025, as we have done in the prior pay ratio calculations.

72	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Pay Versus Performance
Pay Versus Performance Table
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the Exchange Act, and does not necessarily reflect the value of compensation actually realized by our NEOs or how the Compensation Committee evaluates compensation decisions. Amounts included as “Compensation Actually Paid” or “CAP” do not represent the value of cash compensation and equity awards actually received by our NEOs, but rather is an amount calculated under SEC rules that includes, among other things, the year-over-year changes in the “fair value” of outstanding equity-based awards and the change from prior year-end fair value to vesting date fair value for award that vest in the applicable year. The following table sets forth information comparing Compensation Actually Paid to our NEOs for each of the fiscal years ended December 31, 2025, 2024, 2023, 2022 and 2021 and our financial performance for each such fiscal year.

					Average SCT Total for Non- PEO NEOs ($)(3)	Average CAP to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:			Core FFO Per Diluted Share ($)(7)
Year	SCT Total for First PEO ($)(1)	CAP to First PEO ($)(2)	SCT Total for Second PEO ($)(1)	CAP to Second PEO ($)(2)			TSR ($)(4)	Peer Group TSR ($)(5)	Net Income ($ in 000’s)(6)
2025	25,892,687	25,455,806	25,873,187	25,436,306	5,662,767	5,267,958	91.36	126.55	219,763	2.40
2024	13,143,105	(453,702)	13,143,105	(453,702)	3,253,698	917,041	87.27	123.58	285,926	2.34
2023	13,850,545	12,928,929	13,850,545	12,928,929	4,404,272	4,276,642	122.03	117.86	249,591	2.19
2022	12,650,293	1,247,522	12,650,293	1,247,522	4,004,559	2,060,645	115.51	105.89	177,157	1.96
2021	10,160,902	31,041,449	10,160,902	31,041,449	3,045,415	6,189,187	167.83	141.20	136,246	1.64
(1)Amounts reflect the annual total compensation paid to each Principal Executive Officer (“PEO”), which for the applicable periods includes the Former Co-CEOs, Mr. Schwimmer (“First PEO”) and Mr. Frankel (“Second PEO”), as reported in the Summary Compensation Table (the “SCT”) on page 60.
(2)The table below details the additions to and deductions from the SCT totals and Average SCT totals to calculate Compensation Actually Paid amounts and Average Compensation Actually Paid amounts for our PEOs and Non-PEO NEOs, respectively.
(3)Reflects the average annual total compensation of Laura Clark, Michael Fitzmaurice, and David Lanzer for 2025 and 2024, and the average annual total compensation of Laura Clark and David Lanzer for 2023, as reported in the SCT on page 60. Reflects the average annual total compensation of Laura Clark and David Lanzer for 2022 and 2021. The average annual total compensation for 2024 reflects partial-year compensation for Mr. Fitzmaurice, which brings the average annual total compensation down relative to other years.
(4)Total Shareholder Return for each reported year reflects the cumulative return on our common stock assuming the investment of $100 in our common stock on December 31, 2020, and that all dividends were reinvested into additional shares of common stock at the frequency with which dividends are paid on the common stock during the applicable period.
(5)Reflects the Total Shareholder Return of the Dow Jones Equity All REIT Index (the “Peer Group”). Peer Group Total Shareholder Return for each reported year reflects the cumulative return on common stock assuming the investment of $100 in common stock weighted according to the market capitalization of the Peer Group companies on December 31, 2020, and that all dividends were reinvested into additional shares of common stock at the frequency with which dividends are paid on the common stock during the applicable period.
(6)Reflects net income as defined under GAAP and as reported in our audited consolidated statements of operations during the applicable year.
(7)Reflects our most important financial performance measure used to link compensation paid to our NEOs for the most recently completed fiscal year. See Appendix A for the definition of “Core FFO per diluted share,” which is a non-GAAP financial measure, and reconciliations of net income to Core FFO for each applicable period.

2026 PROXY STATEMENT	73

EXECUTIVE COMPENSATION MATTERS

The following table reconciles the PEO Summary Compensation Table total to Compensation Actually Paid and the Non-PEO NEOs Average Summary Compensation Table total to Average Compensation Actually Paid for the period ended December 31, 2025.

	2025
	First PEO	Second PEO	Non-PEO NEOs Average
Summary Compensation Table — Total Compensation(1)	$25,892,687	$25,873,187	$5,662,767
DEDUCT: Amounts reported under the “Stock Awards” column in the SCT(2)	(24,856,439)	(24,856,439)	(3,829,208)
ADD: Fair value of awards granted during year that remain unvested as of year-end(3)(4)(5)	21,698,920	21,698,920	3,327,139
ADD: Fair value of awards granted during year that vested during year(6)	2,266,473	2,266,473	27,942
ADD/DEDUCT: Change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end(3)(4)(5)	(703,391)	(703,391)	(125,083)
ADD/DEDUCT: Change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year(3)	735,523	735,523	127,672
ADD: Dividends or other earnings paid during year prior to vesting date of award(7)	422,033	422,033	76,729
Compensation Actually Paid (as defined by SEC rule)	$25,455,806	$25,436,306	$5,267,958
(1)Represents Total Compensation as reported in the SCT for the year ended December 31, 2025. With respect to the non-PEO NEOs, amounts shown represent averages.
(2)Represents the aggregate grant date fair value of the outstanding and unvested Service-Vesting LTIP Units, unvested Performance-Vesting LTIP Units, and unvested restricted stock awards granted during the fiscal year, computed in accordance with ASC Topic 718.
(3)Fair value or change in fair value, as applicable, of equity awards was computed in accordance with ASC Topic 718, and determined by reference to (i) for restricted stock, the closing price per share on the applicable year-end or vesting date(s); (ii) for Service-Vesting LTIP Units, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s), multiplied by a discount for book-up risk, where applicable; (iii) for Performance-Vesting LTIP Units that are based on the Company’s growth in Core FFO per diluted share, the closing price per share on the applicable year-end date(s), multiplied by the number of units corresponding to the probability of achievement of the applicable performance objective as of the applicable date or, in the case of vesting dates, the closing price per share on the applicable vesting date(s), multiplied by the actual number of units that vested; and (iv) for Performance-Vesting LTIP Units that are based on the Company’s absolute TSR and the Company’s TSR performance relative to a peer group, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), or, in the case of vesting dates, the closing price per share on the applicable vesting date(s), multiplied by the actual number of units that vested.
(4)The material differences in assumptions from the grant date values are as follows: (i) for Service-Vesting LTIP Units, changes in the closing price per share as of each applicable year-end date (see note (5) below); (ii) for Performance-Vesting LTIP Units that are based on the Company’s growth in Core FFO per diluted share, changes in the probability assumptions and changes in the closing price per share as of each applicable year-end date; (iii) for Performance-Vesting LTIP Units that are based on the Company’s absolute TSR and the Company’s TSR performance relative to a peer group, changes in Monte Carlo simulation inputs, including changes in the selected Company volatility input, the risk-free interest rate input and the range of share price volatilities for the peer group companies at each applicable year-end date. For Monte Carlo simulations performed for awards with open performance periods as of the end of each fiscal year, (a) the selected Company volatility input ranged from 27.0% to 29.0%, (b) the average of the risk-free interest rate input used was 3.6%, (c) the median expected share price volatility for the peer group companies ranged from 25.0% to 26.0%, and (d) the average expected share price volatility of the peer group companies ranged from 29.9% to 32.0%.
(5)The closing price per share of our common stock as of December 31, 2025 and 2024 was $38.72 and $38.66, respectively.
(6)For the first and second PEO, represents the fair value of the portion of Messrs. Schwimmer and Frankel’s annual cash incentive award (equal to 100% of each such NEO’s annual cash incentive award) that was settled in fully-vested LTIP Units shortly after the end of 2025.
(7)Represents cash distributions paid during 2025 on (i) unvested Service-Vesting LTIP Units (equal to dividends paid on our common stock) and (ii) unvested Performance-Vesting LTIP Units (equal to 10% of dividends paid on our common stock) that are not otherwise reflected as compensation for 2025.

74	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Tabular List of Financial Performance Measures
The following unranked tabular list presents the most important financial performance measures that we used to link executive compensation actually paid to company performance for 2025.
•Consolidated Portfolio NOI Growth
•Core FFO per Diluted Share
•Core FFO Growth (3-year period)
•Absolute Total Shareholder Return (3-year period)
•Relative Total Shareholder Return (3-year period)
For additional details regarding our most important financial performance measures, please see the sections titled “Actual 2025 Annual Cash Incentive Awards” and “2025 Performance-Vesting LTIP Units” in the Compensation Discussion and Analysis elsewhere in this Proxy Statement.
Relationship Between Financial Performance Measures
The graphs below compare the Compensation Actually Paid to each PEO and the average of the Compensation Actually Paid to our Non-PEO NEOs, with our (i) cumulative TSR, (ii) Peer Group TSR, (iii) net income, and (iv) Core FFO per diluted share, in each case, for the fiscal years ended December 31, 2025, 2024, 2023, 2022 and 2021.
TSR amounts reported in the graph assume an initial fixed investment of $100 invested on December 31, 2020, and that all dividends were reinvested into additional shares of common stock at the frequency with which dividends are paid on the common stock during the applicable period.
COMPENSATION ACTUALLY PAID VERSUS TOTAL SHAREHOLDER RETURN

2026 PROXY STATEMENT	75

EXECUTIVE COMPENSATION MATTERS

COMPENSATION ACTUALLY PAID VERSUS NET INCOME
COMPENSATION ACTUALLY PAID VERSUS CORE FFO PER DILUTED SHARE

76	REXFORD INDUSTRIAL

EXECUTIVE COMPENSATION MATTERS
Equity Compensation Plan Information
The following table provides information as of December 31, 2025 regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	3,009,965	(2)	—	384,799
Equity compensation plans not approved by security holders	—		—	—
Total	3,009,965		—	384,799
(1)Consists of the Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in July 2013 and most recently amended on June 11, 2024, and provides for awards of options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, performance awards, performance share awards, Service-Vesting LTIP Units, Performance-Vesting LTIP Units, stock payments and other incentive awards to be available for employees and consultants of our Company, our operating partnership and Rexford Industrial Realty and Management, Inc. (and any of their qualifying subsidiaries) and for our directors.
(2)Includes the following unvested securities: (i) 325,395 Service-Vesting LTIP Units and (ii) 2,684,570 Performance-Vesting LTIP Units, which represents the maximum number of Performance-Vesting LTIP Units that would be earned in the event that specified maximum goals are achieved. For more information on these Performance-Vesting LTIP Unit awards, see “Compensation Discussion and Analysis—Elements of Our Compensation—Long-Term Compensation”.

2026 PROXY STATEMENT	77

Approval of the Fourth Amended and Restated 2013 Incentive Award Plan

PROPOSAL NO. 4
Approval of the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan
We are asking our stockholders to approve the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan (the “Amended and Restated Plan”), which makes the following material changes to the Third Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan (the “Prior Plan”):
•Increases the number of shares of common stock available for issuance under the Amended and Restated Plan by 4,500,000 shares, and increases the number of shares which may be granted as incentive stock options under the Amended and Restated Plan by 4,500,000 shares;
•Increases the annual limit that applies to the sum of cash and equity compensation that may be paid for services as a non-employee director to $750,000; and
•Extends the right to grant awards under the Amended and Restated Plan through March 25, 2036.
Our Board approved the Amended and Restated Plan on March 25, 2026, upon the recommendation of the Compensation Committee. The adoption of the Amended and Restated Plan is subject to stockholder approval, and the Amended and Restated Plan will not become effective if this approval is not received. If the Amended and Restated plan is not approved by our stockholders, then the Prior Plan will continue in effect on its existing terms.
The Amended and Restated Plan will allow us to continue to grant equity and equity-linked long-term incentive compensation awards (including performance-based incentive awards) to our key employees, consultants and directors. Our Board believes that the selective use of equity and equity-linked long-term incentive compensation awards and performance-based cash incentive awards is vital to our ability to attract, retain, reward, and motivate our key employees, consultants and directors. Our Board believes that this, in turn, helps us achieve our growth objectives and enhance stockholder value. Stockholder approval of the Amended and Restated Plan will allow us to continue to provide these incentives.

Our Board of Directors recommends a vote “FOR” the approval of the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan.

78	REXFORD INDUSTRIAL

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
Key Reasons Why You Should Vote to Approve the Amended and Restated Plan
Our Board recommends that you approve the Amended and Restated Plan for the following reasons:
•Recruitment and Retention. The Amended and Restated Plan will enable us to continue to attract, retain, motivate and reward our key employees consistent with market practice.
•Alignment with Stockholder Interests and Pay-for-Performance. Equity and equity-linked awards serve to align the interests of our key employees with those of our Company and its stockholders, focus our key employees on driving stockholder value accretion, and further link pay with performance.
•Competitive Advantage. We view equity and equity-linked awards as a crucial component of our compensation program, which enable us to remain competitive within our industry in attracting and retaining key talent, as equity-based compensation for executives is customary among public companies.
•Reasonable Share Reserve. We are seeking to reserve a number of shares for issuance pursuant to the Amended and Restated Plan that we believe is reasonable and represents only 1.96% of shares and units outstanding.
Key Features of the Amended and Restated Plan
We believe that the Amended and Restated Plan (like the Prior Plan) reflects a broad range of compensation and governance best practices, with some of the key features of the Amended and Restated Plan as follows:
•No Liberal Share Recycling. The share pool under the Amended and Restated Plan is not subject to liberal share “recycling” provisions, meaning (among other things) that shares used to pay the exercise price of stock options, and shares tendered or withheld to satisfy tax withholding obligations with respect to an award, do not again become available for grant.
•No Repricing or Replacement of Options or Stock Appreciation Rights (“SARs”). Awards under the Amended and Restated Plan may not be repriced, replaced or re-granted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award. Cash buyouts of underwater awards are not permitted.
•No In-the-Money Option or SAR Grants. The Amended and Restated Plan prohibits the grant of options or SARs with an exercise or base price less than 100% of the fair market value of our common stock on the date of grant.
•No “Evergreen” Provision. The total number of shares of common stock that may be issued under the Amended and Restated Plan is limited to the share reserve that is subject to stockholder approval. That is, the Amended and Restated Plan does not include an automatic share replenishment provision (also known as an “evergreen” provision).
•No Increase to Shares Available for Issuance without Stockholder Approval. The Amended and Restated Plan prohibits any increase in the total number of shares of common stock that may be issued under the Amended and Restated Plan without stockholder approval, other than adjustments in connection with certain corporate reorganizations, changes in capitalization and other events, as described below.
•No Gross-Ups. The Amended and Restated Plan does not provide for any excise tax gross-up payments (nor have we committed to pay tax gross-up payments outside of the Amended and Restated Plan).
•No “Reload” Stock Options. The Amended and Restated Plan does not permit grants of stock options with a “reload” feature that would provide for additional stock options to be granted automatically to a participant upon the participant’s exercise of previously-granted stock options.

2026 PROXY STATEMENT	79

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
Share Reserve
In its determination to approve the Amended and Restated Plan, the Board sought to ensure that the Company would have an available pool of shares from which to grant long-term equity and equity-linked incentive awards for a reasonable period of time into the future. The Board believes these awards serve a key incentive and retention mechanism for the Company’s key employees and directors. However, the Board is mindful of its responsibility to our stockholders to exercise judgment in granting equity and equity-linked awards and seeks to proactively manage dilution.
In determining the share reserve under the Amended and Restated Plan, the Board reviewed the Compensation Committee’s recommendations, which were made in consideration of information and analysis prepared by FPC, in its capacity as a compensation consultant to the Compensation Committee. Specifically, the Compensation Committee considered the following:
•Overhang. The Compensation Committee considered the potential dilution from outstanding and future equity awards (“overhang”) both in absolute terms and relative to industry peers. As of March 27, 2026, there were 224,521,291 shares of common stock outstanding and 5,646,343 common units of limited partnership outstanding. As of March 27, 2026, approximately 4,127,307 shares were subject to outstanding awards under the Prior Plan, including 1,765,340 unvested shares of restricted stock, 350,585 unvested Service-Vesting LTIP Units and 2,011,382 unvested Performance-Vesting LTIP Units (with Performance-Vesting LTIP Units reserved at “maximum” levels), and 421,990 shares remained available for future grants of awards under the Prior Plan, which together, represented approximately 1.97% of our fully diluted common shares outstanding, or our overhang percentage. If our stockholders approve the Amended and Restated Plan, the 4,500,000 shares proposed to be reserved for issuance under the Amended and Restated Plan would potentially increase our overhang percentage by 1.96% to approximately 3.93% total.
•Burn Rate. The Company’s three-year average burn rate is 0.47%. Currently, the Prior Plan is the only plan under which long-term equity and equity-linked incentive awards may be granted. The tables below set forth information regarding burn rate and shares outstanding as of March 27, 2026 under the Prior Plan.
Burn Rate Information

Year	Time-Based Full Value Awards Granted(1)	Performance-Based Full-Value Awards Earned(2)	Total Shares Subject to Full-Value Awards(3)	Weighted Average Common Shares and Common Units Outstanding(4)	Burn Rate(5)
2023	441,572	219,607	661,179	210,301,642	0.31%
2024	524,498	121,129	645,627	226,336,197	0.29%
2025	1,722,540	200,697	1,923,237	240,664,216	0.80%
Three-Year Average					0.47%
(1)For each year, includes the number of LTIP Units and shares of restricted stock granted during such year that were subject to vesting solely based on the grantee’s continued employment through one or more vesting dates.
(2)For each year, includes the number of LTIP Units earned during such year based on the achievement of performance-based criteria.
(3)For each year, represents the sum of time-based full-value awards granted and performance-based full-value awards earned. No stock options are outstanding under the Prior Plan.
(4)For each year, represents the weighted average number of shares of our common stock and common units of limited partnership, including vested LTIP Units, in our operating partnership, which are redeemable or exchangeable into shares of our common stock on a one-for-one basis.
(5)The burn rate is calculated as the total shares subject to full-value awards as a percentage of the weighted average common shares and common units outstanding.
•Share Usage. If the Amended and Restated Plan is approved, we estimate that the shares reserved for issuance thereunder would be sufficient for approximately five years of awards, assuming we grant awards consistent with our current projections. Of course, we cannot predict future share usage with certainty, and circumstances may change and require us to reevaluate and modify our equity grant practices and/or use our share reserve over a different period.
In light of the factors described above, and the fact that our ability to continue to grant equity and equity-based compensation is vital to our ability to continue to attract and retain key personnel in the labor markets in which we compete, the Board has determined that the size of the share reserve under the Amended and Restated Plan is reasonable and appropriate at this time.

80	REXFORD INDUSTRIAL

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
Stockholder Approval Requirement
Stockholder approval of the Amended and Restated Plan is necessary in order for us to (1) meet the stockholder approval requirements of the New York Stock Exchange, and (2) retain the ability to grant incentive stock options (“ISOs”) pursuant to the stockholder approval requirements of Section 422 of the Code.
Description of the Amended and Restated Plan
The following sets forth a description of the material terms of the Amended and Restated Plan. The following summary is qualified in its entirety by reference to the full text of the Amended and Restated Plan attached hereto as Appendix B.
General. The purposes of the Amended and Restated Plan are to motivate, attract, and retain the best available personnel, to provide additional incentive to employees, directors and consultants and to promote the success and enhance the value of the Company and the operating partnership.
Shares Available for Awards. If an increase of 4,500,000 shares of our common stock (“Shares”) is approved by the stockholders of the Company, then the maximum aggregate number of Shares that may be issued under the Amended and Restated Plan will be 4,500,000, plus Shares available for issuance under the Prior Plan as of the Effective Date, plus Shares subject to outstanding awards under the Prior Plan that are not ultimately issued or delivered to a participant for any reason or that are forfeited by a participant prior to vesting. No more than 4,500,000 Shares may be issued pursuant to ISOs. As of March 27, 2026, the closing price of a Share on the New York Stock Exchange was $32.49.
Appropriate adjustments will be made to this limit, to the other numerical limits on awards described in this Proposal No. 4, to the class and number of securities subject to outstanding awards and to the price per Share subject to outstanding awards in the event of certain changes in the capital structure of Company or distribution to the stockholders of the Company (as described below under “Changes in Capitalization”).If any award is forfeited, is settled in cash, or expires without having been exercised or settled in full, the underlying Shares will be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Amended and Restated Plan and will again become available for issuance under the Amended and Restated Plan. To the extent permitted by applicable law, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a related entity will not be counted against the Shares available for grant under the Amended and Restated Plan. Additionally, to the extent an acquired entity has shares available under a pre-existing plan approved by its stockholders, then the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted using the exchange ratio or other adjustment formula used in such acquisition or combination) may be used for awards under the Amended and Restated Plan and will not be counted against the shares available for issuance under the Amended and Restated Plan.
In addition to Shares that are issued pursuant to an award, the following Shares will be counted against the maximum number of Shares available for issuance under the Amended and Restated Plan: (i) Shares underlying an award that are surrendered in payment of the award’s exercise price or in satisfaction of tax withholding obligations incident to the exercise or settlement of the award, (ii) Shares that are not issued or delivered as a result of stock settlement of an outstanding option or stock appreciation right; or (iii) Shares that are purchased on the open market with the cash proceeds of the exercise of an option. Payment for dividend equivalent rights in cash in conjunction with any outstanding award will not reduce the maximum aggregate number of Shares that may be issued under the Amended and Restated Plan.

2026 PROXY STATEMENT	81

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
Certain Award Limits. In addition to the limitation described above on the total number of Shares that will be authorized for issuance under the Amended and Restated Plan, the Amended and Restated Plan limits the number of Shares that may be issued under certain types of awards. The Amended and Restated Plan includes (i) a limit of 1,500,000 shares as the maximum aggregate number of Shares that may be subject to awards granted to any recipient in a calendar year and (ii) a limit of $10,000,000 as the maximum amount that may be payable in respect of any cash awards under the Amended and Restated Plan to an employee in any calendar year. The Amended and Restated Plan also includes a limit of $750,000 on the maximum aggregate value of cash and equity compensation that a non-employee director may be paid for services as a non-employee director in respect of any calendar year (the “Director Limit”).
The foregoing limitations will be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization or distribution to the stockholders of the Company (as described below under “Changes in Capitalization”).
Administration. With respect to awards granted to employees and consultants, the Amended and Restated Plan will be administered by the plan administrator, which is the Compensation Committee, unless otherwise determined by the Board, and will consist of two or more non-employee directors (within the meaning of Rule 16b-3 of the Exchange Act), each of whom is also an “independent director” under NYSE rules. For purposes of this summary, the term “Administrator” will refer to either the Board or a committee or subcommittee designated by the Board to administer awards under the Amended and Restated Plan.
Subject to the provisions of the Amended and Restated Plan, the Administrator has power to interpret the Amended and Restated Plan. The Administrator may determine in its discretion, among other things, the persons who are eligible to receive awards, the number and kind of awards to be granted, the number and kind of Shares underlying each award, settlement and exercise terms, award agreements underlying awards, and other terms and conditions of any award. The Administrator may, subject to certain limitations, amend the terms of any award, provided that the Administrator must get a participant’s consent for any amendment that would materially and adversely affect the participant’s rights under an outstanding award. The Administrator also may adopt, establish or revise any rules and regulations and guidelines for administering the Amended and Restated Plan and may grant awards to employees, directors and consultants employed outside the United States on such terms and conditions different from those specified in the Amended and Restated Plan, as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Amended and Restated Plan. The Administrator also may delegate its duties or authority to one or more of its members or to one or more officers of the Company or to a related entity or to one or more agents or advisors to the extent permissible under applicable law, except that no officer of the Company may be delegated authority to grant awards to, or amend awards held by, individuals subject to Section 16 of the Exchange Act or officers or directors of the Company to whom authority to grant or amend awards has been delegated. The Amended and Restated Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee to whom authority to act for the Board, the Administrator or the Company is delegated against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any claim, investigation, action, suit or proceeding arising from such person’s action or failure to act in connection with the Amended and Restated Plan.
Prohibition of Option Repricing. The Amended and Restated Plan expressly provides that, without the approval of a majority of the stockholders of the Company, the Administrator may not lower the exercise price of any outstanding option or stock appreciation right or exchange any outstanding option or stock appreciation right in consideration for a new award or a cash payment when the exercise price of the option or stock appreciation right exceeds the fair market value of the underlying Shares.
Eligibility. ISOs may be granted only to employees of the Company or of any parent or subsidiary corporations of the Company. Awards other than ISOs may be granted to employees, directors and consultants of the Company or of any affiliate of the Company, including the operating partnership. In addition, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. As of March 27, 2026, the Company had approximately 253 employees (including five executive officers), six non-employee directors and one consultant who were eligible to participate in the Amended and Restated Plan.
Terms and Conditions of Awards. The Administrator is authorized under the Amended and Restated Plan to grant awards to eligible participants, including, without limitation, options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), stock payments, dividend equivalents, performance awards, and LTIP units. Each such award will be designated in an award agreement. The Administrator will determine the provisions, terms and conditions of each award, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, vesting schedule, lapse of forfeiture restrictions or restrictions on exercisability, accelerations and waivers thereof, and any provisions related to non-competition and recapture of gain on an award.

82	REXFORD INDUSTRIAL

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
The Administrator will designate option awards either as ISOs within the meaning of Section 422 of the Code or non-qualified stock options. To the extent that the aggregate fair market value of Shares subject to options designated as ISOs which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess attributable to ISOs will be treated as non-qualified stock options to the extent required by Section 422 of the Code. The exercise price of each option may not be less than the fair market value of a Share on the date of grant. However, any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (“Ten Percent Shareholders”) must have an exercise price equal to at least 110% of the fair market value of a Share on the date of grant. In the case of stock appreciation rights, the base amount on which the stock appreciation right is calculated may not be less than the fair market value of a Share on the date of grant, except in the case of substitute awards. Subject to discretion of the Administrator and applicable laws, the exercise or purchase price for an award generally is payable in cash, check, Shares, placement of a “market sell order,” or any other form of legal consideration acceptable to the Administrator.
The term of any option or stock appreciation right granted under the Amended and Restated Plan may not exceed ten years (or five years in the case of ISOs granted to Ten Percent Shareholders).
Dividends and Dividend Equivalents. Under the Amended and Restated Plan, dividends payable in respect of awards (if any) may be paid to the participant in respect of the unvested portion of an award. The Administrator may grant dividend equivalents, either alone or in tandem with another award, but dividend equivalents may not be granted or paid with respect to shares that are subject to options or stock appreciation rights. The Amended and Restated Plan provides that dividend equivalents with respect to performance awards (or any portion thereof) that are unvested may only be paid to the participant to the extent that the award (or portion thereof) vests; however, participants holding LTIP units subject to performance-based vesting conditions are entitled to a cash payment equal to 10% of the dividends made in respect of such LTIP units.
Termination of Service. If a participant in the Amended and Restated Plan terminates continuous service with the Company, he or she only may exercise outstanding awards (as applicable) to the extent permitted by the Administrator. With respect to options and stock appreciation rights, the Administrator may permit a participant to exercise an award for a specified period following his or her termination of continuous service, provided that such period may not extend beyond the original term of the award.
Transferability of Awards. No award under the Amended and Restated Plan may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent or distribution or subject to a qualified domestic relations order, and may be exercised during lifetime of the participant only by the participant, except that the Administrator may permit a participant to transfer ISOs to a trust if, under Section 671 of the Code and applicable state law, the participant is considered the sole beneficial owner of the ISO while it is held in the trust. Additionally, the Administrator, in its sole discretion, may determine awards other than ISOs to be transferable, subject to certain terms and conditions. The Amended and Restated Plan permits participants to designate beneficiaries of awards, including ISOs.
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number and kind of Shares subject to outstanding awards, the number and kind of Shares that have been authorized for issuance under the Amended and Restated Plan, the grant and/or exercise price of each outstanding award, and the terms and conditions of any outstanding awards (including, any applicable performance targets or criteria with respect thereto) may be proportionately adjusted by the Board in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an equity restructuring.
In the event of any transaction or event described above, any unusual or nonrecurring transactions or events affecting the Company or any affiliate (or their respective financial statements), changes in applicable law or accounting principles, the Board, in its discretion, may take any one or more of the following actions whenever the Board determines that such action is appropriate: (i) provide for the termination of such award in exchange for (or replacement of such award with) an amount of cash and/or other property that would have been attained upon the exercise of such award or realization of the applicable participant’s rights; (ii) provide for the assumption or substitution of the award by the successor corporation; (iii) adjust the number and type of securities subject to outstanding awards and awards which may be granted in the future and/or adjust the terms, conditions and criteria included in such awards; (iv) accelerate the vesting of such award; and (v) provide that the award cannot vest, be exercised or become payable after such event. In addition, in the event of an “equity restructuring” affecting our shares, the Board will adjust the number and type of securities subject to awards and make such other equitable adjustments as are necessary to reflect the adjustment.

2026 PROXY STATEMENT	83

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
Change in Control. If a Change in Control (as defined in the Amended and Restated Plan) occurs and any awards are not converted, assumed or replaced by a successor entity or survivor corporation or a parent or subsidiary thereof, then those awards will become fully exercisable and vested and all forfeiture, repurchase, and other restrictions on the awards will lapse immediately prior to the Change in Control.
Termination or Amendment. No Awards may be granted under the Amended and Restated Plan after the tenth anniversary of the date of its approval by the Board. The Board may wholly or partially amend, suspend or terminate the Amended and Restated Plan at any time, provided that no amendment may be made without stockholder approval (except as may be made in connection with certain changes in common stock or assets of the Company, acquisition or liquidation of the Company, or other corporate events) to (A) increase the number of shares reserved for issuance under the Amended and Restated Plan or the Director Limit, (B) reduce the price per share of any outstanding option or stock appreciation right granted under the Amended and Restated Plan, or (C) cancel any option or stock appreciation right in exchange for cash or another award. No termination or amendment may adversely affect an outstanding award without the consent of the applicable participant unless the award itself otherwise expressly so provides.
Additional REIT Restrictions. The Amended and Restated Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, Shares under an award if such acquisition would be prohibited by the restrictions on ownership of our stock contained in our charter or if, in the judgment of the Administrator, the grant, vesting, exercise or settlement of the award could impair our status as a REIT.

84	REXFORD INDUSTRIAL

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended and Restated Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options
A participant receiving non-qualified stock options under the Amended and Restated Plan should not recognize income for federal income tax purposes on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the Shares acquired on the date of exercise, less the exercise price paid for the Shares. The participant’s basis in the Shares for purposes of determining gain or loss on a subsequent sale or disposition of such Shares generally will be the fair market value of the Shares on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The employer generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.
Incentive Stock Options
A participant receiving ISOs under the Amended and Restated Plan should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Shares received over the option exercise price may constitute an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction in respect of the ISO. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The employer is not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Restricted Stock
If the restrictions on an award of shares of restricted stock are sufficient to constitute a substantial risk of forfeiture and cause the shares not to be freely transferable (each within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes upon grant of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (each within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is timely made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less any amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.
If the restrictions on an award of restricted stock do not cause the shares to be both subject to a substantial risk of forfeiture and not freely transferable (each within the meaning of Section 83 of the Code), the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

2026 PROXY STATEMENT	85

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
Restricted Stock Units
There should be no federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of Shares in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock to be transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income. If RSUs are structured in a manner that constitutes “deferred compensation” for federal income tax purposes, then applicable employment taxes will become due and will be withheld in the year that the RSUs vest, while income tax withholding will still occur in the year in which cash or shares are paid to the participant in satisfaction of the RSUs.
Dividend Equivalents
Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
LTIP Units
LTIP units generally should not be taxable upon grant or as a result of vesting, but a participant receiving LTIP units will generally recognize income when the LTIP units are converted (following vesting) into units of our operating partnership and are exchanged for Shares or cash. A portion of the participant's income at the time of exchange may be taxed at capital gains rates, and the employer will not be entitled to a tax deduction when the award is made or when the LTIP units are exchanged for shares of our common stock or cash.
Other Stock or Cash-Based Awards
Generally, cash awards and other stock awards are subject to tax at the time of payment. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Excess Parachute Payments
Section 280G of the Code limits the deduction that an employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Grants of awards in relative proximity to a change in ownership or control of the Company or its affiliates and/or accelerated vesting or payment of awards in connection with such a change in ownership or control could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof. The Amended and Restated Plan does not provide for excise tax gross-ups.
Section 409A of the Code
Certain types of awards under the Amended and Restated Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are met, holders of awards subject to Section 409A of the Code may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment or exercise) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Amended and Restated Plan and awards granted under the Amended and Restated Plan are intended to be structured and interpreted in a manner that either complies with or is exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended and Restated Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

86	REXFORD INDUSTRIAL

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
New Plan Benefits
No awards will be granted pursuant to the Amended and Restated Plan unless and until it is approved by the Company’s stockholders. In addition, except with respect to equity retainers granted to our non-employee directors under our Director Compensation Program as in effect from time to time (which is described in greater detail under the heading “Narrative Disclosure to Director Compensation Table” in this Proxy Statement), awards under the Amended and Restated Plan are subject to the discretion of the Administrator, and the amount of awards or benefits to be received by any individual (other than any non-employee director) under the Amended and Restated Plan is therefore not determinable. The table below sets forth the aggregate grant date fair value of annual equity-based awards that each of our non-employee directors and all non-employee directors as a group are expected to receive on the date of the Annual Meeting pursuant to our Director Compensation Program as currently in effect.

Name(1)	Number of Units	Dollar Value(2)
NEOs and Current Positions
Howard Schwimmer, Co-CEO	—	$—
Michael S. Frankel, Co-CEO	—	$—
Laura Clark, COO	—	$—
Michael Fitzmaurice, CFO	—	$—
David E. Lanzer, General Counsel and Secretary	—	$—
All current executive officers as a group	—	$—
Current non-executive officer directors
Robert Antin	—	$170,000
Diana J. Ingram	—	$170,000
Angela L. Kleiman	—	$170,000
Debra L. Morris	—	$170,000
Tyler H. Rose	—	$170,000
David P. Stockert	—	$170,000
Current non-executive officer directors as a group	—	$1,020,000
Non-executive officer employees as a group	—	$—
(1)For purposes of this table “current” positions are as of March 27, 2026.
(2)The number of shares of restricted stock granted to non-executive officer directors on the date of the Annual Meeting cannot be determined at this time, since the $170,000 grant value will be converted to a number of shares of restricted stock using the closing price of our common stock on the date of the Annual Meeting.

2026 PROXY STATEMENT	87

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
History of Grants Under the Prior Plan
The following table shows the number of shares of our common stock subject to equity awards granted or earned under the Prior Plan since its inception through March 27, 2026 for the following individuals listed below, including Messrs. Schwimmer and Frankel, who served as executive officers through March 31, 2026.

Name(1)	Restricted Stock	LTIP Units	Performance Units(2)
NEOs and Current Positions
Howard Schwimmer, Co-CEO	624,008	815,056	1,320,648
Michael S. Frankel, Co-CEO	624,008	815,056	1,320,648
Laura Clark, COO	3,497	162,927	553,989
Michael Fitzmaurice, CFO	12,880	19,431	83,828
David E. Lanzer, General Counsel and Secretary	14,176	106,887	263,233
All current executive officers as a group	1,278,569	1,919,357	3,542,346
All current non-executive officer directors as a group	122,457	—	—
Nominees for election as a director
Robert Antin	36,883	—	—
Diana J. Ingram	22,470	—	—
Angela L. Kleiman	13,925	—	—
Debra L. Morris	15,911	—	—
Tyler Rose	31,439	—	—
David P. Stockert	1,829	—	—
Associate of any such directors, executive officers or nominees	—	—	—
Other persons who received or is to receive 5% of such options or rights	—	—	—
All non-executive officer employees as a group	1,773,738	283,781	100,451
(1)For purposes of this table “current” positions are as of March 27, 2026.
(2)With respect to completed performance periods, reflects performance-vesting LTIP Units earned. With respect to ongoing performance periods, reflects LTIP Units subject to performance-based vesting assuming maximum performance.

88	REXFORD INDUSTRIAL

APPROVAL OF THE FOURTH AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN
Required Vote for Approval and Recommendation of the Board of Directors
You may vote for or against this proposal or you may abstain from voting. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast is required to approve the Amended and Restated Plan. Abstentions and Broker non-votes will have no effect on the vote outcome.
The Board believes that approving the Amended and Restated Plan is in the best interest of our stockholders and the Company. In particular, approving the Amended and Restated Plan will enable the Company to continue to provide equity incentives to directors, executive officers, other employees and consultants, aligning compensation with stockholder value creation, and thereby helping the Company grow and our share price to increase over time. The Board believes that the effective use of equity-based long-term incentive compensation has been integral to the Company’s success in the past, and that a continued link between participants’ pay and stockholder returns will be vital to its ability to achieve continued strong performance and stockholder return in the future.

Our Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan.

2026 PROXY STATEMENT	89

Related Party and Other Transactions Involving our Officers and Directors
We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.
Registration Rights
In connection with the completion of our IPO, we entered into a registration rights agreement with the various persons receiving shares of our common stock and/or common units in the formation transactions and concurrent private placement, including certain of our executive officers. Pursuant to the registration rights agreement, we filed a registration statement on Form S-3 covering the resale of the shares of our common stock issued in the formation transactions and the concurrent private placement and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the formation transactions. We may, at our option, register the issuance by us of shares of our common stock under the Securities Act of 1933, as amended, in lieu of our operating partnership’s obligation to pay cash for such units. We agreed to pay all of the expenses relating to the securities registrations described above.
Tax Matters Agreement
We have entered into various tax protection arrangements with certain partners in our operating partnership, including agreements entered into in connection with our IPO and related formation transactions. These arrangements include a tax matters agreement applicable to certain limited partners who participated in those formation transactions, including Messrs. Ziman, Schwimmer and Frankel. Under this tax matters agreement, if, during the period ending on the twelfth anniversary of the completion of the formation transactions (which expired on July 24, 2025), we failed to offer such limited partners an opportunity to guarantee a portion of our outstanding indebtedness, or if we failed to make commercially reasonable efforts to provide those partners who continue to own at least 50% of the common units originally received in the formation transactions with an opportunity to guarantee debt, our operating partnership would be required to indemnify such limited partners against their resulting tax liabilities (plus an additional amount to cover taxes incurred as a result of such indemnity payment). Notwithstanding the expiration of the 12‑year period, certain guarantee allocations established prior to that expiration remain in effect with respect to outstanding indebtedness until such indebtedness is repaid or otherwise extinguished. Accordingly, as of December 31, 2025, Mr. Schwimmer had an allocated opportunity to guarantee up to approximately $5.5 million of our outstanding indebtedness, and Mr. Frankel had an allocated opportunity to guarantee approximately $2.8 million of our outstanding indebtedness, in each case relating to indebtedness that remained outstanding as of such date.

90	REXFORD INDUSTRIAL

RELATED PARTY AND OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS
Employment Agreements
We entered into employment agreements with certain of our NEOs, which will provide for salary, annual cash incentive award opportunities and other benefits, including severance upon a termination of employment under certain circumstances. The material terms of the employment agreements with our NEOs are described above under the headings “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Executive Compensation Arrangements” and “Potential Payments Upon a Termination or Change in Control.” As of the date of this Proxy Statement, all employment agreements have been terminated.
Property Management Agreements
As of December 31, 2025, Mr. Schwimmer owned interests in 19 properties representing approximately 1.0 million rentable square feet that were not part of the Company’s consolidated portfolio. Through December 31, 2025, these properties were managed by Rexford Industrial Realty and Management, Inc., a wholly owned subsidiary of our operating partnership (our “services company”) pursuant to property management agreements. Effective January 1, 2026, these property management agreements were terminated. In 2025, these management services generated revenues of $578,000 for the services company.
Equity Incentive Award Plan
In connection with the formation transactions, we adopted a cash and equity-based incentive award plan for our directors, officers, employees and consultants. The material terms of equity awards granted pursuant to the plan are described above under the heading “Compensation Discussion and Analysis.”
Indemnification of Officers and Directors
Upon completion of our IPO, our charter and Bylaws provided for certain indemnification rights for our directors and officers and we entered into indemnification agreements with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers, directors, partners, trustees, managers or members to the maximum extent permitted by Maryland law. We also entered into indemnification agreements with Messrs. Rose and Stockert and Mses. Ingram, Morris and Kleiman upon their appointment by the Board to serve as directors.

2026 PROXY STATEMENT	91

RELATED PARTY AND OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS
Review and Approval of Transactions with Related Persons
We have operated under our Code of Business Conduct and Ethics policy since our IPO in July 2013. As part of our Code of Business Conduct and Ethics, our officers, directors and employees are expected to engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party before approving such transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee or our Board of Directors has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) was, is or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (b) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:
•any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ours or a nominee to become a director of ours;
•any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is expected to occur or exist (or when it occurred or existed);
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in- law of such director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and
•any firm, corporation or other entity in which any of the foregoing persons is employed or is a director, officer, general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

92	REXFORD INDUSTRIAL

Stock Ownership
Principal Stockholders
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units of limited partnership held in our operating partnership (“common units”) are exchangeable as of March 27, 2026 for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and NEOs, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person holds shares of common stock as opposed to units is set forth in the footnotes below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 27, 2026, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and Units(2)
T. Rowe Price Associates, Inc.(3) 1307 Point Street Baltimore, MD 21231	26,615,304	11.8%	11.3%
BlackRock, Inc.(4) 50 Hudson Yards New York, NY 10001	26,566,151	11.7%	11.3%
Capital International Investors(5) 333 South Hope Street, 55th Fl Los Angeles, CA 90071	21,399,185	9.5%	9.1%
State Street Corporation(6) 1 Congress Street, Suite 1 Boston, MA 02114	11,486,620	5.1%	4.9%
Howard Schwimmer(7)	2,130,653	*	*
Michael Frankel(8)	1,844,714	*	*
Laura Clark(9)	117,181	*	*
David E. Lanzer(10)	66,244	*	*
Robert L. Antin	51,883	*	*
Tyler H. Rose	31,439	*	*
Diana J. Ingram	22,595	*	*
Debra Morris	15,911	*	*
Michael Fitzmaurice(11)	14,133	*	*
Angela Kleiman	13,925	*	*
David P. Stockert	6,829	*	*
All directors and executive officers as a group (11 persons)	4,315,507	1.9%	1.8%
* Less than 1.00%.

2026 PROXY STATEMENT	93

STOCK OWNERSHIP

(1)Assumes 226,286,631 shares of common stock are outstanding as of March 27, 2026. In computing the percentage ownership of a person or group, we have assumed that all of the common units held by that person or the persons in the group have been redeemed in exchange for shares of common stock and that those shares are outstanding but that no units held by other persons have been redeemed in exchange for shares of common stock.
(2)Computation of the percentage ownership assumes 234,892,372 shares of common stock and units, including vested Service-Vesting LTIP Units, vested Performance-Vesting LTIP Units and common units not held by us, are outstanding as of March 27, 2026, comprised of 226,286,631 shares of common stock, 5,646,343 common units held by limited partners, 1,602,431 vested Service-Vesting LTIP Units and 1,356,967 vested Performance-Vesting LTIP Units.
(3)Based solely on information disclosed in the Schedule 13G/A filed with the SEC on August 14, 2025 by T. Rowe Price Associates, Inc. Such report provides that T. Rowe Price Associates, Inc: (i) is the beneficial owner of all such shares of common stock, (ii) has sole voting power with respect to 25,167,644 of such shares of common stock; (iii) has shared voting power with respect to none of such shares of common stock; (iv) has sole dispositive power with respect to 26,589,905 of such shares of common stock; and (v) has shared dispositive power with respect to none of such shares of common stock.
(4)Based solely on information disclosed in the Schedule 13G/A filed with the SEC on April 29, 2025 by BlackRock, Inc. Such report provides that BlackRock, Inc.: (i) is the beneficial owner of all such shares of common stock, (ii) has sole voting power with respect to 25,760,397 of such shares of common stock; (iii) has shared voting power with respect to none of such shares of common stock; (iv) has sole dispositive power with respect to all of such shares of common stock; and (v) has shared dispositive power with respect to none of such shares of common stock.
(5)Based solely on information disclosed in the Schedule 13G filed with the SEC on November 13, 2024 by Capital International Investors. Such report provides that Capital International Investors: (i) is the beneficial owner of all such shares of common stock, (ii) has sole voting power with respect to 21,396,695 of such shares of common stock; (iii) has shared voting power with respect to none of such shares of common stock; (iv) has sole dispositive power with respect to all of such shares of common stock; and (v) has shared dispositive power with respect to none of such shares of common stock.
(6)Based solely on information disclosed in the Schedule 13G filed with the SEC on February 9, 2026 by State Street Corporation. Such report provides that State Street Corporation: (i) is the beneficial owner of all such shares of common stock, (ii) has sole voting power with respect to none of such shares of common stock; (iii) has shared voting power with respect to 9,611,057 of such shares of common stock; (iv) has sole dispositive power with respect to none of such shares of common stock; and (v) has shared dispositive power with respect to 11,484,490 of such shares of common stock.
(7)Includes 76,383 common units held by Mr. Schwimmer as an individual, 13,575 shares of common stock and 42,002 common units held by the Schwimmer Family Irrevocable Trust for which Mr. Schwimmer is a trustee, and 935 common units held by the Schwimmer Living Trust dated December 14, 2001 for which Mr. Schwimmer is a trustee. Includes 729,427 vested Service-Vesting LTIP Units and 657,712 vested Performance-Vesting LTIP Units. Excludes 82,650 Service-Vesting LTIP Units and 627,431 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of March 27, 2026.
(8)Includes 671,341 vested Service-Vesting LTIP Units and 612,967 vested Performance-Vesting LTIP Units. Excludes 82,650 Service-Vesting LTIP Units and 627,431 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of March 27, 2026.
(9)Includes 56,581 vested Service-Vesting LTIP Units and 55,290 vested Performance-Vesting LTIP Units. Excludes 91,839 Service-Vesting LTIP Units and 493,596 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of March 27, 2026.
(10)Includes 35,246 vested Service-Vesting LTIP Units and 30,998 vested Performance-Vesting LTIP Units. Excludes 29,999 Service-Vesting LTIP Units and 179,096 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of March 27, 2026.
(11)Excludes 19,431 Service-Vesting LTIP Units and 83,828 Performance-Vesting LTIP Units, which do not vest, or will not be earned, within 60 days of March 27, 2026.

94	REXFORD INDUSTRIAL

Additional Information
Stockholder Proposals
2026 Annual Meeting Proposals
Our Bylaws currently provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record at the time the stockholder provides the notice required by our Bylaws at the record date for the annual meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with certain disclosure requirements and other procedures provided for in our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement and any procedural matters relating to these proposals.
2027 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2027 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel and Secretary at the address set forth on page 24 of this Proxy Statement no later than December 9, 2026. Any proposal should be addressed to our General Counsel and Secretary and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, our Bylaws currently require that we be given advance written notice of nominations for election as directors and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). Our Secretary must receive such notice, together with the information and other materials required by our Bylaws, at the address set forth on page 24 of this Proxy Statement not later than the close of business on December 9, 2026 and no earlier than November 9, 2026 for nominations and other matters to be presented at the 2027 annual meeting of our stockholders. However, in the event that the 2027 annual meeting is held before April 19, 2027 or after June 18, 2027, for notice by a stockholder to be timely it must be received no earlier than 150 days prior to the date of the 2027 annual meeting and not later than 5:00 p.m., Eastern Time, on the later of (a) 120 days prior to the date of the 2027 annual meeting and (b) the tenth day following the day on which we first made a public announcement of the date of such meeting. In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2027.
The Company intends to file a proxy statement and a proxy card with the SEC in connection with its solicitation of proxies for our 2027 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company without charge from the SEC’s website at: www.sec.gov.

2026 PROXY STATEMENT	95

ADDITIONAL INFORMATION

Delivery of Proxy Materials to Households
Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and Proxy Statements, then you may contact our Investor Relations Department by: (a) mail at Rexford Industrial Realty, Inc., Attention: Investor Relations, 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, (b) telephone at (424) 256-2153, or (c) e-mail at investorrelations@rexfordindustrial.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.
Incorporation by Reference
The Audit Committee Report reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.
Forward-Looking Statements
We make statements in this Proxy Statement that are forward-looking statements, which are usually identified by the use of words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “potential,” “possible,” “predicts,” “projects,” “result,” “seeks,” “should,” “will,” and variations of such words or similar expressions. Our forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by our forward-looking statements are reasonable, we can give no assurance that our plans, intentions, expectations, strategies or prospects will be attained or achieved and you should not place undue reliance on these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and may be affected by a variety of risks and factors described in our Annual Report on Form 10-K. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see our reports and other filings with the U.S. Securities and Exchange Commission. Except as otherwise required by the U.S. federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

96	REXFORD INDUSTRIAL

ADDITIONAL INFORMATION

Other Matters
Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the internet or by telephone or by delivering to us or your broker a signed and dated proxy card.
By Order of the Board of Directors,

David E. Lanzer
General Counsel and Secretary Los Angeles, California April 8, 2026

2026 PROXY STATEMENT	97

Q&A about the Annual Meeting

Q Why am I receiving these materials?
Our Board of Directors is making these materials available to you over the internet or by delivering paper copies to you by mail in connection with the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Q Why did I receive a notice in the mail regarding internet availability of proxy materials instead of a paper copy of the proxy materials?
Pursuant to Rule 14a-16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have elected to provide access to our proxy materials over the internet. Accordingly, on or about April 8, 2026, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the close of business on March 27, 2026, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2025 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Q How do I vote?
If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the internet, you may vote your shares by submitting a proxy over the internet by following the instructions on the website referred to in the Notice previously mailed to you. You may also authorize a proxy by telephone or by mail as described below.
If your common stock is held in your name, there are three ways for you to authorize a proxy:

If you received a paper copy of the proxy materials by mail, sign, date and mail the proxy card in the enclosed return envelope;
Call 1-800-776-9437; or

Log on to the internet at www.voteproxy.com and follow the instructions at that site. The website address for authorizing a proxy by internet is also provided on your Notice, as well as your unique 11-digit control number needed to access the Company’s annual meeting information located at www.voteproxy.com.

You may also attend the virtual Annual Meeting and vote electronically at
https://edge.media-server.com/mmc/p/3c23tiq6 during the virtual Annual Meeting. You will need the 11-digit voter control number which appears on your proxy card (printed in the box and marked by the arrow) and the meeting password, rexford2026. If you do not have your 11-digit voter control number, you may attend as a guest (non-stockholder) by going to https://edge.media-server.com/mmc/p/3c23tiq6 and entering the requested information. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.
If a bank, broker or other nominee is the record holder of your stock on the record date, you will be able to submit a proxy by following the instructions on the voting instruction form or notice that you receive from your bank, broker or other nominee. If a bank, broker or other nominee is the record holder of your stock on the record date, you must obtain and submit a legal proxy from your broker or other nominee as the record holder and a letter from your broker or other nominee showing that you were the beneficial owner of your shares on the record date to Equiniti Trust Company, LLC on or before 5:00 p.m., Eastern Time, on May 12, 2026, in order to vote electronically at the virtual Annual Meeting. Requests for registration should be directed to Proxy@equiniti.com or to facsimile number 718-765-8730. Written requests for registration can be mailed to:
Equiniti Trust Company, LLC
Attn: Proxy Tabulation Department
55 Challenger Road Suite 200B 2nd Floor
Ridgefield Park, NJ 07660

98	REXFORD INDUSTRIAL

Q&A ABOUT THE ANNUAL MEETING

Telephone and internet proxy authorizations will close at 11:59 p.m. (Eastern Time) on May 18, 2026. If you authorize a proxy, unless you indicate otherwise, the persons named as your proxies will cast your votes FOR the election of all of the nominees named in this Proxy Statement; FOR the ratification of KPMG LLP as our independent registered public accounting firm; FOR the advisory resolution on the Company’s named executive officer compensation; and FOR the approval of the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan. The persons named as proxies will vote in their discretion on any other business properly introduced at the Annual Meeting or any postponement or adjournment of the Annual Meeting.
If your shares of common stock are held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.
Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q Can I vote my shares by completing and returning the Notice?
No. The Notice will, however, provide instructions on how to authorize a proxy to vote your shares by telephone, by internet, by requesting and returning a paper proxy card or voting instruction card, or by voting electronically at the Annual Meeting.

Q Where and when is the Annual Meeting?
The Annual Meeting will be held at 9:00 a.m. (Pacific Time) on Tuesday, May 19, 2026, in a virtual-only meeting format via live audio webcast at https://edge.media-server.com/mmc/p/3c23tiq6. You will need the 11-digit voter control number which appears on your proxy card (printed in the box and marked by the arrow) and the meeting password, rexford2026. If you do not have your 11-digit voter control number, you may attend as a guest (non-stockholder) by going to https://edge.media-server.com/mmc/p/3c23tiq6 and entering the requested information. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Q Why are you having a virtual annual meeting?
The Company has held its annual meeting of stockholders as a virtual meeting via the Internet since 2020. The Company also offers stockholders the option to ask questions live via online submissions during the annual meeting. The Board believes that holding the annual meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders while reducing stockholder’s costs and time investment needed to attend an in-person annual meeting or hybrid meeting format. All stockholders are given an equal ability to submit questions and participate in the Annual Meeting

Q What is the purpose of the Annual Meeting of Stockholders?
At the Annual Meeting, stockholders will consider and vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including without limitation the election of directors, the ratification of the selection of KPMG LLP as our independent registered public accounting firm, and the advisory resolution to approve the Company’s named executive compensation for the fiscal year ended December 31, 2025. In addition, members of management will respond to questions raised by stockholders, as time permits.

Q Will Stockholders be able to ask questions during the Annual Meeting?
Yes. The following steps are taken to achieve the Board’s intent that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person format: Stockholders can submit appropriate questions during the Annual Meeting by clicking on the “ask a question” icon, and typing the question in the text box provided, which will then be answered by the Company in accordance with the meeting rules of conduct within the time allotted during the meeting without discrimination. Additionally, all questions submitted in accordance with the meeting rules of conduct will be posted on the Company’s website with answers following the meeting, including any not addressed directly during the meeting.

Q Who can attend the Annual Meeting?
All of our stockholders as of the close of business on March 27, 2026, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Authorizing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), and you wish to vote electronically at the Annual Meeting, you must obtain a “legal proxy” from your bank, broker or other nominee, and you must submit the legal proxy from your broker or other nominee as the record holder and a letter from your broker or other nominee showing that you were the beneficial owner of your shares on the record date to Equiniti Trust Company, LLC on or before 5:00 p.m., Eastern Time, on May 12, 2026, in order to vote electronically at the virtual Annual Meeting. Requests for registration should be directed to Proxy@equiniti.com or to facsimile number 718-765-8730. Written requests for registration can be mailed to:
Equiniti Trust Company, LLC
Attn: Proxy Tabulation Department
55 Challenger Road Suite 200B 2nd Floor
Ridgefield Park, NJ 07660

2026 PROXY STATEMENT	99

Q&A ABOUT THE ANNUAL MEETING

Q What am I voting on? What are the Board’s recommendations?	At the Annual Meeting, you may consider and vote on:
	Voting Items	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
	1. Election of Directors	FOR the election of each nominee named in this Proxy Statement	Majority of votes cast for each nominee	Not counted as votes cast and therefore no effect
	2. Ratification of Independent Registered Public Accounting Firm	FOR	Majority of votes cast	Discretionary voting by brokers permitted
	3. Say-on-Pay	FOR	Majority of votes cast	Not counted as votes cast and therefore no effect
	4. Amended and Restated Incentive Award Plan	FOR	Majority of votes cast	Not counted as votes cast and therefore no effect

A majority of votes cast means the number of shares voted “FOR” a proposal must exceed the number of shares voted “AGAINST” such proposal). Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board and in their discretion on any other business properly introduced at the Annual Meeting.
If you are a stockholder of record as of the close of business on the record date for the Annual Meeting and you authorize a proxy (whether by internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote electronically, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.
If you hold your shares through a broker, bank or other nominee, under the rules of the NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:
•With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.
•With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you.
•With respect to Proposal No. 3 (Advisory Vote on the Compensation of the Named Executive Officers (“Say-on- Pay Vote”)), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on this proposal.
•With respect to Proposal No. 4 (Approval of the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on this proposal.
Because an abstention is not a vote cast under state law, if you instruct your proxy or broker to “abstain” or “withhold” on any matter, it will have no effect on the vote on those the matters to be considered at the Annual Meeting. However, if you instruct your proxy or broker to “abstain” on any or all matters, you will still be counted as present for purposes of determining whether a quorum is present.

Q Who may vote?
You may vote if you owned shares of our common stock at the close of business on March 27, 2026, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter properly presented at the Annual Meeting for each share of common stock you owned as of the record date. As of March 27, 2026, we had 226,286,631 shares of common stock outstanding.

100	REXFORD INDUSTRIAL

Q&A ABOUT THE ANNUAL MEETING

Q Who counts the votes?	A representative of Equiniti Trust Company, LLC will tabulate the votes and will act as the inspector of the election.

Q What is a quorum for the Annual Meeting?
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.
If a quorum is not present at the Annual Meeting, the Chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 27, 2026, without notice other than announcement at the meeting. We may also postpone the Annual Meeting by making a public announcement of the postponement before the time scheduled for the Annual Meeting.

Q Can I revoke my proxy?
Yes, if your shares of common stock are held on record in your name, you can revoke your proxy by:
•Filing written notice of revocation with our Secretary before the Annual Meeting at the address shown on the front of this Proxy Statement or at the Annual Meeting;
•signing a proxy bearing a later date; or
•attending and voting electronically at the Annual Meeting.
Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your shares of common stock are held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Q What happens if additional matters are presented at the Annual Meeting?
Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Q Who pays for this proxy solicitation?
We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the internet, by telephone or by facsimile transmission, without additional remuneration.
We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Q Who is soliciting my vote?
The Company is providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any reconvened or rescheduled meeting following any adjournment or postponement of the Annual Meeting.

Q Where can I find corporate governance materials?
Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on the Governance—Documents & Policies page of the Investor Relations section on our website at www.rexfordindustrial.com.

2026 PROXY STATEMENT	101

Q&A ABOUT THE ANNUAL MEETING

NO PERSON IS AUTHORIZED ON OUR BEHALF TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.
The date of this Proxy Statement is April 8, 2026.

102	REXFORD INDUSTRIAL

Appendices
Appendix A - Definitions and Reconciliation of
Non-GAAP Financial Measures
FFO, Core FFO and Core FFO Per Diluted Share
FFO
We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, gains (or losses) from sales of assets incidental to our business, impairment losses of depreciable operating property or assets incidental to our business, real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.
Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, and asset impairments, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs.
However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends.
Core FFO
We calculate Core FFO by adjusting FFO for non-comparable items outlined in the reconciliation below. We believe that Core FFO is a useful supplemental measure and that by adjusting for items that are not considered by us to be part of our on-going operating performance, provides a more meaningful and consistent comparison of our operating and financial performance period-over-period. Because these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs' core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.
Core FFO per diluted share
Core FFO per diluted share is calculated as Core FFO available to common stockholders divided by the weighted average shares of common stock outstanding – diluted.

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The following table sets forth a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to FFO, Core FFO and Core FFO per diluted share (unaudited and in thousands, except per share amounts):

	Year Ended Year Ended December 31,
	2025	2024	2023	2022	2021
Net income	$219,763	$285,926	$249,591	$177,157	$136,246
Adjustments:
Depreciation and amortization	315,919	275,247	244,510	196,794	151,269
Impairment of real estate	89,097	—	—	—	—
Gains on sale of real estate	(106,032)	(18,013)	(19,001)	(8,486)	(33,929)
FFO	$518,747	$543,160	$475,100	$365,465	$253,586
Adjustments:
Acquisition expenses	273	123	369	613	94
Impairment of right-of-use asset	—	—	188	—	992
Debt extinguishment and modification expenses	291	—	—	915	505
Amortization of loss on termination of interest rate swaps	—	211	236	253	2,169
Non-capitalizable demolition costs	365	1,127	881	663	—
Co-CEO transition costs(1)	60,223	—	—	—	—
Severance costs(2)	4,410	—	—	—	—
Other nonrecurring expenses(3)	6,864	—	—	—	—
Write-offs of below-market lease intangibles related to unexercised renewal options(4)	—	—	(1,318)	(5,792)	—
Core FFO	$591,173	$544,621	$475,456	$362,117	$257,346
Less: preferred stock dividends	(9,258)	(9,258)	(9,258)	(9,258)	(12,563)
Less: Core FFO attributable to noncontrolling interests(5)	(20,428)	(21,319)	(19,525)	(16,838)	(13,504)
Less: Core FFO attributable to participating securities(6)	(2,873)	(2,349)	(1,844)	(1,282)	(943)
Core FFO available to common stockholders	$558,614	$511,695	$444,829	$334,739	$230,336
Core FFO per diluted share	$2.40	$2.34	$2.19	$1.96	$1.64
Weighted-average shares of common stock outstanding - diluted	232,551	218,467	203,111	170,978	140,076
(1)Reflects accelerated share‑based compensation expense in connection with the Co-CEO transition, including transition-related restricted stock awards and pre-existing awards.
(2)Includes costs associated with workforce reduction and workforce reorganization.
(3)Reflects nonrecurring advisory service costs.
(4)Reflects the write-off of the portion of a below-market lease intangible attributable to below-market fixed rate renewal options that were not exercised due to the termination of the lease at the end of the initial lease term.
(5)Noncontrolling interests represent holders of outstanding common units and preferred units of the Company’s operating partnership that are owned by unit holders other than us.
(6)Participating securities include unvested shares of restricted stock, unvested Service-Vesting LTIP Units and unvested Performance-Vesting LTIP Units. For the year ended December 31, 2025, Core FFO attributable to participating securities was adjusted to exclude $569 thousand of otherwise allocable Core FFO related solely to the transition‑related restricted stock awards noted above, consistent with the exclusion of the related accelerated share‑based compensation from Core FFO.

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NOI and Cash NOI (Including our Same Property Portfolio)
NOI
NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP.
The following table sets forth a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to NOI (unaudited and in thousands):

	Year Ended December 31,
	2025	2024	2023	2022	2021
Net income	$219,763	$285,926	$249,591	$177,157	$136,246
General and administrative	78,856	82,153	75,027	64,264	48,990
Depreciation and amortization	315,919	275,247	244,510	196,794	151,269
Other expenses	72,611	2,238	1,820	1,561	1,297
Interest expense	104,903	98,596	61,400	48,496	40,139
Debt extinguishment and modification expenses	291	—	—	915	505
Management and leasing services	(589)	(611)	(682)	(616)	(468)
Interest income	(22,168)	(13,700)	(5,761)	(10)	(37)
Impairment of real estate	89,097	—	—	—	—
Gains on sale of real estate	(106,032)	(18,013)	(19,001)	(8,486)	(33,929)
NOI	$752,651	$711,836	$606,904	$480,075	$344,012
Cash NOI
NOI on a cash-basis (“Cash NOI”) is a non-GAAP measure, which we calculate by adding or subtracting from NOI (i) amortization of above/(below) market lease intangibles and amortization of other deferred rent resulting from sale leaseback transactions with below market leaseback payments and (ii) straight-line rental revenue adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.

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Same Property Portfolio NOI and Same Property Portfolio Cash NOI
Our Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly-owned by us for the period from January 1, 2024 through December 31, 2025, and excludes (i) properties that were acquired or sold during the period from January 1, 2024 through December 31, 2025, and (ii) properties acquired prior to January 1, 2024 that were classified as repositioning/development (current and future) or lease-up during 2024 and 2025.
The following table sets forth the revenue and expense items comprising Same Property Portfolio NOI and the adjustments to calculate Same Property Portfolio Cash NOI for the years ended December 31, 2025 and 2024 (unaudited and in thousands):

	Year Ended December 31,
	2025	2024
Rental income	$759,209	$745,932
Property expenses	(170,034)	(163,053)
Same Property Portfolio NOI	$589,175	$582,879
Straight line rental revenue adjustment	(14,075)	(27,437)
Above/(below) market lease revenue adjustments	(19,695)	(23,129)
Same Property Portfolio Cash NOI	$555,405	$532,313
The following table sets forth a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to NOI, Same Property Portfolio NOI and Same Property Portfolio Cash NOI for the years ended December 31, 2025 and 2024 (unaudited and in thousands):

	Year Ended December 31,
	2025	2024
Net income	$219,763	$285,926
General and administrative	78,856	82,153
Depreciation and amortization	315,919	275,247
Other expenses	72,611	2,238
Interest expense	104,903	98,596
Debt extinguishment and modification expenses	291	—
Management and leasing services	(589)	(611)
Interest income	(22,168)	(13,700)
Impairment of real estate	89,097	—
Gains on sale of real estate	(106,032)	(18,013)
NOI	$752,651	$711,836
Non-Same Property Portfolio rental income	(221,167)	(176,164)
Non-Same Property Portfolio property expenses	57,691	47,207
Same Property Portfolio NOI	$589,175	$582,879
Straight line rental revenue adjustment	(14,075)	(27,437)
Above/(below) market lease revenue adjustments	(19,695)	(23,129)
Same Property Portfolio Cash NOI	$555,405	$532,313
Net Debt to Adjusted EBITDAre
At December 31, 2025, we had consolidated indebtedness of $3.3 billion, reflecting a Net Debt to Adjusted EBITDAre ratio of approximately 4.4x. Net Debt to Adjusted EBITDAre is a supplemental non-GAAP financial measure that we calculate by dividing Net Debt by Adjusted EBITDAre.
We present Net Debt to Adjusted EBITDAre because we believe it provides useful information regarding the Company's leverage profile and the relationship between its outstanding indebtedness and its operating results. We believe this measure, as well as EBITDAre and Adjusted EBITDAre, are frequently used by securities analysts, investors and other interested parties in the evaluation of Equity REITs.
Net Debt is defined as consolidated indebtedness less cash and cash equivalents.

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EBITDAre is a non-GAAP measure calculated in accordance with standards established by NAREIT and is defined as net income (loss), computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization, gains or losses from sales of depreciable operating property, impairment losses of depreciable property, and adjustments to reflect our proportionate share of EBITDAre from unconsolidated joint ventures, where applicable.
Adjusted EBITDAre is calculated by adding or subtracting from EBITDAre the following items, as applicable: (i) non‑cash stock‑based compensation expense, (ii) gain or loss on debt extinguishment and debt modification expenses, (iii) acquisition expenses, (iv) the pro forma effects of acquisitions and dispositions and (v) other nonrecurring expenses.
However, because EBITDAre and Adjusted EBITDAre are calculated before recurring cash charges including interest expense and income taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our liquidity is limited. Accordingly, EBITDAre and Adjusted EBITDAre should not be considered alternatives to cash flow from operating activities (as computed in accordance with GAAP) as a measure of our liquidity. EBITDAre and Adjusted EBITDAre should not be considered as alternatives to net income or loss as an indicator of our operating performance. Other Equity REITs may calculate EBITDAre and Adjusted EBITDAre differently than we do; accordingly, our EBITDAre and Adjusted EBITDAre may not be comparable to such other Equity REITs’ EBITDAre and Adjusted EBITDAre. EBITDAre and Adjusted EBITDAre should be considered only as supplements to net income (as computed in accordance with GAAP) as a measure of our performance.
The following table sets forth the calculation of the Net Debt to Adjusted EBITDAre as of December 31, 2025 (unaudited and in thousands):

Three Months Ended December 31,
2025
Net loss	$(67,735)
Interest expense	25,451
Depreciation and amortization	76,819
Impairment of real estate	89,097
Gains on sale of real estate	(19,931)
EBITDAre	$103,701
Stock-based compensation amortization	8,537
Acquisition expenses	10
Co-CEO transition costs(1)	60,223
Other nonrecurring expenses(2)	5,605
Pro forma effect of dispositions(3)	(268)
Adjusted EBITDAre (Quarter)	$177,808
x Annualization factor	4x
Adjusted EBITDAre (Annualized)(4)	$711,232

As of December 31,
2025
Total Debt	$3,278,649
Less: Cash and cash equivalents	(165,778)
Net Debt	$3,112,871

Net Debt to Adjusted EBITDAre	4.4x
(1)Reflects accelerated share‑based compensation expense in connection with the Co-CEO transition, including transition-related restricted stock awards and pre-existing awards.
(2)Reflects nonrecurring advisory service costs.
(3)Represents the estimated impact on fourth quarter 2025 EBITDAre of fourth quarter 2025 dispositions as if they had been sold as of October 1, 2025.
(4)Annualized Adjusted EBITDAre reflects the three months ended December 31, 2025 multiplied by four.

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APPENDICES

Appendix B - Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan
ARTICLE 1.
PURPOSE
The purpose of this Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), Rexford Industrial Realty and Management, Inc., a California corporation (the “Services Company”), and Rexford Industrial Realty, L.P. (the “Partnership”) by linking the individual interests of Employees, Consultants, members of the Board and Services Company Directors to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company, the Services Company, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s, the Services Company’s and the Partnership’s operation is largely dependent. The Plan succeeds the Third Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan (the “Prior Plan”). In the event that the Company’s stockholders do not approve the Plan, the Prior Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date the Plan was approved by the Board.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11 hereof. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2“Affiliate” shall mean the Partnership, the Services Company, any Parent or any Subsidiary.
2.3 “Applicable Law” shall mean any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.4“Award” shall mean an Option, a Restricted Stock award, a Performance Award, a Dividend Equivalent award, a Stock Payment award, a Restricted Stock Unit award, a Performance Share award, an Other Incentive Award, an LTIP Unit award or a Stock Appreciation Right, which may be awarded or granted under the Plan.
2.5“Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
2.6“Board” shall mean the Board of Directors of the Company.
2.7“Change in Control” shall mean the occurrence of any of the following events:
(a)A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, the Services Company, the Partnership or any Subsidiary, an employee benefit plan maintained by any of the foregoing entities or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than thirty percent (30%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

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(b)During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.7(a) or Section 2.7(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:
(i)Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)After which no person or group beneficially owns voting securities representing thirty percent (30%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning thirty percent (30%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d)Approval by the Company’s stockholders of a liquidation or dissolution of the Company.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event” (within the meaning of Code Section 409A). Consistent with the terms of this Section 2.7, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.8“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.
2.9“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 11 hereof.
2.10“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
2.11“Company” shall mean Rexford Industrial Realty, Inc., a Maryland corporation.
2.12“Consultant” shall mean any consultant or advisor of the Company, the Services Company, the Partnership or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.
2.13“Director” shall mean a member of the Board, as constituted from time to time.
2.14“Director Limit” shall mean the limits applicable to Awards granted to Non-Employee Directors under the Plan, as set forth in Section 3.4 hereof.
2.15“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.2 hereof.
2.16“DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.17“Effective Date” shall mean for purposes of the Plan (as amended and restated), the date on which the Plan is approved by the Company’s stockholders; provided, however, that solely for purposes of the last sentence of Section 12.1 hereof, the Effective Date shall be the date on which the Plan (as amended and restated) is adopted by the Board, subject to approval of the Plan (as amended and restated) by the Company’s stockholders. Notwithstanding

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the foregoing, the Prior Plan shall remain in effect on its existing terms unless and until the Plan (as amended and restated) is approved by the Company’s stockholders.
2.18“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.
2.19“Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company, the Services Company, the Partnership or any Subsidiary.
2.20“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.
2.21“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.22“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
a.If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
b.If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
c.If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.23“Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).
2.24“Incentive Stock Option” or “ISO” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.25“Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.
2.26“LTIP Unit” shall mean, to the extent authorized by the Partnership Agreement, a unit of the Partnership that is granted pursuant to Section 8.7 hereof and is intended to constitute a “profits interest” within the meaning of the Code.
2.27“Non-Employee Director” shall mean a Director of the Company or a Services Company Director, in either case, who is not an Employee.
2.28“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.
2.29“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.30“Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 8.6 hereof.
2.31“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.32“Participant” shall mean an Eligible Individual who has been granted an Award pursuant to the Plan.

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2.33“Partnership” shall mean Rexford Industrial Realty, L.P.
2.34“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Rexford Industrial Realty, L.P., as the same may be amended, modified or restated from time to time.
2.35“Performance Award” shall mean an Award that is granted under Section 8.1 hereof.
2.36“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined by the Administrator in its sole discretion as follows:
(a)The Performance Criteria used to establish Performance Goals may include (but shall not be limited to) one or more of the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per Share; (xx) leasing activity; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction; (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) operating efficiency; (xxviii) financing and other capital raising transactions; (xxix) human capital management (including anti-bias and inclusion); (xxx) year-end cash; (xxxi) acquisition activity; (xxxii) investment sourcing activity; (xxxiii) customer service; (xxxiv) marketing initiatives, and (xxxv) occupancy level, and (xxxvi) environmental, social or governance, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
(b)Notwithstanding anything herein to the contrary, the Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals (including any individual component of any of the Performance Goals) to reflect any items that it deems appropriate, including (but not limited to), items relating to any unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions.
2.37“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period, which may be based upon, but need not be limited to, one or more Performance Goals. Performance Goals may be expressed in terms of overall performance of the Company, the Services Company, the Partnership, any Subsidiary, any division or business unit thereof or an individual.
2.38“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals may be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
2.39“Performance Share” shall mean a contractual right awarded under Section 8.5 hereof to receive a number of Shares or the cash value of such number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.
2.40 “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the General Instructions to Form S-8 Registration Statement under the Securities Act or any successor Form thereto, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.
2.41 “Plan” shall mean this Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan, as it may be amended from time to time.
2.42 “Prior Plan” shall mean the Third Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan.
2.43“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.44 “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
2.45“Restricted Stock” shall mean an award of Shares made under Article 7 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.
2.46“Restricted Stock Unit” shall mean a contractual right awarded under Section 8.4 hereof to receive in the future a Share or the cash value of a Share.

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2.47“Securities Act” shall mean the Securities Act of 1933, as amended.
2.48“Services Company” shall mean Rexford Industrial Realty and Management, Inc., a California corporation.
2.49“Services Company Director” shall mean a member of the Board of Directors of the Services Company.
2.50“Share Limit” shall have the meaning provided in Section 3.1(a) hereof.
2.51“Shares” shall mean shares of Common Stock.
2.52“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 9 hereof.
2.53“Stock Payment” shall mean a payment in the form of Shares awarded under Section 8.3 hereof.
2.54“Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the Partnership, the Services Company and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership, the Services Company and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership, the Services Company and/or by one or more Subsidiaries.
2.55“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.56“Successor Entity” shall have the meaning provided in Section 2.7(c)(i) hereof.
2.57“Termination of Service” shall mean:
(a)As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.
(b)As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Affiliate.
(c)As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Affiliate.
The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

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ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1.Number of Shares.
(a)Subject to Section 3.1(b) and Section 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) four million five hundred thousand (4,500,000) Shares, plus (ii) the number of Shares authorized for grants and available for issuance under the Prior Plan as of the Effective Date and the number of Shares subject to awards granted under the Prior Plan on or prior to the Effective Date that become available for issuance under the Plan pursuant to Section 3.1(b) hereof (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be the sum of (i) four million five hundred thousand (4,500,000) Shares and (ii) the number of Shares authorized for issuance upon the exercise of Incentive Stock Options under the Prior Plan as of the Effective Date. Subject to Section 12.2 hereof, each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limit set forth in Section 3.3 hereof. After the Effective Date, no awards may be granted under the Prior Plan; however, any awards under the Prior Plan that are outstanding as of the Effective Date shall continue to be subject to the terms and conditions of the Prior Plan.
(b)If any Shares subject to an Award or subject to an award granted under the Prior Plan prior to the Effective Date (a “Prior Plan Award”) (or portion thereof), in either case, are forfeited or expire or such Award or Prior Plan Award is settled for cash (in whole or in part), the Shares subject to such Award or Prior Plan Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award or, with respect to any Prior Plan Award, in the same number of Shares as were debited from the share limit applicable under the Prior Plan in respect of the grant of such Prior Plan Award (in each case, as may be adjusted in accordance with Section 12.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or stock option granted under the Prior Plan; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or a Prior Plan Award; (iii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under the Prior Plan that are not issued in connection with the stock settlement of the Stock Appreciation Right or stock appreciation right granted under the Prior Plan on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or stock options granted under the Prior Plan. Any Shares covered by an Award or Prior Plan Award that are repurchased by the Company under Section 7.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards (including dividend equivalents paid in cash in conjunction with any outstanding Prior Plan Awards) shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

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3.2.Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or, if authorized by the Board, Common Stock purchased on the open market.
3.3.Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be one million five hundred thousand (1,500,000) Shares and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more Awards payable in cash shall be ten million dollars ($10,000,000) (together, the “Individual Award Limits”).
3.4.Non-Employee Director Award Limit. The Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan, including setting the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time. Notwithstanding any provision in the Plan to the contrary, the sum of any cash compensation, taken together with the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards granted to a Non-Employee Director during any calendar year as compensation for services as a Non-Employee Director, shall not exceed the amount equal to $750,000 (the “Director Limit”) in the aggregate for such calendar year. For clarity, if a Non-Employee Director receives an Award representing compensation for more than one calendar year of service as a Non-Employee Director, then the value of such Award shall be calculated for purposes of this Section 3.4 as an Award for services over the applicable service period to which such Award pertains (rather than solely for services in the fiscal year of grant).
ARTICLE 4.
GRANTING OF AWARDS
4.1Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.
4.3Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b‑3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.
4.4At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.
4.5Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit or Individual Award Limits or the Director Limit contained in Sections 3.1, 3.3 and 3.4 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.
4.6Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

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ARTICLE 5.
GRANTING OF OPTIONS
5.1Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
5.2Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Section 424(e) and 424(f) of the Code, respectively) exceeds one hundred thousand dollars ($100,000), the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.
5.3Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
5.4Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service.
5.5Option Vesting.
(a)The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any Performance Goal, or any other criteria selected by the Administrator. At any time after the grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option.
(b)No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.
5.6Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.7Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

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ARTICLE 6.
EXERCISE OF OPTIONS
6.1Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.
6.2Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;
(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)In the event that the Option shall be exercised pursuant to Section 10.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d)Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2 hereof.
6.3Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years after the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Participant, or (b) one (1) year after the date of transfer of such Shares to such Participant.
ARTICLE 7.
RESTRICTED STOCK
7.1Award of Restricted Stock.
(a)The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.
7.2Rights as Stockholders. Subject to Section 7.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares shall be subject to the restrictions set forth in Section 7.3 hereof.
7.3Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s continued employment, directorship or consultancy with the Company, any Performance Goal, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and

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conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
7.4Repurchase or Forfeiture of Restricted Stock. If no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.
7.5Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
ARTICLE 8.
PERFORMANCE AWARDS; DIVIDEND EQUIVALENTS; STOCK PAYMENTS; RESTRICTED STOCK UNITS; PERFORMANCE SHARES; OTHER INCENTIVE AWARDS; LTIP UNITS
8.1Performance Awards.
(a)The Administrator is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more Performance Goals or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
(b)Without limiting Section 8.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of such Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
8.2Dividend Equivalents.
(a)Subject to Section 8.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to Shares covered by a Performance Award shall only be paid out to the Participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the Performance Award vests with respect to such Shares.
(b)Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
8.3Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon the attainment of such Performance Goals, or such other criteria as may be established by the Administrator, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.
8.4Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Goals or such other criteria, including service to the Company or any Affiliate, in each case, on a

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specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.
8.5Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of Performance Goals or such other performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.
8.6Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more Performance Goals or such other criteria determined appropriate by the Administrator.
8.7LTIP Units. The Administrator is authorized to grant LTIP Units in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.
8.8Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 8, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
8.9Exercise upon Termination of Service. Awards described in this Article 8 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including without limitation, a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.
ARTICLE 9.
STOCK APPRECIATION RIGHTS
9.1Grant of Stock Appreciation Rights.
(a)The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
(b)A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 9.1(c) hereof, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Right is granted.

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(c)Notwithstanding the foregoing provisions of Section 9.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
9.2Stock Appreciation Right Vesting.
(a)The Administrator shall determine the period during which the Participant shall vest in a Stock Appreciation Right and have the right to exercise such Stock Appreciation Rights (subject to Section 9.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any Performance Goal or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Stock Appreciation Right vests.
(b)No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.
9.3Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;
(c)In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right; and
(d)Full payment of the applicable withholding taxes for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2 hereof.
9.4Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.
ARTICLE 10.
ADDITIONAL TERMS OF AWARDS
10.1.Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the

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contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
10.2.Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
10.3.Transferability of Awards.
(a)Except as otherwise provided in Section 10.3(b) or (c) hereof:
(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;
(ii)No Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and
(iii)During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.
(b)Notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

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(c)Notwithstanding Section 10.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator prior to the Participant’s death.
10.4.Conditions to Issuance of Shares.
(a)Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.
(e)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
10.5.Forfeiture and Claw-Back Provisions.
(a)Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for cause; and
(b)All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of such Award, including without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation, the Company’s Compensation Recovery Policy, and any claw-back policy adopted to comply with the requirements of Applicable Law.

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10.6.Prohibition on Repricing. Subject to Section 12.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2 hereof, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.
10.7.Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
10.8.Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof, or (c) change in status (Employee to Director, Employee to Consultant, etc.), provided that such change does not affect the specific terms applying to the Participant’s Award.
10.9.Terms May Vary Between Awards. The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).
ARTICLE 11.
ADMINISTRATION
11.1Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.l or otherwise provided in the Company’s charter or Bylaws or any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6 hereof.
11.2Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 12.12 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b‑3 under the Exchange Act or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
11.3Action by the Committee. Unless otherwise established by the Board, in the Company’s charter or Bylaws or in any charter of the Committee or as required by Applicable Law or, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. To the greatest extend permitted by Applicable Law, each member of the Committee is entitled to, in good faith, rely or act

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upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
11.4Authority of Administrator. Subject to any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:
(a)Designate Eligible Individuals to receive Awards;
(b)Determine the type or types of Awards to be granted to each Eligible Individual;
(c)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance goal, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g)Determine as between the Company, the Services Company, the Partnership and any Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other Applicable Law;
(h)Decide all other matters that must be determined in connection with an Award;
(i)Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(j)Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and
(k)Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
11.5Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
11.6Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE 12.
MISCELLANEOUS PROVISIONS
12.1Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12.2 hereof, (i) increase the Share Limit or the Director Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6 hereof. Except as provided in Section 12.12 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. Notwithstanding anything herein to the contrary, no Award shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

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12.2Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Board may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit, the Director Limit and Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b)In the event of any transaction or event described in Section 12.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Board, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Board determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)To provide for either (A) termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2, the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Board in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;
(ii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);
(iv)To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and
(v)To provide that the Award cannot vest, be exercised or become payable after such event.
(c)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b) hereof:
(i)The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)The Board shall make such equitable adjustments, if any, as the Board in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit, the Director Limit and the Individual Award Limits).
The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.
(d)Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or an Affiliate) and a Participant, if a Change in Control occurs and a Participant’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then immediately prior to the Change in Control such outstanding Awards, to the extent

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not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable and shall be deemed exercised immediately prior to the consummation of such transaction, and all forfeiture, repurchase and other restrictions on such Awards shall lapse immediately prior to such transaction. If an Award vests and, as applicable, is exercised in lieu of continuation, conversion, assumption or replacement in connection with a Change in Control, the Administrator shall notify the Participant of such vesting and any applicable deemed exercise, and the Award shall terminate upon the Change in Control. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 12.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.
(e)The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(f)No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.
(g)The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(h)No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.
(i)In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.
12.3No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.
12.4Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
12.5Section 83(b) Election. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant (prospectively or retroactively) or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
12.6Grant of Awards to Certain Employees or Consultants. The Company, the Services Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy (which shall be deemed a part of this

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APPENDICES

Plan) or otherwise for the method by which Shares or other securities of the Company or the Partnership may be issued and by which such Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Shares or other securities by the Participant.
12.7REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:
(a)to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in the Company’s charter, as amended from time to time) or any other provision of Section 6.2.1 of the Company’s charter; or
(b) if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.
12.8Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
12.9Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and LTIP Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.
12.10Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
12.11Governing Law. The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.
12.12Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.
12.13No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.
12.14Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.
12.15Indemnification. To the extent allowable pursuant to Applicable Law and the Company’s charter and Bylaws, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or

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APPENDICES

proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
12.16Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
12.17Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

2026 PROXY STATEMENT	127

Rexford Industrial

11620 Wilshire Boulevard, Suite 1000
Los Angeles, CA 90025

www.rexfordindustrial.com

ANNUAL MEETING OF STOCKHOLDERS OF
REXFORD INDUSTRIAL REALTY, INC.
Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2026
The Notice of Annual Meeting, Proxy Statement, 2025 Annual Report and other SEC filings are available at the investor relations page of our website at www.rexfordindustrial.com.
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN
THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

ANNUAL MEETING OF STOCKHOLDERS OF

REXFORD INDUSTRIAL REALTY, INC.

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **+1-201-299-4446** worldwide from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by phone until 11:59 P.M. Eastern Time on May 18, 2026.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the virtual meeting, please visit https://edge.media-server.com/mmc/p/3c23tiq6 (password: **rexford2026**) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report on Form 10-K are available at https://www.astproxyportal.com/ast/18440

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333333030303100 9 051926

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3, AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

1. Election of Directors:

	FOR	AGAINST	ABSTAIN
Robert L. Antin	☐	☐	☐
Laura Clark	☐	☐	☐
Diana J. Ingram	☐	☐	☐
Angela L. Kleiman	☐	☐	☐
Debra L. Morris	☐	☐	☐
Tyler H. Rose	☐	☐	☐
David P. Stockert	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING VIRTUALLY. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

REXFORD INDUSTRIAL REALTY, INC.

Annual Meeting of Stockholders

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Laura Clark and David Lanzer, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Rexford Industrial Realty, Inc., to be held on May 19, 2026, at 9:00 A.M. virtually at https://edge.media-server.com/mmc/p/3c23tiq6 (password: **rexford2026**).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on the reverse side.)

1.1

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